    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 11, 2007


                                                     REGISTRATION NO. 333-140533

================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                 Amendment No. 1


                                   ----------

                                  CATUITY INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                           7371                  38-3518829
(STATE OR OTHER JURISDICTION          (PRIMARY STANDARD         (I.R.S. EMPLOYER
      OF INCORPORATION            INDUSTRIAL CLASSIFICATION      IDENTIFICATION
      OR ORGANIZATION)                   CODE NUMBER)                NUMBER)

                          300 PRESTON AVENUE SUITE 302
                            CHARLOTTESVILLE, VA 22902
                                 (434) 979-0724
                        (ADDRESS AND TELEPHONE NUMBER OF
          PRINCIPAL EXECUTIVE OFFICES AND PRINCIPAL PLACE OF BUSINESS)

                                 DEBRA R. HOOPES
                             CHIEF FINANCIAL OFFICER
                          300 PRESTON AVENUE SUITE 302
                            CHARLOTTESVILLE, VA 22902
                                 (434) 979-0724
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   ----------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement as determined by market conditions.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


================================================================================
                                            PROPOSED
                                             MAXIMUM    PROPOSED
                                            OFFERING     MAXIMUM
       TITLE OF                AMOUNT         PRICE     AGGREGATE     AMOUNT OF
EACH CLASS OF SECURITIES        TO BE          PER      OFFERING    REGISTRATION
   TO BE REGISTERED          REGISTERED      UNIT(1)    PRICE (1)        FEE
--------------------------------------------------------------------------------
Common Stock, $.001 par
   value per share,
   underlying
   convertible preferred
   stock                   215,385 shares     $3.25    $  700,000      $ 74.90
--------------------------------------------------------------------------------
Common Stock underlying
   convertible
   debentures              553,847 shares     $3.25    $1,800,000      $192.60
--------------------------------------------------------------------------------
Total                      769,232 shares              $2,500,000      $267.50
================================================================================


----------
(1) Calculated solely for the purposes of determining the registration fee pursuant to Rule 457(g) promulgated under the Securities Act of 1933, as amended.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITY HOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT CATUITY INC. FILES WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED APRIL 11, 2007


PROSPECTUS

                                 (CATUITY LOGO)
                           REACH - REWARD - RETAIN(R)

                         769,232 SHARES OF COMMON STOCK

     We have prepared this prospectus to allow the Selling Security Holders to offer for resale up to 769,232 shares of our common stock to be issued by us to the Selling Security Holders pursuant to conversion of convertible notes and shares of convertible preferred stock that we sold to the Selling Security Holders in a private placement completed on November 22, 2006 and approved by our stockholders on February 5, 2007.


     The shares of common stock offered by this prospectus could be sold in several ways, including in the open market or otherwise at prevailing market prices at the time of sale, in privately negotiated transactions at prices agreed upon by the parties or through any other means described under the heading "Plan of Distribution" beginning on page 45. The Selling Security Holders may elect to sell all, a portion of, or none of the shares of common stock offered hereby. Our company is not selling any shares of common stock in this offering and therefore we will not receive any proceeds from any sale of securities offered by this prospectus. We are registering the shares of common stock offered under this prospectus to satisfy registration rights that we granted to the Selling Security Holders in connection with the purchase of the common stock by the Selling Security Holders. We have agreed to pay for all expenses in connection with the registration of the securities offered by this prospectus.



     Our common stock is quoted on the NASDAQ Capital Market under the symbol "CTTY" and is traded on the Australian Stock Exchange under the symbols "CAT" and "CATN". On April 9, 2007, the last sales price of our common stock as reported on the NASDAQ Capital Market was $2.21 per share.


     No underwriter or any other person has been engaged to facilitate the sale of the securities in this offering.

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK THAT IS DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 7 OF THIS PROSPECTUS. WE URGE YOU TO CAREFULLY READ THE "RISK FACTORS" SECTION BEFORE YOU MAKE YOUR INVESTMENT DECISION.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE COMMON STOCK OFFERED HEREBY OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                THE DATE OF THIS PROSPECTUS IS APRIL 11, 2007.

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----
                                     PART I

FORWARD LOOKING INFORMATION .............................................      4
PROSPECTUS SUMMARY ......................................................      5
ABOUT THE OFFERING AND THIS PROSPECTUS ..................................      5
RISK FACTORS ............................................................      7
USE OF PROCEEDS .........................................................     16
DESCRIPTION OF BUSINESS .................................................     16
DESCRIPTION OF PROPERTY .................................................     21
LEGAL PROCEEDINGS .......................................................     22
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS ............     22
DIRECTOR AND EXECUTIVE COMPENSATION .....................................     24
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT ..........     27
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ..........................     28
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION ...............     28
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS ................     34
DESCRIPTION OF SECURITIES ...............................................     35
SELLING SECURITY HOLDERS ................................................     44
PLAN OF DISTRIBUTION ....................................................     45
EXPERTS .................................................................     46
LEGAL MATTERS ...........................................................     46
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
   LIABILITIES ..........................................................     47
WHERE YOU CAN FIND MORE INFORMATION .....................................     47
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
   DISCLOSURE ...........................................................     48

                                     PART II

INFORMATION NOT REQUIRED IN PROSPECTUS ..................................     48
   INDEMNIFICATION OF DIRECTORS AND OFFICERS ............................     48
   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION ..........................     48
   RECENT SALES OF UNREGISTERED SECURITIES ..............................     48
   EXHIBITS .............................................................     49
   UNDERTAKINGS .........................................................     49
INDEX TO FINANCIAL STATEMENTS ...........................................    F-1

                PART I - INFORMATON REQUIRED TO BE IN PROSPECTUS

                           FORWARD LOOKING INFORMATION

     This document includes "forward-looking" statements within the meaning of the Private Securities Litigation Act of 1995. This Act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the expected results. All statements other than statements of historical fact made in this document are forward looking. In some cases, they can be identified by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," or "continue," the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should consider various factors that may cause actual results to differ materially from any forward-looking statements.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, levels of activity, performance or achievement. Moreover, neither we nor any other person assumes liability for the accuracy and completeness of the forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: changes in currency exchange rates from period to period, inflation rates in the United States and Australia, recession, and other external economic factors over which the Company has no control; the timing and speed with which our major customers and prospects execute their plans for the use of our loyalty software and services; continued development of the Company's software products; competitive product and pricing pressures; use of internally developed software applications; patent and other litigation risks; the risk of key staff leaving the Company; the risk that major customers of the Company's products and services reduce their requirements or terminate their arrangements with the Company; as well as other risks and uncertainties, including but not limited to those detailed from time to time in the Company's Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section entitled "Risk Factors" and our consolidated financial statements and the related notes. In this prospectus, we refer to Catuity Inc. and our wholly owned subsidiary, Loyalty Magic Pty Ltd as "our company," "we," "us" and "our."

     Catuity provides technology-based solutions to retailers that are designed to increase the profit they receive from their customers at the Point of Sale
(POS). Today, the Company sells a hosted, ASP-based system that enables the processing of member-based loyalty programs and which can deliver customized discounts, promotions, rewards and points-based programs which are designed to help retailers find, keep and profit from their best customers. The Company also enables gift card solutions. In late 2004, the Company introduced the first version of its new platform, the Catuity Advanced Loyalty System (CALS). The system enables robust and highly customizable programs which work on a retailer's payments terminals, Electronic Cash Register and on their internal store networks. Catuity also offers IT services to retailers to support their POS systems maintenance and custom development needs for both the deployment of our technology solution and those of third parties which also touch the point of sale.

     Our executive offices are located at 300 Preston Avenue, Suite 302, Charlottesville, VA 22902, and our telephone number is (434) 979-0724. We maintain a site on the World Wide Web at the address http://www.catuity.com. The information on our web site is not a part of this prospectus or incorporated by reference herein.

     WE URGE YOU TO REFER TO THE SECTION ENTITLED "RISK FACTORS" FOR AN EXPLANATION OF THE RISKS OF INVESTING IN OUR COMMON STOCK.

                     ABOUT THE OFFERING AND THIS PROSPECTUS

     This prospectus covers the resale of up to 769,232 shares of Common Stock by the Selling Security Holders identified in this prospectus under the section of this document titled "Selling Security Holders."


     On November 22, 2006, we entered into a Securities Purchase Agreement with the Selling Security Holders, pursuant to which we sold or issued to the Selling Security Holders $1,800,000 in aggregate principal amount of our 10% Senior Convertible Notes (we refer to the 10% Senior Convertible Notes as the Senior Notes, Convertible Notes or Convertible Debentures), 700 shares of Series A Convertible Preferred Stock ($700,000 aggregate stated value) (we refer to the Series A Convertible Preferred Stock as the Preferred Stock or Preferred Shares), and warrants (the "Warrants") to purchase 357,143 shares of our Common Stock (the "Private Placement"). The Convertible Notes and Preferred Shares were issued at 90% of face or stated value, for aggregate gross proceeds to us (before deduction of advisory and other transaction-related fees and expenses) of $2,250,000. The Warrants were issued as an additional inducement to the Selling Security Holders.



     The Private Placement was made in a transaction that was exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") pursuant to Regulation D promulgated thereunder. Pursuant to a Registration Rights Agreement entered into pursuant to the Securities Purchase Agreement, we agreed to file a registration statement under the Securities Act registering the resale of the common shares that are issuable on conversion of the Convertible Notes and Preferred Shares that were issued in the Private Placement.



     The Convertible Notes bear interest at 10% per annum and mature 36 months from the date of issuance. We began making interest-only payments on the Convertible Notes on December 1, 2006 and will begin making monthly payments of principal and interest on the Convertible Notes on December 1, 2007. The indebtedness represented by the Convertible Notes is secured by a blanket lien on substantially all of our and our subsidiaries' assets. The indebtedness due under the Convertible Notes can be accelerated upon a change of control or following an event of default, which includes customary events such as nonpayment of interest and breach of restrictive covenants. We may prepay or redeem the Convertible Notes at any time upon repayment of 120% of the outstanding principal plus accrued but unpaid interest.



     The Preferred Shares provide for cumulating, monthly preferred dividends at the rate of 10% of stated value. The Preferred Shares have no voting rights, and are not subject to mandatory redemption.



     The Warrants are exercisable for a period of five (5) years with an initial exercise price equal to $3.58 per common share. The Warrants contain a cashless exercise feature and full-ratchet and other standard anti-dilution protection.

     The Convertible Notes and Preferred Shares are convertible, at the election of the holder, into shares of our Common Stock at $3.25 per share (subject to downward adjustment as a result of full-ratchet and other standard anti-dilution protection). In the short-term we have the intention, and a reasonable basis to believe that we will have the ability, to make all payments on the Convertible Notes and Preferred Shares. However, as noted in the section entitled "Risk Factors" included in this prospectus, additional financing will be required by mid-year in order to meet liquidity needs. The liquidity needs include required debt service payments.



     We paid the placement agent for the financing (Broadband Capital Management, LLC) a fee of 7% of the gross cash proceeds we received in the financing, together with reimbursement of its actual expenses. We paid the lead investor's due diligence and legal fees and expenses and all of our own legal and professional fees and expenses. The total legal and due diligence costs we incurred as a result of the financing was approximately $120,000.


     The foregoing discussion is qualified in its entirety by reference to the documents and agreements executed in connection with the Private Placement, all of which are attached to our Form 8-K filed November 22, 2006 and incorporated herein by this reference.


     The Selling Security Holders will acquire the shares offered by this prospectus from us by conversion of the Convertible Notes and Preferred Shares they now hold. We will not receive any proceeds from the resale of shares by any Selling Security Holder. We have agreed to bear all expenses of registration of the Common Stock offered by this prospectus.


     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the "SEC") utilizing a "shelf" registration process. Under the shelf registration process, the Selling Security Holders may, from time to time, sell the Common Stock described in this prospectus. We may prepare a prospectus supplement at any time to add, update or change the information contained in this prospectus. This prospectus does not contain all the information you can find in the registration statement or the exhibits filed with or incorporated by reference into the registration statement. You should read this prospectus and any prospectus supplement together with the registration statement, the exhibits filed with or incorporated by reference into the registration statement and the additional information described under the section of this document titled "Where You can Find More Information."

                                  RISK FACTORS

     The Company's business, financial condition and operating results could be adversely affected by any of the following factors. These risks and uncertainties, however, are not the only ones that the Company faces. Additional risks and uncertainties not currently known to the Company, or that the Company currently thinks are immaterial, may also impair its business operations.

    FACTORS AFFECTING OUR OPERATING RESULTS, OUR BUSINESS AND OUR SHARE PRICE

                          RISKS RELATED TO OUR BUSINESS

WE ANTICIPATE THAT OUR BUSINESS WILL NOT GENERATE SUFFICIENT CASH FLOW TO SUSTAIN THE CURRENT LEVEL OF OPERATIONAL ACTIVITY AND ADDITIONAL CASH RESOURCES WILL BE NEEDED.


     The consolidated financial statements contained in this prospectus have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business and continuation of the Company as a going concern. Liquidation values may be substantially different from carrying values as shown and these consolidated financial statements do not give effect to adjustments, if any, that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.


     For the years ended December 31, 2006 and 2005, the Company incurred net losses of $4,232,738 and $2,981,030, respectively. As of December 31, 2006, the Company had an accumulated deficit of $41,936,663 and insufficient cash on hand to meet its expected liquidity requirements for 2007. These factors raise substantial doubt as to the Company's ability to continue as a going concern.

     Management's strategy in 2007 consists of the following components: 1) to remain focused on offering our core customer base -- retailers and their partners -- a broad range of products, services and programs to help them reach, reward and retain their customers; 2) to raise additional debt and/or equity financing to allow the Company to continue in operation and satisfy its financial obligations; and 3) to complete one or more strategic acquisitions.

     Management currently estimates that additional debt and/or equity financing will be required during the second quarter of 2007 in order to meet expected liquidity requirements for the balance of 2007. The Company was successful in raising capital during the years ended December 31, 2006 and 2005. However, there can be no assurance that the Company will continue to be able to raise additional funds as necessary, nor can there be any assurance that additional funds, if available, will be on terms satisfactory to the Company or that they will not have a significant dilutive effect on existing stockholders.

     Management's focus in evaluating potential acquisition candidates is to identify companies that are in a similar line of business that fit with our strategy, have achieved and sustained profitability, and generate positive cash flow from operations. Management currently estimates that the Company will not achieve profitability by the end of 2008 unless it is successful in completing one or more acquisitions. However, there can be no assurance that management will be able to complete such an acquisition, nor can there be any assurance that an acquisition, if completed, will not have a significant dilutive effect on existing stockholders.

     Although management believes that its efforts in obtaining additional financing and completing one or more strategic acquisitions will be successful, there can be no assurance that its efforts will ultimately be successful. In the event that management is unable to raise additional capital from external sources, or is unable to successfully complete an acquisition of a profitable company, the Company may be forced to curtail or cease operations.

     WE HAVE A HISTORY OF LOSSES.


     As of December 31, 2006 we had an accumulated deficit of $41,936,663. To date, we have not achieved profitability. While management believes our strategies will be successful, there can be no assurance that our business strategies will be successful or that significant revenues or profitability will be achieved. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on an ongoing basis. Our auditor's opinion on our consolidated financial statements contained in this prospectus cautions the reader that there is substantial doubt about our ability to continue operating as a going concern. Accordingly, customer perceptions concerning our financial condition may adversely affect their decisions to do business with us.


     In 2004, Catuity underwent a significant change in its business strategy following the decision of a large U.S. chain retailer to stop issuing smart cards to its customers that held their Visa co-branded credit card. This resulted in Catuity adopting a change in its business strategy in the 3 rd quarter of 2004. As of September 30, 2004, the accumulated deficit stood at $33,528,279 and since that time has increased by $8,403,384 as of December 31, 2006. We currently anticipate that we will need additional outside capital before the end of the second quarter of 2007.


     WE MAY BE ADVERSELY AFFECTED IF WE FAIL TO RETAIN KEY PERSONNEL AND ATTRACT NEW QUALIFIED PERSONNEL.

     Our operations will depend on our ability to attract new key personnel and retain existing key personnel. We have from time to time in the past experienced, and we expect to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. If we are unable to hire or retain key employees, our business, results of operations and financial condition will be harmed.

     WE WILL BE ADVERSELY AFFECTED IF OUR CALS PRODUCT DOES NOT ACHIEVE MARKET ACCEPTANCE.

     We will be adversely affected if our software, the Catuity Advanced Loyalty Systems ("CALS") introduced in late 2004, does not achieve market acceptance. There can be no assurance that the product will perform all the desired functions, or offer sufficient price/performance benefits or meet the technical or other requirements of customers. Despite product testing and client adoption and usage in 2006, there can be no assurance that all performance errors or deficiencies have been discovered and remedied, that additional errors or deficiencies will not occur, or if they occur, that we will be able to correct such errors and deficiencies.

     FAILURE TO OBTAIN CERTIFICATIONS IN A TIMELY MANNER.

     To deploy our technology on behalf of a client, Catuity must install a specialized application in the point of sale device used by its client. Because of the diverse range of payment terminals, readers, electronic cash registers and proprietary checkout systems used by merchants and retailers, Catuity must certify its application to meet the standards of the independent manufacturers of each model and series of terminals. Equally important, in some cases, Catuity's POS application must be certified by the payments processor who manages payment transactions for merchants and retailers. Catuity has been successful in previous efforts with market leaders in terminal manufacturing including Verifone, Hypercom and Schlumberger. However, we can make no assurance that the Company will be able to obtain future certifications in a timely manner. If we fail to obtain the necessary certifications, it could have a material adverse impact us, including the loss of existing business, extended delays in closing new business and/or the impairment of future revenues.

     SALES ACTIVITIES WITH PROSPECTIVE CUSTOMERS MAY NOT GENERATE REVENUE FOR THE COMPANY.

     The success of our operations will be highly dependent on our ability to generate revenue from current and future prospective customers. While management believes that the Company will be successful in generating revenue from prospective customers there can be no assurance of the level of revenue that will be generated.

     PLANNED ACQUISITIONS MAY NOT OCCUR OR MAY NOT GENERATE ANTICIPATED RESULTS.

     A critical aspect of the Company's future is dependent upon acquiring new businesses that are both profitable and cash flow positive. We believe that we can acquire the types of new businesses that will enable the Company to grow, profit and become more valuable. There is no assurance that we will be successful in our efforts to close these acquisitions, and even if we do, the anticipated results from the acquisitions may not meet our expectations.

                          RISKS RELATED TO OUR INDUSTRY

    COMPETITION IN THE APPLICATION SOFTWARE INDUSTRY COULD HARM OUR BUSINESS.

     The application software industry is highly competitive, rapidly developing and subject to constant innovation and change. Numerous other companies operate incentive marketing programs using both electronic and paper based systems, both for retail stores and the Internet. Many of these companies have significantly longer operating histories, greater name recognition, larger customer bases and greater financial, technical and marketing resources than we do.

     Our competitors may respond more quickly than we can to changing technologies and customer requirements. For example, these competitors may:

     -    conduct more extensive marketing campaigns to capture market share;

     -    provide more attractive incentive and pricing packages to customers;

     - negotiate more favorable contracts with existing and potential employees and strategic partners;

     - establish cooperative relationships among themselves or with third parties, including large Internet participants, to increase the ability of their products and services to address the needs of prospective customers;

     - bundle their products with other software or hardware, including operating systems and browsers, in a manner that may discourage users from purchasing products offered by us;

     - establish cooperative relationships with our current or potential competitors, thereby limiting our ability to sell our products through particular reseller channels; and

     - more quickly develop new products and services or enhance existing products and services.

     Our ability, and the ability of our resellers, to compete effectively in the market for application software for incentive and loyalty marketing programs will depend upon a variety of factors, including our ability to provide high quality products and services at prices generally competitive with, or lower than, those charged by our competitors. There can be no assurance that we will be able to compete successfully. Moreover, there can be no assurance that certain of our competitors will not be better situated to negotiate contracts with retailers and resellers that are more favorable than contracts we negotiate. In addition, there can be no assurance that the competition from existing or new competitors or a decrease in the rates charged for products and services by our competitors will not materially and adversely affect us.

     NEW TECHNOLOGIES COULD RENDER OUR PRODUCT OBSOLETE.

     The application software business is characterized by rapid technological change, new product introduction and evolving industry standards. Advances in applications software or the development of entirely new technologies to replace existing applications software could render our product obsolete and unmarketable. Our success will depend, in significant part, on our ability to make timely and cost- effective enhancements and additions to our technology and to introduce new products and services that meet customer demands. There can be no assurance that we will be successful in developing new products, services and enhancements. Delay in the introduction of new products, enhancements or services, the inability to develop such new products, enhancements or services or their failure to achieve market acceptance could have a material adverse effect on us.

     WE MAY FACE RISKS RELATED TO THE STORAGE OR PROVISION OF INACCURATE OR CONFIDENTIAL INFORMATION.

     It is possible that information provided through the use of our product or information that is copied and stored by customers that have deployed our product may contain errors. In such event, third parties could make claims against us for losses incurred in reliance on such information. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability or legal defense expenses that is not covered by insurance or that is in excess of insurance coverage could have a material adverse effect on our business, financial condition and results of operations.

     In addition, from time to time, persons may unlawfully obtain information concerning a customer's or retailer's program by unlawfully utilizing access numbers, passwords and personal identification numbers. No assurance can be given that future losses due to claims by third parties for unauthorized use will not be material. We maintain no reserves for such risks.

     There can be no assurance that our risk management practices will be sufficient to protect us from unauthorized thefts of information that could have a material adverse effect on us.

     WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS FOR USE OR MISUSE OF OUR PRODUCT.

     Retailers rely on our product in connection with providing promotions that have a direct financial impact on their businesses and their customers. Use or misuse of our product, whether due to accident, employee fraud, or otherwise, may result in unintended or undesirable consequences that could result in financial or other damages to our customers and to our customers' customers. A product liability claim brought against us, even if not successful, would likely be time consuming and costly and could have a material adverse effect on us.

     WE MAY FACE RISKS RELATED TO THE USE OF ELECTRONIC PAYMENT CARDS.

     Portions of our software may be integrated with or co-reside with a range of third party payment and other software. For example, a payment card number may be used as an identifier with our product. Alternatively, a portion of the software comprising our product may be added to existing or new POS devices, so that such software co-resides with payment programs. On the Internet and in other environments, a portion of our software may be integrated with a third party supplied e-commerce program. There can be no assurances that such integration or co-residence will not adversely affect the payment system, potentially giving rise to a claim that may have a material adverse effect on our business, financial condition and results of operations. In addition, if our customers experience problems with a payment system, it may be difficult to determine if those problems originate from our product or other products with which ours co-reside. Such difficulty may delay resolution of any such problem and prove costly to us.

     WE MAY BE AFFECTED BY POTENTIAL PRIVACY REGULATION.

     The Federal Trade Commission is considering the adoption of regulations regarding the collection and use of personal information obtained from individuals when accessing Internet sites. These regulations could restrict our ability to provide demographic data to retailers. At the international level, the European Union has adopted a directive that will impose restrictions on the collection and use of personal data. These developments could have an adverse effect on our business, results of operations and financial condition.

     WE MAY FACE INCREASED GOVERNMENTAL REGULATION AND LEGAL UNCERTAINTIES.

     Catuity will host or manage confidential customer information on behalf of our clients. Certain high profile cases of customer information being compromised have heightened concerns among our prospects, investors and state and federal legislators about the need to ensure that the information of individuals be protected. Since Sept. 11, 2001, regulation of public and non-public information has increased significantly. Even though Catuity's customers generally seek written permission from loyalty program participants to collect and use information on their shopping behavior, the Company cannot ensure that its customers will comply with appropriate regulations or industry best practices. The gift card industry also continues to face regulatory, legislative and judicial scrutiny. Attorney Generals have initiated lawsuits against high profile gift card providers targeting their disclosure and management practices. Proposed state and federal legislation, such as the Fair Gift Card Act, is specifically directed at "escheatment", "breakage" and liability management practices of card issuers. Broadly, this concerns the level of required disclosure to consumers about fees and charges associated with their accounts. To manage these risks, Catuity takes appropriate and customary steps in our client agreements and through our operational procedures. Catuity has no control over the pricing, disclosure and management strategies of its clients and cannot ensure that our clients will comply with appropriate regulations or industry best practices. To the extent that Catuity's customers face regulatory, legislative or judicial action, the Company could be made a party to those actions. These could materially and adversely affect us.

     Catuity is in the business of managing vital business information on behalf of our clients. This includes, but is not limited to, customer data, purchase behavior, and payment transaction information. A myriad of laws, regulations and industry standards apply to the management of this information across all the jurisdictions in which we do business. A failure to comply with these laws, regulations and standards - even if it were unintentional - could result in financial penalties, additional cost to come into compliance, and loss of reputation that could harm our business and impair our ability to meet our strategic objectives. We make ongoing efforts to remain up to date on current and pending changes in these laws, regulations and standards and to ensure that our business practices meet or exceed applicable requirements. Further, while we are not responsible for our clients' compliance, we make efforts to encourage best practices by our clients and to actively support industry groups which monitor, lobby for, and advocate regulation of our industry.

     WE MAY FACE INTELLECTUAL PROPERTY CHALLENGES.

     Our success and ability to compete are substantially dependent on our proprietary technology and trademarks, which we attempt to protect through a combination of patent, copyrights, trade secret and trademark laws as well as confidentiality procedures and contractual provisions. However, any steps we take to protect our intellectual property may be inadequate, time consuming and expensive, and there can be no assurance that the steps taken by us will prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as do the laws of the United States. In addition, we may infringe upon the intellectual property rights of third parties, including third party rights in patents that have not yet been issued. Third-party infringement claims involving Internet technologies and software products may increase. Any claims regarding the rights of third parties, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms favorable to us, if at all. We have agreed, and may agree in the future, to indemnify certain of our customers against claims that our products infringe the intellectual property rights of others. We could incur substantial costs in defending our sellers and our customers against infringement claims. A successful claim of product infringement against us and our failure or inability to license the infringed or similar technology could have a material adverse effect on our business, financial condition and results of operations.

     We have applied in the past for patents in relation to the method of operation of incentive marketing programs using electronic means. We cannot assure you that our patent applications will be approved. Moreover, even if approved, they may not provide us with any competitive advantages or may be challenged by third parties. In recent times a number of patents have been granted in this area. Although we are not aware of any issued patent that our product would infringe, legal standards relating to the validity, enforceability and scope of intellectual property rights in Internet-related industries and use of electronic data for granting of benefits and rewards are uncertain and still evolving, and the future viability or value of any of our intellectual property rights is uncertain.

CORPORATE AND MARKET RISKS

     OUR TRADING VOLUME MAY BE LOW AND OUR SHARE PRICE MAY BE VOLATILE.


     We are currently listed on two exchanges, the ASX in Australia, and the NASDAQ Capital Market in the United States. There can be no assurance that an adequate volume of trading in our shares will be achieved and maintained, on NASDAQ or the ASX, in order to provide liquidity for our stockholders. Trading volume in Catuity shares on NASDAQ and the ASX has been mixed with low volume days and some very active periods. In 2006 the combined average daily trading volume was of 92,380 shares while the average was 266,864 shares per day in 2005.


     The market price of our common stock may fluctuate significantly in response to the following factors, some of which are beyond our control:

     - variations in actual or anticipated quarterly or annual operating results;

     -    changes in financial estimates by securities analysts;

     -    changes in market valuations of loyalty software & service companies;

     - announcements by us of significant contracts, reseller arrangements, strategic partnerships, joint ventures or capital commitments;

     -    additions or departures of key personnel;

     -    sales of common stock or termination of stock transfer restrictions;
          and

     - fluctuations in stock market price and volume, which are particularly common among securities of small technology companies.

     The market prices and volumes of the common stock of many publicly held technology based companies have in the past been, and can in the future be expected to be, especially volatile, which could cause the market price of our common stock to fall for reasons not necessarily related to our business, results of operations or financial condition. The market price of our stock also might decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. Accordingly, you may not be able to resell your shares of common stock at or above the price you paid. In the past, following a period of volatility in the market price of a company's securities, securities class action litigation often has been instituted against such a company. Any such litigation could result in substantial costs and a diversion of management's attention and our resources.

     WE MAY BE SUBJECT TO ARBITRAGE RISKS.

     Investors may seek to profit by exploiting the difference, if any, in the price of our stock on the ASX and NASDAQ. Such arbitraging activities could cause our stock price in the market with the higher value to decrease to the price set by the market with the lower value.

     COMPLYING WITH NASDAQ'S CONTINUED LISTING REQUIREMENTS.

     We have experienced difficulty in the past maintaining all of NASDAQ's continued listing requirements, due to the small size of our Company. The requirements for continued listing on the NASDAQ Capital Market are as follows:

     (1) either (a) stockholders' equity of $2,500,000, (b) net income in the most recently completed fiscal year or in two of the last three years of $500,000, or (c) market capitalization of $35,000,000;

     (2) a public float of 500,000 shares;

     (3) a market value of public float of $1,000,000;

     (4) a minimum bid price of $1.00 per share;

     (5) at least two market makers;

     (6) at least 300 round lot stockholders; and

     (7) compliance with NASDAQ corporate governance rules.

     CERTAIN DELAWARE ANTI-TAKEOVER PROVISIONS MAY PRODUCE RESULTS DISFAVORED BY OUR SHAREHOLDERS.

     Provisions of Delaware law could make it more difficult for a third party to acquire control of us without the consent of our board of directors, even if our stockholders favored such a change. We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a publicly held Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless:

     - prior to such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced; and

     - on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines "business combination" to include:

     - any merger or consolidation involving the corporation and the interested stockholder;

     - any sale, transfer, pledge or other disposition of 10% or more of our assets involving the interested stockholder;

     - subject to certain exceptions, any transaction that results in the issuance or transfer by us of any of our stock to the interested stockholder;

     - any transaction involving us that has the effect of increasing the proportionate share of the stock of any class or series beneficially owned by the interested stockholder; and

- the receipt by the "interested stockholder" of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by us or through the corporation.

     In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

     CHANGES IN, OR INTERPRETATIONS OF, ACCOUNTING RULES AND REGULATIONS, SUCH AS EXPENSING OF STOCK OPTIONS, COULD RESULT IN UNFAVORABLE ACCOUNTING CHARGES.

     We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. These principles are subject to interpretation by the SEC and various bodies formed to interpret and create appropriate accounting policies. A change in these policies can have a significant effect on our reported results and may even retroactively affect previously reported transactions. In particular, the FASB recently enacted SFAS No. 123(R) (revised 2004), "Share-Based Payment" ("SFAS 123(R)") which we adopted effective January 1, 2006. As a result, because SFAS 123(R) requires the expensing of share based payments, it will have an adverse effect on our reported financial results.

     THE APPLICATION OF THE PENNY STOCK RULES COULD ADVERSELY AFFECT TRADING IN OUR COMMON STOCK.

     Our shares have frequently traded at prices below $5.00 per share. While trading below $5.00 per share, our common stock is considered to be a "low-priced" security under the "penny stock" rules promulgated under the Securities Exchange Act of 1934. The "penny stock" rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). In accordance with these rules, broker-dealers participating in transactions in low-priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer's duties in selling the stock, the customer's rights and remedies and certain market and other information. Furthermore, the broker-dealer must make a suitability determination approving the customer for low-priced stock transactions based on the customer's financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent from the customer, and provide monthly account statements to the customer. The effect of these restrictions will probably decrease the willingness of broker-dealers to make a market in our common stock, decrease liquidity of our common stock and increase transaction costs for sales and purchases of our common stock as compared to other securities.

     Stockholders should be aware that, according to Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

     NASD SALES PRACTICE REQUIREMENTS MAY ALSO LIMIT A STOCKHOLDER'S ABILITY TO BUY AND SELL OUR STOCK.

     In addition to the "penny stock" rules described above, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities - which will be the case if and when our stock is trading below $5.00 per share (which it frequently has) - to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

     WE DO NOT ANTICIPATE PAYING ANY CASH DIVIDENDS IN THE FORESEEABLE FUTURE, WHICH MAY REDUCE YOUR RETURN ON AN INVESTMENT IN OUR COMMON STOCK.


     Other than the dividends owed to holders of the Preferred Shares, we plan to use all of our earnings, to the extent we have earnings, to fund our operations. We do not plan to pay any cash dividends in the foreseeable future. We cannot guarantee that we will, at any time, generate sufficient surplus cash that would be available for distribution as a dividend to the holders of our common stock. Therefore, any return on your investment would derive from an increase in the price of our stock, which may or may not occur.


     SUBSTANTIAL FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET MAY DEPRESS OUR STOCK PRICE.


     Upon effectiveness of our pending registration statement, and based on the number of shares outstanding as of December 31, 2006, we will potentially have 3,011,575 registered shares outstanding. Upon conversion of the outstanding Series A Preferred Stock and Senior Convertible Notes, the shares that are pending registration will be freely tradable without restriction or further registration under the federal securities laws, subject in some cases to volume and other limitations.


     If our stockholders sell substantial amounts of common stock in the public market, or the market perceives that such sales may occur, the market price of our common stock could fall. The sale of a large number of shares could impair our ability to raise needed capital by depressing the price at which we could sell our common stock.

     WE MAY RAISE ADDITIONAL CAPITAL THROUGH A SECURITIES OFFERING THAT COULD DILUTE YOUR OWNERSHIP INTEREST AND VOTING RIGHTS.

     The power of the board of directors to issue shares of common stock, preferred stock or warrants or options to purchase shares of our stock is generally not subject to stockholder approval.


     We anticipate that we will require additional financing before the end of the second quarter of 2007 to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the holders of our common stock. The issuance of additional common stock or securities convertible into common stock by our board of directors will also have the effect of diluting the proportionate equity interest and voting power of holders of our common stock.


     OUR INCORPORATION DOCUMENTS AND DELAWARE LAW MAY INHIBIT A TAKEOVER THAT STOCKHOLDERS CONSIDER FAVORABLE AND COULD ALSO LIMIT THE MARKET PRICE OF YOUR STOCK, WHICH MAY INHIBIT AN ATTEMPT BY OUR STOCKHOLDERS TO CHANGE OUR DIRECTION OR MANAGEMENT.

     Our amended and restated certificate of incorporation and bylaws contain provisions that could delay or prevent a change in control of our company. Some of these provisions:

     - authorize our board of directors to determine the rights, preferences, privileges and restrictions granted to, or imposed upon, the preferred stock and to fix the number of shares constituting any series and the designation of such series without further action by our stockholders;

     - establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting; and

     In addition, we are governed by the provisions of Section 203 of Delaware General Corporate Law. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us, which may prevent or frustrate any attempt by our stockholders to change our management or the direction in which we are heading. These and other provisions in our amended and restated certificate of incorporation and bylaws and under Delaware law could reduce the price that investors might be willing to pay for shares of our common stock in the future and result in the market price being lower than it would be without these provisions.

     New rules, including those contained in and issued under the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to obtain or retain listing of our common stock.

     We may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of the recent and currently proposed changes in the rules and regulations which govern publicly-held companies, including, but not limited to, certifications from executive officers and requirements for financial experts on the board of directors. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in the issuance of a series of new rules and regulations and the strengthening of existing rules and regulations by the SEC. Further, certain of these recent and proposed changes heighten the requirements for board or committee membership, particularly with respect to an individual's independence from the corporation and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, the management of our business could be adversely affected.

     OUR INTERNAL CONTROLS OVER FINANCIAL REPORTING MAY NOT BE EFFECTIVE, AND OUR INDEPENDENT AUDITORS MAY NOT BE ABLE TO CERTIFY AS TO THEIR EFFECTIVENESS, WHICH COULD HAVE A SIGNIFICANT AND ADVERSE EFFECT ON OUR BUSINESS.

     We are subject to various regulatory requirements, including the Sarbanes-Oxley Act of 2002. We, like all other public companies, must incur additional expenses and, to a lesser extent, diversion of our management's time in our efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002 regarding internal controls over financial reporting. We have not evaluated our internal controls over financial reporting in order to allow management to report on, and our independent auditors to attest to, our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC, which we collectively refer to as
Section 404. We have never performed the system and process evaluation and testing required in an effort to comply with the management assessment and auditor certification requirements of Section 404, which currently applies to us in 2007 related to the management assessment requirements and applies to us in 2008 related to the auditor certification. Our lack of familiarity with Section 404 may unduly divert management's time and resources in executing the business plan. If, in the future, management identifies one or more material weaknesses, or our external auditors are unable to attest that our management's report is fairly stated or to express an opinion on the effectiveness of our internal controls, this could result in a loss of investor confidence in our financial reports, have an adverse effect on our stock price and/or subject us to sanctions or investigation by regulatory authorities.

     THE MARKET PRICE FOR OUR COMMON SHARES IS PARTICULARLY VOLATILE GIVEN OUR STATUS AS A RELATIVELY UNKNOWN COMPANY WITH A SMALL AND THINLY-TRADED PUBLIC FLOAT AND LIMITED OPERATING HISTORY. THE PRICE AT WHICH YOU PURCHASE OUR COMMON SHARES MAY NOT BE INDICATIVE OF THE PRICE THAT WILL PREVAIL IN THE TRADING MARKET. YOU MAY BE UNABLE TO SELL YOUR COMMON SHARES AT OR ABOVE YOUR PURCHASE PRICE, WHICH MAY RESULT IN SUBSTANTIAL LOSSES TO YOU.

     The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are sporadically or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or "risky" investment due to our limited operating history and lack of profits to date, lack of capital to execute our business plan, and uncertainty of future market acceptance for our business strategy. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. The following factors may add to the volatility in the price of our common shares: actual or anticipated variations in our quarterly or annual operating results, market acceptance of our business strategy, government regulations, announcement of significant acquisitions, strategic partnerships or joint ventures, our capital commitments, and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect, if any, that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

                                 USE OF PROCEEDS


     This prospectus relates to shares of our Common Stock that may be offered and sold from time to time by the Selling Security Holders. We will receive no proceeds from the sale of shares of Common Stock in this offering.


                             DESCRIPTION OF BUSINESS

OUR COMPANY

     Catuity is a loyalty and gift card processor targeting the needs of chain retailers and their partners. Our focus is primarily on retail organizations with 75 to 250 stores, a group commonly referred to as tier two retailers, and on smaller, tier three retailers through resellers. We offer member-based loyalty programs at the point-of-sale (POS) and gift card programs. These programs are designed to help retailers improve customer retention, add new customers and increase the average amount spent by customers.

Our operational priorities as a Company are in three areas.

     Loyalty and Gift Card Processing: We believe the U.S. market is adopting the type of technology that Catuity offers. There is an apparent demand for a turnkey solution for small to mid-sized chains and small merchants and through resellers, including merchant services companies, Independent Sales Organizations, marketing companies and operators of coalition loyalty programs in local markets. This is a good fit for Catuity because we believe that we have an efficient and flexible processing platform with an operational capability that provides a turnkey product.

     Packaged Loyalty and Gift Card Products: Catuity also sells packaged products to broaden our offering to retailers. We believe there is demand in the chain world for packaged products, such as bundled loyalty, gift card and payments processing services. Packaged products are generally co-branded with the retailer, offered with a fixed set of benefits to the consumer, and at a pre-determined cost per unit to the retailer. It is important to note that introducing new product packages does not require significant new development of our technology.

     Acquisitions: Acquiring profitable and cash flow positive operating businesses remains important to our strategy. Catuity continues to seek the acquisition of complementary businesses such as traditional loyalty services, database marketing, direct marketing and processing technology and services firms. The addition of these businesses would expand our product offering to clients and prospects.

INDUSTRY

     Catuity competes in the loyalty market within the retail industry at the intersection of three significant and positive trends in retailing: upgrades of POS systems; rising gift card usage; and the growing budgets of retailers to enhance sales by driving loyalty among new and prospective customers.

     POS Spending by Retailers: The Catuity Advanced Loyalty System works by installing a proprietary application at the point of sale inside a retailer or merchant's stores. As might be expected, retailers are cautious about changes which affect their ability to accept payment. As such, Catuity gives priority to sales prospects, which have already decided to upgrade their POS systems, be it in hardware, software or both. Catuity may benefit when a POS upgrade is already anticipated because it has the potential to shorten the sales and deployment cycles. Numerous surveys and industry experts have reported that chain retailers are continuing to aggressively upgrade their point of sale systems, a trend first triggered by Y2K compliance concerns. In the Annual Survey of Retail Information Technology Trends, Chain Store Age (www.chainstoreage.com) magazine found that an average of 25% of the IT budgets was allocated for POS hardware and software in 2005. Equally significant, Catuity's target market of tier two chain stores, those with sales of $100 million to $1 billion a year spent the largest portion of their technology budgets on POS needs; with most saying it was a top priority. Generally speaking, the lifecycle of POS upgrades continues to shorten. Except in extraordinary circumstances, hardware is replaced in a 5-7 year cycle at a typical chain store retailer, while software applications are replaced more quickly based on advancements and new functionality. In a separate study released in 2005, independent chain retailer research firm IHL Services (www.ihlservices.com) reported that retailers spent $6.5 billion on POS hardware, software and services last year for PC-based checkout systems. Catuity targets these types of retailers through its direct sales effort.

     Gift Card Usage Trends: In the past decade, stored value cards have become one of the most sought after products at retailers. Gift cards are viewed as a key customer acquisition tool since they are typically purchased by a friend or relative and given to a potential shopper in lieu of cash. In fact, Deloitte & Touche (www.deloitte.com) found in their annual study that gift cards were now the No. 1 gift with a majority of shoppers choosing receiving a gift card as their preferred gift. At the same time, Deloitte reported that consumers now favor gift cards over cash by a two-to-one measure. For retailers, gift cards have become vital to their success during the active Christmas holiday season and throughout the year. In its annual year-end survey of consumers, the National Retail Federation (www.nrf.org) found that consumers would spend at least $17 billion in value during the 2005 holiday season. Gift cards are not just a seasonal business. They are a year-round part of the strategy of retailers and a key profit center.

     Retailers Emphasize Loyalty in Growth Strategy: Since Catuity entered the North American market in 2000, loyalty has evolved from an emerging strategy to an established practice and budgeted expenditure for retailers. Estimates of the size of the loyalty market vary widely and are often interchanged with estimates of the customer relationship management ("CRM") market. These estimates can include everything from direct marketing services, branding and call center support to technology spending. Catuity defines our services to enable loyalty as the application, creation and management of the individual profile created when a customer joins a membership or reward program; and the transactional support necessary to make a loyalty program work seamlessly at the point of sale. Today, this does not include full-service database management, direct mail support, web-related services and full service analytics. These are capabilities that the Company expects to add through new development and acquisition. We would note that our acquisition of Loyalty Magic Pty. Ltd. increased our in-house ability to manage databases on behalf of clients. Additionally, Loyalty Magic includes some key functional capabilities, including, but not limited to, interfaces with kiosks and e-commerce platforms.

     For the services that we offer today, merchants (those with one to 25 locations) spend an average of $850 to $1,100 annually per store on basic loyalty programs. These fees are often charged in the form of a flat monthly subscription and transactional service for a turnkey program. While Catuity targets this market through resellers and referral, such as merchant services providers, we believe there is a potential market of at least 1.2 million small merchants -- about one in four of the total market -- in North America who do not yet have a loyalty or gift card solution. Using the lowest estimates for each, we believe that the small merchant market will spend at least $750 million on loyalty and gift card solutions annually. As Catuity expands our sales focus beyond our core market, the size of our opportunity will increase.

     By the same measure, chain store retailers, which Catuity targets through direct sales, spend an average of $3,700 to $6,900 per store annually for the services which we sell to support loyalty and gift card solutions. The retailers in three market segments that we have targeted represent at least 55,000 locations in North America.

BUSINESS SEGMENTS

     Catuity conducts all of its business in a single business segment -- providing loyalty and gift card technology along with related services to retailers and their partners.

PRODUCTS AND SERVICES

     During Catuity's last two fiscal years, its revenue by type of product or service has been as shown below:

                   2006      2006     2005     2005
REVENUE TYPE      AMOUNT       %     AMOUNT      %
-------------   ----------   ----   --------   ----
Processing      $1,409,698    72%   $510,826    52%
Service            354,815    18%    404,611    41%
License            184,287    10%     65,485     7%
                ----------   ---    --------   ---
Total Revenue   $1,948,800   100%   $980,922   100%

     In 2004 and 2005, Catuity underwent a major shift in business focus which directly impacted our full year results. In 2004, the Company learned that one of its clients, a large U.S. retailer, was discontinuing its use of smart cards. As a result, Visa USA determined that it would discontinue the development of its Smart Visa Rewards Platform and phase out the platform's operations during 2004. Catuity's loyalty software was a key component of the platform and this Visa-issuing retailer represented the vast majority of the Company's revenue. The Company then embarked on an extensive effort to replace its existing technology with the new Catuity Advanced Loyalty System, or CALS. That system was designed to be architecturally flexible to meet the changing needs of clients and prospects.

     Late in the third quarter of 2004, the Board of Directors named a new CEO, who embarked on an internal restructuring of the efforts and focus of the sales team and a reduction in the size of the technology team. These changes were implemented during the fourth quarter of 2004 and into 2005. During the Company's refocusing efforts, the Company made limited progress in pursuing, managing and closing new sales.

     During 2005, the Company established the operational team and the secure facility needed to enable it to host loyalty and gift card programs for customers. In addition, the Company successfully completed two capital raises, the acquisition of Loyalty Magic Pty. Ltd. and the post acquisition integration needed for efficient operations between Catuity's and Loyalty Magic's staffs.

     In 2006, the Company was successful in deploying its new technology for customers; in establishing marketing partnerships; in establishing a defined sales pipeline; completing a series of application programmer's interfaces
(APIs) to streamline the process of integration to our system; in completing the major development objectives for CALS, and in securing a set of clients which are useful references for securing new customers.

     Most retailers are interested in achieving one or more of the following from their loyalty and reward programs:

     - Increasing the wallet-share of existing customers (tapping into the money that customers are spending at similar retailers)

     - Increasing basket lift (giving customers reasons to spend more on targeted products and categories);

     - Improving gross margin (giving customers reasons to buy higher margin products);

     - Increasing customer purchase frequency (driving customers back to the store more often); and

     -    Increasing customer response rates.

     Our loyalty technology, CALS, provides the capabilities retailers need to achieve these goals via:

     -    Launching and managing membership-based programs;

     -    Managing points-based programs;

     -    Delivering discounts or rebates based on shopping behavior; and

     - Offering customizable gift card programs which can be enhanced with loyalty functionality.

     Catuity provides easy store-level deployment of its technology. We have proactively invested in a series of integrations to major point of sale platforms and have introduced secure APIs that we believe significantly reduce the time and expense of integration to our platform by retailers and other third parties.

     COMPETITION

     Catuity is focused on enabling loyalty and gift card programs in the U.S. and Canada where demand is high and customers consider loyalty to be an established part of their growth strategies. In North America, as in other predominantly English-speaking markets globally, budgets for loyalty are established -- not emerging -- but are not considered mature. Catuity's prospects do not lack options in how they choose to spend their budgets to acquire, retain and upsell their customer relationships. We have found that they make one of three financial and strategic choices in executing their loyalty strategy. These are:

- IN-HOUSE SOLUTION: Retailers, especially the largest, often seek competitive advantage by custom development of proprietary in-house solutions. This is generally done in conjunction with loyalty consultancies, database service firms and IT service firms. This is not a primary market for Catuity due to the typically lengthy and complex sales cycle and the strict financial requirements placed on the provider, which tend to exclude smaller companies. While Catuity does not actively target tier one retailers or custom installation projects, we will provide this option at the request of our core customers.

- HOSTED SOLUTION: Retailers, especially the tier two chain retailers targeted by Catuity, favor a turnkey hosted solution which enables them to minimize capital investment; avoid the need for large, specialized IT; and reduce the risks associated with complex integration, deployment and upgrades. This market typically prefers a hosted solution which allows them to customize their programs -- not their technology -- to be aligned with the retailers' merchandising and branding strategy. Many players, including payments processors, gift card solutions providers and marketing services firms are generally focused by vertical market.

- PROGRAM-BASED SOLUTION: Retailers actively participate in promotional programs which are generally designed to drive a single type of customer behavior, such as new account acquisition or customer retention, or target the sale of specific products. These programs are generally attractive because they have a defined cost; require little to no technology adoption and require no complex back-end technology to manage beyond a specific promotion. Catuity does not compete in this market.

     Our ability to be successful depends on many factors, including:

- Our ability to establish a clear business case that is aligned with the strategy of our client and which has a clearly defined return on investment.

- Our ability to successfully market the features of our product and to continually make it easier for our clients to use.

- Our ability to continually expand our reputation and credibility in our markets and to differentiate Catuity from the many competitive alternatives.

- Our ability to leverage marquee client relationships to establish a more visible presence in North America and Australia.

- Our ability to execute on schedule and on budget and to consistently exceed our customers' ongoing service requirements.

Catuity provides our customers and key prospects with a range of flexible options. CALS is a robust and flexible platform which enables our customers to create, manage and measure the success of their proprietary loyalty programs.


DEPENDENCE ON ONE OR A FEW MAJOR CUSTOMERS



Revenue from two of Loyalty Magic's customers each exceeded 10% of Catuity's revenue (AMCAL at 24% and API at 20%) and, in total, represented approximately 44% of revenue in 2006. In 2005, revenue from two of Loyalty Magic's customers each exceeded 10% of Catuity's revenue (AMCAL at 15% and API at 13%) and, in total, represented approximately 28% of revenue.


RESEARCH AND DEVELOPMENT

     Catuity's product development efforts in 2006 were primarily focused on completing a fully market ready processing platform, CALS. The Company has enhanced existing functionality while constantly striving to make the system easier to use by retailers who generally lacked large or sophisticated technology departments. In 2006, the Company enhanced the management reporting capabilities of the system; continued to expand the number of POS systems to which we integrate and added new functionality that helped us deliver a technologically advantaged product in our markets. In 2006 our research and development expense was $495,906 and in 2005 it was $751,679.

     Through the acquisition of Loyalty Magic, Catuity acquired the LMX loyalty platform. For the most part, that technology platform is used by clients in Australia, New Zealand and the United Kingdom. The Company does not currently plan to market the software directly in North America. Additionally, most of the enhancements to the LMX system are client directed and funded and are not considered R&D investments. When assessing projects for possible R&D investment, Catuity makes efforts to ensure that new functionality can be used with both platforms.

     Catuity believes that focus and consistent application of some basic design principles will ensure that we deliver a product that is strategically advantaged in our markets. To that end, the Company's management balances every proposed development project against four design principles. These principles are:

- EVERY DEVELOPMENT PROJECT SHOULD GIVE OUR CUSTOMER CONTROL OF THEIR PROGRAMS. This is important because retailers of all sizes want to be able to quickly and easily implement, measure and modify their marketing and loyalty programs. Because we are delivered in an ASP model, a key element of our R&D strategy is to always make it simpler and more intuitive for our customers to use the technology.

- EVERY DEVELOPMENT SHOULD OFFER SUPERIOR DATA SECURITY. The security of customer information remains a major concern among retailers and payments industry players. Catuity addresses the security of our own system through the training of our people; clearly drafted policies and procedures; ongoing review and discussions with our customers about their best practices; and compliance with industry standards. Catuity is in the process of certifying its U.S. operations as being compliant with industry standards around customer data security.

- EVERY DEVELOPMENT SHOULD NOT IMPACT THE TIME OF THE TOTAL TRANSACTION. Because our programs work at the point of sale, it is critical that our technology never slow down the checkout process. Retailers equate delays at the checkout with lost business. Our technology, which requires a proprietary application to be installed at the POS, is designed to operate under the ISO 8583 message format, simultaneously with the approval of the payment transaction. Before any version of our applications are released, they are tested and improved to streamline the total transaction time so that Catuity never hurts the checkout time of one of its customers.

- EVERY DEVELOPMENT SHOULD MINIMIZE OR ELIMINATE INTEGRATION AND OTHER IT-RELATED RISKS FOR OUR CUSTOMERS. Like most buyers of technology driven solutions, retailers assess the total cost of deploying and managing a solution. Our investment in our Application Program Interface ("API") development and integration with market-standard protocols is designed to reduce the upfront cost of doing business with Catuity. These upfront costs can act as a deterrent to a buying decision. We believe that a critical success factor in transaction-driven companies is to make it easy for customers to start doing business with us.

     Development projects that do not meet these four standards are generally only considered if they are funded by a client.

     INTELLECTUAL PROPERTY

     Catuity respects the intellectual property rights of others and we expect others to respect our rights. Patents protect the rights of innovators and allow them to be rewarded for their innovation. Without protection for the reward from innovation, far less research and development would be undertaken.

     We file patent and trademark applications to protect our innovations and to protect the business from legal action by others. Patents also provide recognition for our innovations, demonstrate our capabilities, and reflect the expertise of our employees. We see patents as part of our marketing strategy as they help convince others that we are indeed specialists in our field.

     Catuity believes its patents are of significant value and as part of its agreements with licensees, Catuity grants rights to use the innovations described in its patents.

     Catuity has been issued three patents related to the efficient storage and management of multiple applications in offline consumer devices and the systems to manage the applications, customer devices and terminals. This patent "family" has a priority date of December 4, 1998 and includes:

COUNTRY         PATENT NUMBER
-------         -------------
United States     6,449,684
United States     6,532,518
Australia           755,388

     Patent applications are pending in the European Union, Japan and Brazil.

     Catuity has also been issued patents in seven countries, with a priority date of February 22, 1999, which relate to the use of the Catuity System over the Internet and with traditional point of sale devices. It covers our system for managing and updating data on customer devices that are supported and controlled by a host system integrated to any number of offline and online terminals. The patent covers the operation of interactive programs and transactions that use methods ranging from POS terminals to the Internet. This patent "family" includes:

COUNTRY         PATENT NUMBER
-------         -------------
Australia            746,867
New Zealand          513,678
Belgium            1,163,633
Finland            1,163,633
France             1,163,633
Germany           60020818.4
Great Britain      1,163,633

     This patent is also pending in Canada and Japan.

     The Company has registered "Catuity" as a service mark (registration number 2621889) and as a trademark (registration number 2615770) with the US Patent and Trademark Office (USPTO). Currently the service mark "Lift Card" (serial number 78770277) is pending at the USPTO.

     SALES BACKLOG AND PIPELINE

     As of December 31, 2006, the Company had 2,000 potential deployable locations signed in the U.S. market, through our direct sales efforts to chain retailers, franchise and merchant groups. A potentially deployable store includes signed clients, franchise groups where we have won the right to market to independent franchises, ongoing pilots and merchant groups in which we have referral agreements. As always, we caution investors that deployment schedules are uncertain in our business and that Catuity has limited control over when a client executes a store-level deployment. As of this filing, the Company has a defined and growing prospect base of companies which we are targeting for the purchase of loyalty programs, gift card programs or credit and debit card processing, or a bundle of those services. Our contracts are typically for a minimum of three years and are generally exclusive. Last year, we gained traction in the large and growing reseller market in the U.S. To date, we have reseller agreements with five resellers. These resellers are strategically designed to give Catuity access to non-core markets. As of December 31, 2006 reseller agreement ranges from 3-5 years in length and is generally exclusive. These resellers have generally been independent sales organizations (ISO), agent groups, who have a defined geographic territory. We are also in discussion with channel partners. These prospective channel partners typically provide proprietary software and related services to a vertical market within retailing, but do not offer the same products and services sold by Catuity. We are seeking an exclusive or proprietary relationship to market our products as a fully integrated product to their existing and new customers. We do not expect revenue to be generated from these channel opportunities until at least the second half of 2007.

In Australia, we continue to see success in cross-selling our marketing services to existing customers. We have 4-6 existing clients in our Australian subsidiary with which we are pursuing expansion of the range of loyalty related services that they purchase to support their programs. These efforts have improved our mix of recurring revenues and believe will give us the opportunity to improve our margin in 2007. Additionally, we continue to expand our integration to leading bank-owned payment networks to increase the number of merchants and retailers that we can reach. As of December 31, 2006 we have secured agreements with various Australian banking systems to reach over 50% of the Australian retail market. These banks provide credit and debit card processing services and a growing list of value-added services through their EFTPOS facilities that create revenue-generating opportunities for merchants. Loyalty Magic's diverse range of loyalty programs is now available on these platforms. Management believes we will increase our market penetration in 2007.

     REVENUE AND ASSETS BY GEOGRAPHIC LOCATION

     The Company's assets are located at its headquarters in Charlottesville, VA along with its offices in Denver, CO, Melbourne, Australia and in Sydney, Australia.

Revenue by Geographic Location:        2006   2005*
-------------------------------        ----   -----
Catuity Inc. (US operations)            12%     8%
Loyalty Magic (Australia operations)    88%    92%


* - Loyalty Magic, the source of all our Australian revenue, was acquired in September 2005 and therefore was included in our reported results for only four months during 2005.


     EMPLOYEES AND FACILITIES

     As of December 31, 2006 we had 35 full time employees, 14 of which are located in the U.S. and 21 of which are located in Australia. We expect the number of full time employees in the U.S. to increase in 2007. None of our employees is covered by a collective bargaining agreement. We consider our relations with our employees to be very good. Our corporate headquarters is located in Charlottesville, Virginia.

                             DESCRIPTION OF PROPERTY

     During 2006, our corporate headquarters was located in leased facilities in Livonia, Michigan (a suburb of metropolitan Detroit). The property consisted of approximately 1,500 square feet of office space with a lease expiring in February, 2008. In January 2007, we relocated our corporate headquarters to leased facilities in Charlottesville, VA consisting of approximately 1,000 square feet of office space. Our Client Management department is also located in our Charlottesville office. The facilities are leased through September 2007.

     Our Sales department is located in leased facilities in Denver, CO consisting of approximately 800 square feet of office space. The facilities were leased for a two year period ending in December, 2007.

     Our primary office in Australia is Loyalty Magic's premises that are located in leased facilities in Melbourne Victoria consisting of approximately 3,460 square feet of office space. The facilities are leased for a term of 5 years beginning August 1, 2002 with a further term of five years at the Company's option.

     We also have a Research and Development center located in leased facilities in Sydney, Australia, consisting of approximately 330 square feet. Our lease agreement expired on December 28, 2005 and has continued on a month-to-month basis.

                                LEGAL PROCEEDINGS

     Catuity was not during 2006 and is not as of the date of this prospectus a party to any legal proceedings.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS


     The following table sets forth our Directors, Executive Officers, Promoters and Control persons and their ages as of March 31, 2007.


           NAME              AGE                    POSITION(S)
--------------------------   ---   ---------------------------------------------
Alexander S. Dawson           63   Chairman (1), (2), (3)
Alfred H.(John) Racine III    42   Director, President and Chief Executive Officer
Geoffrey C. Wild              67   Director (1), (3)
Donald C. Campion             58   Director (1), (2)
Clifford W. Chapman Jr.       38   Director (2), (3)
Debra R. Hoopes               46   Sr. Vice President, Chief Financial Officer, Treasurer and Secretary
Graham McStay                 40   Managing Director of Loyalty Magic Pty. Ltd. (Australia)

(1)  Audit Committee

(2)  Compensation Committee

(3)  Governance and Nominating Committee

     Alexander S. Dawson is our non-executive Chairman of the Board of Directors. He served as the Chairman of CAT, our wholly owned subsidiary, from November 1992 to December 1999. From April 1987 to January 1991, he was Chief Executive Officer of Arnotts Ltd., Australia's largest biscuit and snack food manufacturing company. From January 1988 to December 1990 he was a member of the Business Council of Australia. He served as Chairman of United Distillers (Australasia) Limited from August 1994 to March 1996. Mr. Dawson is a Fellow of The Institute of Chartered Accountants in Australia, has a Bachelor of Commerce degree from the University of New South Wales and a Master of Business Administration from Columbia University.

     Alfred H. (John) Racine III is our President and Chief Executive Officer and is a member of the Board of Directors. Prior to joining Catuity Mr. Racine founded Altamont Partners in Charlottesville, Virginia in 1997. Altamont Partners has advised many of the leading payment organizations in North America and Europe regarding strategic and merger related issues. Prior to his tenure with Altamont Partners, Mr. Racine was a principal at SNL Financial, also in Charlottesville, Virginia, the highly regarded merger and financial analytics provider for the financial services industry. From 1995-1997 Mr. Racine played a key role in SNL's emergence as a market leader in the face of larger, established competitors. Prior to that he spent five years in a variety of operational and strategic roles in the financial services division at Thomson Financial. Before spending the last 14 years working in the financial services and payments industries Mr. Racine worked in the media industry at leading companies including Ingersoll Publishing Co. and Capital Cities-ABC. He attended Southern Illinois University at Carbondale.

     Clifford W. Chapman, Jr. is one of our independent directors and the Chairman of our Compensation Committee. Cliff Chapman is currently the head of investment banking for Broadband Capital Management, a boutique investment and merchant bank. In addition to working with Andersen Consulting and Booz Allen & Hamilton, Mr. Chapman has also played key leadership roles in two high profile successes. Most recently he was the CEO and investor in the turnaround of mindSHIFT Technologies, a managed services provider focused on IT outsourcing for small and medium enterprises. From June 2002 through October 2003 he restructured the sales process, cut costs and acquired three companies to take mindSHIFT to profitability. Prior to MindSHIFT, Mr. Chapman was the VP of Business Integration for AppNet, a full-service Internet professional service and managed hosting company. Prior to AppNet, Mr. Chapman co-founded NMP, a full-service consulting business and managed hosting company. He has also worked with numerous start-up businesses. Mr. Chapman holds an MBA from Columbia Business School and a BS in Computer Engineering from Lehigh University.

     Geoffrey C. Wild is one of our independent directors and is Chairman of the Governance and Nominating Committee. He had a distinguished career in advertising and marketing for 30 years and was awarded Australia's highest honor, the Order of Australia (AM). In 1972, he founded Clemenger Advertising Agency in Sydney and merged with US-based BBDO Group where he oversaw a Pan-Asian expansion strategy through acquisition and start-up. He was Chairman of the Advertising Federation of Australia, chairman of the Advertising Industry Council and is a recognized authority on branding, advertising, marketing and loyalty. Mr. Wild currently serves as the non-Executive Chairman of WPP Holdings (Australia) Pty Ltd, the Group which owns Ogilvy & Mather, J Walter Thompson, Young & Rubicam, Hill & Knowlton and Burson Marsteller. He was a director of TAB Limited and currently serves on the boards of ComOps Limited, and the Arab Bank Australia Limited. He is also a long serving Board member of the PGA (Professional Golf Association) and IBIS World, the business and economic forecasting group. He was awarded the Order of Australia (AM) for his contribution to tourism, business and the Olympics. He is a Fellow of the Advertising Institute (by examination) FAIA, and a Fellow of the Australian Institute of Company Directors FICD.

     Donald C. Campion is one of our independent directors and is Chairman of our Audit Committee. Mr. Campion is a member of the Board of Directors for Haynes International and also serves as the Chairman of its Audit Committee and as a member of its Compensation Committee. He is also a member of the Board of Directors of McLeodUSA, Inc., a privately held telecommunications company, where he serves as the Chairman of its Audit Committee. Mr. Campion served as the Chief Financial Officer for VeriFone Inc., North America's largest point of sale terminal manufacturer. He was also the Chief Financial Officer of several other corporations, including Special Devices, Inc., Cambridge Industries, Inc., Oxford Automotive, Inc., and Delco Electronics Corporation. Previously, Mr. Campion held a variety of Senior Management roles with General Motors and its affiliates. He holds an MBA and a BS in Applied Mathematics from the University of Michigan.

     Debra R. Hoopes began service as our Sr. Vice President, Chief Financial Officer, Secretary and Treasurer on January 2, 2007. Ms. Hoopes was most recently the interim Chief Financial Officer of Catcher Holdings, Inc., through her relationship with Tatum Partners and prior to that was the Chief Financial Officer of Intersections Inc., a Chantilly, Virginia-based company that provides credit reporting and identity theft products for the consumer market. Ms. Hoopes has eight years of experience as Chief Financial Officer or a senior financial officer in private equity backed and public companies including Compel Holdings; CityNet Telecommunications; and Winstar Telecommunications. Prior to that, Ms. Hoopes managed a line of businesses for Cable & Wireless and was with MCI Communications. Ms. Hoopes holds a B.S. in Accounting from Virginia Tech and an MBA in Finance from George Washington University and is a CPA.

     Graham McStay was appointed as Managing Director of our Australian subsidiary, Loyal Magic, on January 30, 2007. Previously, he spent two years as the head of operations at Loyalty Magic. In that capacity, he oversaw all client management and the company's technology team. He has more than 10 years of extensive operational management experience in leading Australian companies. While at Retail Decisions, the fuel card division, Mr. McStay was the national customer service and sales manager who oversaw the merger of two business units. He held a similar position at the Centre for Adult Education, UCMS and at Ansett Australia.

     Each of our directors other than Mr. Racine is "independent" under the independence standards applicable to Catuity pursuant to applicable securities regulations. Each director holds office until the next annual meeting of shareholders or until his successor has been duly elected or qualified or until his earlier death, resignation or removal. Executive Officers are appointed by, and serve at the discretion of, our board of directors. In the case of Mr. Racine however, he will serve as President and Chief Executive Officer until the expiration of his current agreement on September 30, 2007. Mr. Racine's agreement may be extended for one year by mutual agreement between himself and Catuity.

     Our board of directors has an audit committee. The audit committee, among other things, makes recommendations to the board of directors concerning the engagement of independent auditors and monitors the results of our operating and internal controls as reported by management and the independent auditors. The audit committee contains at least one Financial Expert as that term is defined in SEC rules.

     Effective February 26, 2001, the board of directors established a compensation committee. In 2003, the board of directors resolved that only independent directors could serve on the compensation committee. The compensation committee is responsible for establishing the compensation levels for our executive officers. In recommending and determining compensation, the committee takes into consideration the compensation practices of companies in the markets that the Company competes for executive talent. Incentives in the form of stock options are generally offered.

     On March 22, 2005, the Board approved the establishment of a Nomination and Governance Committee, which became effective on July 1, 2005. The Nomination and Governance functions, which include selecting qualified individuals for approval by shareholders to serve as members of the Board and developing a set of corporate governance principles applicable to the Company, was previously carried out by the independent members of the Board as part of their Board responsibilities.

     There are no family relationships among any of our directors. No arrangement or understanding exists between any director and any other person pursuant to which any director was selected to serve as a director. To the best of our knowledge, (i) there are no material proceedings to which our director is a party, or has a material interest, adverse to us; and (ii) there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any of the directors during the past five years.

                       DIRECTOR AND EXECUTIVE COMPENSATION

     The following tables provide certain summary information concerning compensation and stock options for our Principal Executive Officer, the named executive officers that earned more than $100,000 (salary and bonus), and our directors for all services rendered in all capacities to Catuity during the year ended December 31, 2006.

                           SUMMARY COMPENSATION TABLE

                                                         SALARY    (1) STOCK   (2) OPTION     (3) ALL OTHER
\NAME AND PRINCIPAL POSITION                     YEAR      ($)    AWARDS ($)   AWARDS ($)   COMPENSATION ($)   TOTAL ($)
----------------------------------------------   ----   -------   ----------   ----------   ----------------   ---------
Alfred H. (John) Racine, III President and CEO   2006   253,365     57,415       174,398           7,600        491,778
John H. Lowry, III Vice President --
   CFO, Secretary and Treasurer                  2006   170,000     52,152        15,045         113,668        350,865
Chris Leach CEO of Loyalty Magic                 2006   134,150          0        15,575               0        149,725


(1)  The amount expensed per SFAS 123(R) in 2006 for stock awarded in 2006.

(2) The amount expensed per SFAS 123(R) in 2006 for options awarded in 2005 and 2006.

(3) For Mr. Lowry, includes $108,568 of salary and benefits to be paid in 2007 in connection with his employment agreement. Mr. Lowry resigned on January 2, 2007.


                OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

                                                        OPTION AWARDS                                   STOCK AWARDS
                              -----------------------------------------------------------------   -----------------------
                                                                                                                 MARKET
                               NUMBER OF      NUMBER OF                                             NUMBER        VALUE
                               SECURITIES     SECURITIES                                           OF SHARES    OF SHARES
                               UNDERLYING     UNDERLYING                                           OR UNITS     OR UNITS
                              UNEXERCISED    UNEXERCISED                               OPTION      OF STOCK     OF STOCK
                              OPTIONS (#)    OPTIONS (#)       OPTION EXERCISE       EXPIRATION    THAT HAVE    THAT HAVE
NAME                          EXERCISABLE   UNEXERCISABLE         PRICE ($)             DATE      NOT VESTED   NOT VESTED
----                          -----------   -------------   ---------------------   -----------   ----------   ----------
                                                            77,914 @ $4.20(2) and
Alfred H. (John)Racine, III     102,914         25,000          50,000 @ $6.86(3)   9-23-09 and   100,000(1)     444,000
                                                                                        9-23-15
                                                                8,333 @ $7.50 and
John H. Lowry, III               13,333          5,000         10,000(5) @ $10.52   6-20-10 and    20,000(4)      88,800
                                                                                        9-20-15
                                                               5,000 @ $16.99 and
Chris Leach                      15,000              0        10,000 @ $18.35 (6)        9-1-10        --             --

----------
(1) 33,334 restricted shares will vest when the 30 day average closing price of our common stock on the NASDAQ exceeds $15.00; 33,333 restricted shares will vest when the 30 day average closing price of our common stock on the NASDAQ exceeds $20.625; and 33,333 restricted shares will vest when the 20 day average closing price of our common stock on the NASDAQ exceeds $26.25.

(2)  Vesting occurred between Nov. 2004 and Sep. 2005.

(3) Option exercise price is $6.86 and vesting as follows: twenty-five percent (25%) on September 23, 2005 (actually vested on May 11, 2006 when shareholders approved it); twenty-five percent (25%) on September 23, 2006; and the remaining fifty percent (50%) on September 23, 2007.

(4) 6,667 restricted shares will vest when the 30-day average closing price of our common stock exceeds $15; 6,667 restricted shares will vest when the 30-day average closing price of our common stock exceeds $20.625; and 6,666 restricted shares will vest when the 30-day average closing price of our common stock exceeds $26.25.



(5) 10,000 options at $10.52 with 5,000 vested Sept. 28, 2006 and 5,000 vesting on Sept. 28, 2007. 8,333 options at $7.50 and vested on Dec. 29, 2005.


(6) Options to purchase 15,000 shares common stock vesting: 5,000 vested on September 1, 2005 with an exercise price equal to 25% above the 30-day average closing price on NASDAQ preceding the grant ($16.99 USD); 5,000 vested on January 1, 2006 with an exercise price equal to 35% above the 30-day average closing price on NASDAQ preceding the date of the grant ($18.35 USD); and 5,000 vested on January 1, 2007 with the exercise price equal to 35% above the 30-day average closing price on NASDAQ preceding the date of the grant ($18.35 USD.)

                              DIRECTOR COMPENSATION

                                FEES
                             EARNED OR
                              PAID IN     STOCK (1)   OPTION (2)
NAME                          CASH ($)   AWARDS ($)   AWARDS ($)   TOTAL ($)
----                         ---------   ----------   ----------   ---------
Alexander S. Dawson            30,250      30,254        6,426       66,930
Alfred H.(John) Racine III         --          --           --           --
Geoffrey C. Wild               20,000      19,996        5,355       45,531
Donald C. Campion              20,750      20,753        5,355       46,858
Clifford W. Chapman Jr         18,250      18,251        5,355       41,856


----------
(1) Restricted stock awards vest on the first calendar day after the Company has achieved profitability and positive cash flow for two consecutive fiscal quarters. Total restricted shares outstanding at December 31, 2006 for Dawson: 8,745; Campion: 5,651; Chapman: 5,310; and Wild: 5,446.



(2)  The options outstanding at December 31, 2006 for Dawson: 8,000; Campion:
     5,000; Chapman: 5,667; and Wild: 5,000.


     EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

     Alfred H. (John) Racine, III. We have an employment agreement with our President and Chief Executive Officer, Alfred H. (John) Racine, III. Pursuant to the agreement, Mr. Racine's salary is currently $262,500 per year. We have granted Mr. Racine stock options and restricted shares pursuant to his employment agreement, as depicted in the Summary Compensation Table above (note: approved by shareholders on May 11, 2006; considered the grant date for reporting purposes). The options have a term of ten (10) years from September 23, 2005 (September 23, 2015), and vest on the following schedule: (i) twenty-five percent (25%) on September 23, 2005; (ii) twenty-five percent (25%) on September 23, 2006; and (iii) the remaining fifty percent (50%) on September 23, 2007. The restricted shares vest on the following schedule: (i) 33,334 restricted shares will vest when the 30 day average closing price of our common stock on the NASDAQ exceeds $15.00; (ii) 33,333 restricted shares will vest when the 30 day average closing price of our common stock on the NASDAQ exceeds $20.625; and (iii) 33,333 restricted shares will vest when the 20 day average closing price of our common stock on the NASDAQ exceeds $26.25. The restricted shares will vest immediately upon a change of control where Mr. Racine loses his position as long as the consideration paid to Catuity stockholders in such transaction is greater than $10.00 per share. Any unvested restricted shares are forfeited if Mr. Racine voluntarily resigns or if his employment is terminated for cause.

     Debra R. Hoopes. Effective January 2, 2007, John H. Lowry, III resigned as Chief Financial Officer, and was replaced by Debra R. Hoopes, who serves as our Senior Vice President and Chief Financial Officer. We have an employment agreement with Ms. Hoopes. Ms. Hoopes' employment agreement is for an initial term commencing on January 2, 2007 and ending on December 31, 2009. The employment agreement is automatically renewable for successive one year terms thereafter unless either party timely terminates the agreement. Pursuant to the employment agreement, Ms. Hoopes is paid an annual base salary of $185,000, which will be reviewed annually by the Company's Chief Executive Officer and Board of Directors. In addition to her base salary and in accordance with the terms of her employment agreement, Ms. Hoopes is entitled to certain incentive-based compensation payable in shares of the Company's common stock if the Company satisfies certain performance criteria.

     In addition, Ms. Hoopes received options to purchase 25,000 shares of the Company's common stock (the "Options") at an exercise price equal to the volume weighted average of the trading price of the Company's common stock on the NASDAQ Capital market ("NASDAQ") during the thirty calendar days preceding (and ending on) December 6, 2006 (the "Initial Market Price"). Twenty-five percent of the Options will vest on each of January 2, 2007 and December 31, 2007 and the remaining fifty percent will vest on December 31, 2008. Ms. Hoopes will receive 50,000 shares of restricted stock (the "Restricted Stock"). One-third of the shares Restricted Stock will vest when the thirty calendar day volume weighted average trading price of the Company's common stock on NASDAQ (the "30-day VWAP") exceeds two times the Initial Market Price, one-third of the shares of Restricted Stock will vest when the 30-day VWAP exceeds three times the Initial Market Price and the remaining one-third of the shares of Restricted Stock will vest when the 30-day VWAP exceeds four times the Initial Market Price.

     John H. Lowry, III. Mr. Lowry served as Chief Financial Officer until January 2, 2007. From January 2, 2007 through the end of the term of his employment agreement (July 1, 2007), he will remain employed by the Company for a limited role in order to assist with the transition of duties to Ms. Hoopes. Under the terms of Mr. Lowry's employment agreement, Mr. Lowry's base salary is currently $170,000. In addition, he was granted options to purchase shares of our common stock and was awarded shares of restricted stock, as depicted in the Summary Compensation Table above. One half of the options expired on September 28, 2006 and the remaining half will expire on September 28, 2007. One third of the restricted shares will vest when the Company's 30 day average closing price on NASDAQ exceeds $15.00, $20.625, and $26.25 respectively. Any unvested option shares or restricted shares are forfeited if Mr. Lowry voluntarily resigns or if his employment is terminated for cause.


     Chris Leach. Mr. Leach served as CEO of Loyalty Magic until his resignation on January 30, 2007. Chris remained an employee until February 28, 2007 to assist with the CEO transition. On September 1, 2005 Catuity entered into a services agreement with MIA Pty. Ltd. ("MIA") and Chris Leach requiring Mr. Leach to provide executive management services to Catuity. Mr. Leach is an officer and director of MIA and is authorized to approve and execute contracts on its behalf. Mr. Leach, under contract with MIA, served as the Chief Executive Officer of Loyalty Magic Pty. Ltd. prior to its acquisition by Catuity on September 1, 2005. The contracted services with Catuity commenced on September 1, 2005 and continue until December 31, 2007. The services consist of general executive management including the management of all Australian sales and research and development efforts along with Catuity's existing and future Australian operations.


     Under the terms of the agreement, Mr. Leach's base salary was $195,000 AUD (approximately $146,000 USD) plus a lump sum payment to MIA that is equal to the cost of customary benefits to be paid in twelve (12) equal monthly installments.

     In addition, Mr. Leach was awarded options to purchase 15,000 shares of our common stock. The options vest on the following schedule: (1) 5,000 vested on September 1, 2005 with an exercise price equal to 25% above the 30-day average closing price on NASDAQ preceding the grant ($16.99 USD); (2) 5,000 vested on January 1, 2006 with an exercise price equal to 35% above the 30-day average closing price on NASDAQ preceding the date of the grant ($18.35 USD); and (3) 5,000 vested on January 1, 2007 with the exercise price equal to 35% above the 30-day average closing price on NASDAQ preceding the date of the grant ($18.35 USD.) Mr. Leach was also provided with an opportunity to earn 20,000 restricted stock shares as follows: (1) 5,000 shares to be granted on January 30, 2006 if Mr. Leach meets 100% of the revenue and EBITDA goals for the second half of 2005, which did not occur; (2) 7,000 shares to be granted on January 30, 2007 for meeting 100% of the revenue and EBITDA goals for 2006, which did not occur; and (3) 8,000 shares to be granted on January 30, 2008 for meeting 100% of the revenue and EBITDA goals for 2007.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table provides certain information regarding beneficial ownership of our common stock as of March 31, 2007 by: (i) each person who is known by us to beneficially own more than five percent of our common stock; (ii) our Principal Executive Officer and the four most highly compensated executive officers that earned more than US$100,000 (salary and bonus) for all services rendered in all capacities to Catuity during the year ended December 31, 2006;
(iii) each of our Directors; and (iv) all of our Directors and executive officers as a group.



                                       AMOUNT AND NATURE OF COMMON STOCK    PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER           BENEFICIALLY OWNED (1)      OWNED (2)
------------------------------------   ---------------------------------   ---------
Alfred H. Racine III                        101,998   Direct
11 Altamont Circle, #51                     102,914   Vested Options
Charlottesville, VA 22902                   204,912                              8.5%

Geoffrey C. Wild                             10,219   Direct
Level 5, 132 Arthur Street                    5,000   Vested Options
North Sydney, NSW 2060                       15,219                                *

Alexander S. Dawson                          33,183   Direct
38 McLeay Street                              8,000   Vested Options
Potts Point, NSW 2011 Australia              41,183                              1.8%

John H. Lowry III (3)                        20,422   Direct
21972 Heatheridge                            13,333   Vested Options
Northville, MI 48167                         33,755                              1.5%

Donald C. Campion                             9,986   Direct
3747 Loch Bend Dr.                            5,000   Vested Options
Commerce, MI 48382                           14,986                                *

Clifford W. Chapman Jr.                      20,708   Direct
10 Warren Ave.                                5,667   Vested Options
Spring Lake, NJ 07762                        26,375                              1.1%

Chris P. Leach (4)                           28,409   Direct
23 Grover Ave.                                   --   Vested Options             1.2%
Cromer, NSW 2099                             28,409

All directors and executive officers        224,925   Direct
as a group (7 persons)                      139,914   Vested Options            14.9%
                                            364,839




----------
(1) Beneficial ownership is determined in accordance with the SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants or other rights to purchase common shares which are currently exercisable or are exercisable within 60 days after March 31, 2007 are deemed vested and outstanding for purposes of computing the percentage ownership of any person. Except as indicated by footnotes and subject to community property laws, where applicable, the persons named above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Share data does not include any shares the beneficial ownership of which has been disclaimed pursuant to SEC Rules. Restricted stock held by the beneficial owner is included in the direct holdings in the above table.



(2) Percentage of beneficial ownership is calculated on the basis of the amount of outstanding securities plus those securities of the named person deemed to be outstanding under Rule 13d-3 (promulgated under the Exchange Act) by virtue of such securities being subject to rights to acquire beneficial ownership within 60 days after March 31, 2007. An asterisk indicates beneficial ownership of less than 1% of the common stock outstanding.


(3) Mr. Lowry served as Chief Financial Officer during 2006, stepping down from that position on January 2, 2007.


(4) Mr. Leach served as CEO of Loyalty Magic (a wholly-owned subsidiary of Catuity) during 2006, stepping down from that position on January 30, 2007. Mr. Leach's direct holdings are reported as of February 28, 2007, his last day of employment.

    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE


     In connection with the acquisition of Loyalty Magic Pty. Ltd., which closed on September 1, 2005 Chris Leach, as a stockholder of Loyalty Magic Pty. Ltd., received 38,409 shares of our common stock and $152,217 AUD (approximately $114,163 USD).

     In connection with the 2006 Private Placement, the Company paid the placement agent for the financing (Broadband Capital Management, LLC) a fee of $157,500, representing 7% of the gross cash proceeds received by Company, together with reimbursement of its actual expenses. One of the Company's independent directors is employed as the head of investment banking by Broadband Capital Management LLC.


     Our Board of Directors presently consists, and at all times during 2006 consisted, of Chairman Alexander S. Dawson, and directors Alfred H. (John) Racine III, Geoffrey C. Wild, Donald C. Champion and Clifford W. Chapman, Jr. The Board has determined that all of our directors, with the exception of Mr. Racine (who is our President and Chief Executive Officer.), are independent as defined in the Nasdaq listing standards and the regulations of the Securities and Exchange Commission. Our Compensation Committee, our Governance and Nominating Committee and our Audit Committee are composed entirely of independent directors.



     The Audit Committee of our Board of Directors is responsible for reviewing and approving all "related party transactions" (as defined in the applicable Nasdaq listing standards). Before approving such a transaction, the Audit Committee would take into account all relevant factors that it deems appropriate, including whether the related party transaction is on terms no less favorable to us than terms generally available from an unaffiliated third party under the same or similar circumstances, and the extent of the related person's interest in the transaction. The Audit Committee's responsibility for related party transactions is set forth in the Committee's written charter. The Committee's policy regarding related party transactions is not in writing, but is the result of the oral consensus of the members of the Committee.


            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     The following is a summary of the consolidated operating results of Catuity and contains forward looking statements based upon current expectations that involve risks and uncertainties. The Company's actual results and the timing of certain events could differ materially from those anticipated in these forward looking statements. Refer to the section entitled Forward Looking Statements at the beginning of this prospectus for a full discussion of the risks and uncertainties associated with forward looking statements.

     CATUITY'S BUSINESS


Catuity provides loyalty and gift card processing services to retailers which are designed to increase the profit they earn from their customers at the Point of Sale (POS). The Company sells a hosted, Application Service Provider (ASP) based system that enables the processing of member-based loyalty programs that can deliver customized discounts, promotions, rewards and points-based programs designed to help retailers find, keep and profit from their best customers. The Company also enables gift card solutions. The system enables robust and highly customizable programs which work on a retailer's payment terminals and Electronic Cash Registers (ECR) via their internal store networks. Catuity has proactively integrated to leading POS systems because we believe that this strategy will reduce the perceived IT risks for its retailer clients. This is consistent with our four design principles discussed above in the Research and Development section of this prospectus.


     OVERVIEW OF SIGNIFICANT ACTIVITIES


     Catuity completed several important steps in executing our strategy. As previously stated in this prospectus, in 2006, the Company was successful in deploying its new technology for customers; in establishing marketing partnerships; in establishing a defined sales pipeline; completing a series of APIs to streamline the process of integration to our system; and in completing the major development objectives for CALS.

     On November 22, 2006, we concluded a definitive securities purchase agreement with Gottbetter Capital Master, Ltd. and BridgePointe Master Fund Ltd. Pursuant to the securities purchase agreement, we issued the Preferred Shares, the Senior Notes and the Warrants, as follows:



                                                                           Gross
                                                                           Cash
                                                            Preferred    Proceeds
Investor                          Senior Notes   Warrants     Shares    to Catuity
-------------------------------   ------------   --------   ---------   ----------
Gottbetter Capital Master, Ltd.    $1,111,112    220,459      432.10    $1,388,890
BridgePointe Master Fund Ltd.         688,888    136,684      267.90       861,110
   Totals                          $1,800,000    357,143      700.00    $2,250,000

     Applicable securities listing rules of the Australian Stock Exchange and NASDAQ Capital Market require that we obtain approval from our stockholders for any conversion rights for the Senior Notes and Preferred Shares, and exercise rights for the Warrants, which would result in more than 335,000 shares of Common Stock being issuable on conversion or exercise of the foregoing securities. Accordingly, such exercise or conversion rights are specifically subject to obtaining stockholder approval. We agreed with the Investors that we would convene the Special Meeting to seek this approval, and recommend to our stockholders that such approval be given. In addition, the transaction documents limit each Investor's beneficial ownership of Catuity to no more than 4.99% at any given time, subject to the Investor's waiver of such restrictive covenant upon giving advance notice to us.


     On February 5, 2007 our stockholders approved our 2006 Financing pursuant to Marketplace Rule 4350(i)(1)(D) of the Marketplace Rules promulgated by the National Association of Securities Dealers, Inc. and Australian Stock Exchange Limited Listing Rule 7.1. Our 2006 Financing consisted of the issuance of an aggregate of (a) US$1.8 million face amount of the Senior Notes, (b) 700 shares of the Preferred Shares (stated amount US$1,000 per share, or US$700,000 in the aggregate), and (c) Warrants to acquire 357,143 shares of Common Stock (at an initial exercise price of US$3.58 per share). We issued the foregoing at a discount of 10% off face or stated value, for total cash in the amount of US$2.25 million. As approved by our stockholders, the Senior Notes and Preferred Shares will be convertible into an aggregate of 769,232 shares of Common Stock, at a conversion price of US$3.25 per share. This approval also covers shares that may additionally be issuable pursuant to certain "anti-dilution" rights included in the Senior Notes, Preferred Shares and Warrants, as well as any shares that may be issued on conversion of accrued and unpaid interest or dividends.


     Our progress in 2006 was based upon significant investment made in 2005 to build infrastructure and add key team members to grow our business. On July 18, 2005, the Company's stockholders approved the acquisition of Loyalty Magic Pty. Ltd. and the issuance of 700,000 shares of common stock to raise capital for the cash portion of the acquisition purchase price as well as for working capital purposes. On September 1, 2005 the Company completed the acquisition and raised $5.25 million USD (A$7.0 million). Additionally, we completed a second, smaller capital raise on September 19, 2005 for $2.025 million (270,000 shares of common stock) on the same terms as the September 1, 2005 capital raise. As a result, Catuity increased its cash balance to $4.39 million and its stockholders' equity to $9.2 million following the acquisition of Loyalty Magic and capital raises. Loyalty Magic's business is an excellent fit with the loyalty processing business that Catuity is establishing in North America.

     Catuity also made significant progress in executing its transition to a loyalty processor in 2005 and 2006. As previously disclosed, in early 2004, management determined it was necessary to substantially revise its corporate strategy away from the struggling smart card market and began work on a new strategy to position the company as a provider of member-based loyalty and gift card solutions to tier two and tier three retailers in the U.S., Canada and Australia. Today, the Company is focused on delivering loyalty and gift card programs to retailers (and their partners) at the point of sale. The company is focused on the needs of retailers who have a preference for purchasing a hosted solution over an in-house solution. The Company has targeted its sales at retailers who are looking for programs which improve customer retention, increase customer spending in targeted categories along with increasing average per visit sales and improve the frequency of their visit. One of the Company's strengths lies in helping retailers execute merchandising strategies, especially those which want to switch consumers from buying branded product to higher-margin private label products. To date, the Company has qualified prospects which meet its criteria and are focused on making sales proposals to those who are expected to make a buying decision in 2007.

     As previously noted, the Company is also actively focused on completing one or more additional acquisitions in 2007. The Company's focus is on acquisition candidates that are in lines of business that fit with Catuity's strategy, have positive cash flow and are profitable. The Company continues to have discussions with numerous parties about possible business combinations. Many factors impact the timing, structure, pricing and potential to close such transactions. As the Company has previously disclosed, acquisitions carry diverse risks that could affect the timely execution of its strategy. The Company does not expect to reach its performance goals by year-end 2007 unless it is able to consummate 1-2 acquisitions of profitable companies in the U.S. in 2007.

     FISCAL YEAR ENDED 2006 COMPARED TO 2005 (all figures in USD and rounded to nearest $1,000)

     On 1 September 2005, Catuity completed its acquisition of Loyalty Magic Pty. Ltd. As a result, Catuity's 2005 financial statements reflect twelve months of Catuity's operations and four months of Loyalty Magic's operations.

     Total revenues in 2006 were $1,949,000, an increase of $968,000 or 99%, over 2005. The increase relates to revenue from Loyalty Magic following its acquisition on September 1, 2005 ($1,713,000 of 2006 revenue). As described above, on September 1, 2005 the Company completed its acquisition of Loyalty Magic, an Application Service Provider (ASP) of loyalty and Customer Relationship Marketing (CRM) software and services on a hosted basis, located in Melbourne Australia. The addition of Loyalty Magic in 2005, resulted in the significant changes in the types of, and ways in which, the Company generates revenue.

                                        Change
                                       from 2005
Revenue           2006        2005      to 2006
-------        ----------   --------   ---------
Processing     $1,410,000   $511,000   $899,000
Service           355,000    405,000    (50,000)
License fees      184,000     65,000    119,000
   Total       $1,949,000   $981,000   $968,000

     The cost of processing and service revenues primarily consists of salaries, employee benefits, related expenses and office overhead for the customer implementation and support staff for the portion of their time spent on processing and service related activities. In 2006 the cost of processing revenue exceeded processing revenue due to the expense of building up infrastructure to support the commercialization of the CALS product that was introduced that year. As the deployments from the sales pipeline increase in the future we expect processing revenue to exceed the costs associated with it.

                                                                  Change
                                                                 from 2005
Cost of Revenue                            2006        2005       to 2006
---------------                         ----------   --------   ----------
Processing                              $1,771,000   $533,000   $1,238,000
Service                                    299,000    233,000       66,000
License fees                                    --     21,000      (21,000)
Amortization of intellectual property      176,000     50,000      126,000
Stock-based Compensation                    55,000     20,000       35,000
   Total                                $2,301,000   $857,000   $1,444,000

     Cost of license revenue primarily consisted of salaries, employee benefits, related expenses and overhead for our client support staff along with the technical staff's time spent on maintenance activities related to licensed software to customers.

     Research and Development expenses consist primarily of salaries, employee benefits and overhead cost, incurred primarily by our technical staff for the portion of their time spent furthering the development of our various software products. Research and development expenses decreased $256,000, or 34%, to $496,000 for the year ended December 31, 2006 from $752,000 for the year ended December 31, 2005. The decrease occurred because, beginning in 2004, the Company made a significant investment to complete a new generation of the Company's software that would support the Company's new business model. While the effort carried over into 2006, less time was spent in 2006 than in 2005. The reduction in cost between the two years was primarily due to reductions in overhead costs ($24,000) and reduced head count with lower salary and related costs ($92,000) in the Company's Sydney office.

     Sales and marketing expenses consist primarily of salaries, employee benefits, travel, marketing, public relations and related overhead costs in sales and marketing. Sales and marketing expenses increased $448,000, or 66%, to $1,131,000 for the year ended December 31, 2006 from $683,000 for the year ended December 31, 2005. The increase was primarily related to higher salary and related costs ($293,000), increase in amortization of intangibles ($83,000), increase in the allocation of CEO costs ($55,000), and an increase in consulting expenses ($18,000).

     General and Administrative (G&A) expenses consist primarily of salaries, employee benefits, related overhead costs and professional service fees. G&A expenses increased $820,000, or 46%, to $2,599,000 for the year ended December 31, 2006 from $1,779,000 for the year ended December 31, 2005. The increase is primarily attributable to stock-based compensation expense ($332,000) and salaries and related expenses ($406,000), including severance of $149,000 in connection with the relocation of our corporate office to Virginia.

     Other Income for the year ended December 31, 2006 represents tax concessions provided by the Australian Taxation Office for research and development activities for Loyalty Magic and Chip Application Technologies.

     LIQUIDITY AND CAPITAL RESOURCES

     Historically, we have funded our operations with proceeds from the issuance of common stock and cash collections from customers. As of December 31, 2006, the Company had approximately $1,994,000 in cash and cash equivalents, an increase of $1,035,000 from the cash balance on December 31, 2005. The increase is due to the proceeds generated from the closing of a capital raise of approximately $2,250,000 in November 2006.

     Net cash used in operating activities was $2,993,000 for the year ended December 31, 2006 compared with $2,802,000 for the year ended December 31, 2005. There was an increase of cash based operating expenses of $827,665 in the 2006 over 2005. Much of the loss experienced in 2006 versus 2005 is attributed to increases in non-cash expenses for depreciation and amortization of $290,000, and an increase in stock-based compensation of $339,000.

     Cash provided by investing activities was $2,091,415 for the year ended December 31, 2006 compared with a usage of $5,109,000 for the year ended December 31, 2005. The cash provided by investing activities in 2006 resulted from the maturity of short term investments, less purchases of property and equipment of $154,000. Of the $6,148,000 of cash used in 2005, $5,971,000 was for the purchase price and associated legal, accounting, and other professional services incurred in the acquisition of Loyalty Magic, and $177,000 for the purchase of property and equipment.

     Net cash provided by financing activities during 2006 was $1,904,000 and was attributed to the November capital raise less associated financing costs. Net cash provided by financing activities during 2005 totaled $6,459,000 relating primarily to the issue of stock, net of expenses, for the two capital raises.


     As discussed above, in the fourth quarter of 2006, Catuity completed a $2,250,000 raise of new capital in the form of notes convertible into shares of common stock, warrants and the issuance of preferred stock convertible into common stock. The capital is being used to fund company operations, including the expansion of our sales and marketing function in the U.S.


     The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business and continuation of the Company as a going concern. Liquidation values may be substantially different from carrying values as shown and these consolidated financial statements do not give effect to adjustments, if any, that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.

     For the years ended December 31, 2006 and 2005, the Company incurred net losses of $4,232,738 and $2,981,030, respectively. As of December 31, 2006, the Company had an accumulated deficit of $41,936,663 and insufficient cash on hand to meet its expected liquidity requirements for 2007. These factors raise substantial doubt as to the Company's ability to continue as a going concern.

     Management's strategy in 2007 consists of the following components: 1) to remain focused on offering our core customer base -- retailers and their partners -- a broad range of products, services and programs to help them reach, reward and retain their customers; 2) to raise additional debt and/or equity financing to allow the Company to continue in operation and satisfy its financial obligations; and 3) to complete one or more strategic acquisitions.

     Management currently estimates that additional debt and/or equity financing will be required during the second quarter of 2007 in order to meet expected liquidity requirements for the balance of 2007. The Company was successful in raising capital during the years ended December 31, 2006 and 2005. However, there can be no assurance that the Company will continue to be able to raise additional funds as necessary, nor can there be any assurance that additional funds, if available, will be on terms satisfactory to the Company or that they will not have a significant dilutive effect on existing stockholders.

     Management's focus in evaluating potential acquisition candidates is to identify companies that are in a similar line of business that fit with our strategy, have achieved and sustained profitability, and generate positive cash flow from operations. Management currently estimates that the Company will not achieve profitability by the end of 2008 unless it is successful in completing one or more acquisitions. However, there can be no assurance that management will be able to complete such an acquisition, nor can there be any assurance that an acquisition, if completed, will not have a significant dilutive effect on existing stockholders.

     Although management believes that its efforts in obtaining additional financing and completing one or more strategic acquisitions will be successful, there can be no assurance that its efforts will ultimately be successful. In the event that management is unable to raise additional capital from external sources, or is unable to successfully complete an acquisition of a profitable company, the Company may be forced to curtail or cease operations.

     Management is in active discussions with institutional investors about providing interim capital by the end of the second quarter and financing to fund acquisitions. At the time of this filing, the Company is actively engaged in discussions or various stages of due diligence with the senior management or key shareholders of over 10 companies, which meet our criteria of strategic fit and profitability.

     CRITICAL ACCOUNTING POLICIES AND ASSUMPTIONS

     The accompanying consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States. When more than one accounting principle or the method of its application is generally accepted, we select the principle or method that is appropriate in our specific circumstances (see Note 2 of Notes to Consolidated Financial Statements). Application of these accounting principles requires us to make estimates about the future resolution of existing circumstances. As a result, actual results could differ from these estimates. In preparing these financial statements, we have made our best estimates and judgments of the amounts and disclosures included in the consolidated financial statements, giving due regard to materiality.

     REVENUE RECOGNITION

     The three distinct revenue streams that result from the Company's business activities are processing, service and license revenue.

     - Processing revenue includes ASP management fees, installation and training, processing of data, card sales and related hardware and software sales.

     - Service revenue includes customization work for particular client applications, maintenance, customer support, consulting and other client services.

     - Licensing revenue includes non-ASP and ASP software licenses, maintenance and upgrades.

     Processing revenue (ASP) is generally recognized as revenue in the month that the services are performed. Payments for processing revenue are generally not refundable. Accordingly, we recognize revenue for monthly hosting fees in the month the hosting service is provided. Under our hosting arrangements the customer does not have the contractual right to take possession of the software element and the customer does not have the right to run the software on its own hardware or contract with another party to host the software.

     Service revenue for recurring services provided to customers in support of their loyalty and/or gift card programs is recognized in the month the service is rendered. Training, consulting, installation support and post-installation support are generally billed on a time and material basis and revenue is recognized as the service is provided. Maintenance revenues are recognized ratably over the maintenance term.

     Processing and service revenue can also includes client projects such as integration, customization and miscellaneous related fees for work performed for a customer to deploy or modify the Company's loyalty and gift card applications. Project related revenue is billed on a fixed price basis. The Company recognizes revenue on fixed price contracts using the proportional performance method in accordance with SAB 101, Revenue Recognition in Financial Statements, and SAB 104, Revenue Recognition, based on hours incurred as a proportion of estimated total hours of the respective contract. The cumulative impact of any revisions in estimated total revenues and direct contract costs are recognized in the period in which they become known. Revenue in excess of billings is recognized as unbilled receivables and is included in work in process in the consolidated balance sheet. Billings in excess of revenue are recorded as deferred revenue until revenue recognition criteria are met. The Company generally does not provide for a right of return in its project related contracts.

     License revenue is recognized in accordance with Statement of Position
(SOP) 97-2, Software Revenue Recognition, which provides for recognition of revenue when persuasive evidence of an arrangement exists, delivery of the product has occurred, no significant obligations remain on the Company's part with regard to implementation, the fee is fixed and determinable, and collectibility is probable. SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair value of each element. Revenue recognized from multiple-element arrangements is allocated to undelivered elements of the arrangement, such as maintenance, based on the relative fair value of each element. The Company's determination of fair value of each element in multi-element arrangements is based on vendor-specific objective evidence
(VSOE). The Company limits its assessment of VSOE for each element to either the price charged when the same element is sold separately or the price established by management for an element not yet sold separately. The Company has established VSOE for maintenance services. The Company does not generally provide for a right of return in its license contracts.

     Revenue is deferred for any undelivered elements and is recognized upon product delivery or when the service has been performed.

     DEFERRED TAX ASSETS

     The Company records a full valuation allowance against net deferred tax assets. Based on historical operating losses, it is difficult to determine the amount or timing of future earnings, therefore, there is currently no tax benefit recorded by the Company due to the full valuation allowance.

     STOCK-BASED COMPENSATION

     We adopted SFAS 123(R) as of January 1, 2006, as required. SFAS 123(R) requires the measurement of all employee share-based awards using a fair-value-based method. The level of impact on the Company's consolidated financial statements will depend, in part, on future grant awards. See note 6 for a description of the expense recorded for the year ended 2006 under SFAS 123(R). Prior to 2006, the Company accounted for stock-based awards issued to employees under the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock issued to Employees ("APB 25") and adopted the disclosure-only alternative of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123").

     RECENT ACCOUNTING PRONOUNCEMENTS

     In July 2006, the FASB issued FASB Interpretation ("FIN") No. 48 Accounting for Uncertainty in Income Taxes -- an interpretation of FASB Statement 109. FIN 48 prescribes a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken on a tax return, including a decision whether to file or not to file in a particular jurisdiction. FIN 48 is effective for fiscal years beginning after December 15, 2006. If there are changes in net assets as a result of application of FIN 48 these will be accounted for as an adjustment to retained earnings. The Company is currently assessing the impact of FIN 48 on its consolidated financial position and results of operations.

     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements ("SFAS No. 157"), which establishes a framework for measuring fair value and requires expanded disclosure about the information used to measure fair value. The statement applies whenever other statements require, or permit, assets or liabilities to be measured at fair value. The statement does not expand the use of fair value in any new circumstances and is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, with early adoption encouraged. The Company is currently assessing any potential impact of adopting this pronouncement.

     In September 2006, the SEC Staff issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements ("SAB No. 108"). SAB No. 108 requires the use of two approaches to quantitatively evaluate materiality of misstatements. If the misstatement as quantified under either approach is material to the current year financial statements, the misstatement must be corrected. If the effect of correcting the prior year misstatements, if any, in the current year income statement is material, the prior year financial statements should be corrected. SAB No. 108 is effective for fiscal years ending after November 15, 2006. The Company has determined that there is no impact from applying this interpretation.

     In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities -- including an amendment of FASB Statement No. 115, or SFAS 159. SFAS 159 permits an entity, at specified election dates, to choose to measure certain financial instruments and other items at fair value. The objective of SFAS 159 is to provide entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently, without having to apply complex hedge accounting provisions. SFAS 159 is effective for accounting periods beginning after November 15, 2007. The Company is currently assessing the impact of adopting SFAS 159 on its consolidated financial statements.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Catuity ("CTTY") was listed on the NASDAQ Capital Market beginning December 1, 2000. Chip Application Technologies (then named Card Technologies Australia) was listed on the Australian Stock Exchange ("ASX") under the trading symbol "CAT" from July 11, 1997 to November 22, 1999. On November 23, 1999, upon Catuity's acquisition of Chip Application Technologies, we replaced Chip Application Technologies as the listed entity on the ASX under the same trading symbol. We continue to be traded on the ASX. Also, 256,520 shares of common stock were issued on September 1, 2005 to existing Australian shareholders and accredited Australian institutional buyers pursuant to an exemption from registration under Regulation S of the Securities Act of 1933, as amended.

     Our high and low sales prices on the ASX and NASDAQ for each quarter within the last two fiscal years are shown below, both in Australian dollars and in U.S. dollars.


                           SYMBOL - CAT                     SYMBOL - CATN                        SYMBOL - CTTY
                 -------------------------------   -------------------------------   -------------------------------------
                      HIGH              LOW             HIGH              LOW              HIGH                 LOW
PERIOD           (AUSTRALIAN $)   (AUSTRALIAN $)   (AUSTRALIAN $)   (AUSTRALIAN $)   (UNITED STATES $)   (UNITED STATES $)
------           --------------   --------------   --------------   --------------   -----------------   -----------------
2005
First Quarter        $ 7.00           $ 3.90              N/A              N/A             $ 8.30              $3.47
Second Quarter       $18.50           $ 4.50              N/A              N/A             $22.58              $3.75
Third Quarter        $23.00           $10.50           $13.50           $10.50             $20.39              $8.53
Fourth Quarter       $14.20           $ 9.25           $11.00           $ 7.50             $12.10              $5.97

2006
First Quarter        $11.00           $ 8.00           $10.00           $ 5.75             $ 9.17              $5.68
Second Quarter       $10.00           $ 5.00           $ 8.00           $ 3.00             $ 8.03              $4.49
Third Quarter        $ 7.00           $ 3.50           $ 5.00           $ 3.00             $ 4.97              $3.06
Fourth Quarter       $ 7.50           $ 4.00           $ 5.20           $ 3.00             $ 6.19              $3.14

2007
First Quarter        $ 5.60           $ 2.80           $ 5.20           $ 3.00             $ 4.59              $2.12


     As of December 31, 2006 there were approximately 2,000 shareholders of record of our common stock as reported to us by Computershare Investor Services, our transfer agent.

DIVIDEND POLICY

     The Company has never paid any cash dividends on its common stock, and currently does not intend to pay any cash dividends on common stock. The Company has paid dividends on its shares of convertible preferred stock starting December 1, 2006.


     Any decision to declare and pay dividends in the future will be made at the discretion of the Board of Directors and will depend on, among other things, the results of operations, capital requirements, financial condition, contractual restrictions and other factors that the Board of Directors may deem relevant. In addition, the terms of the Preferred Stock restricts the Company's ability to pay dividends on its common stock. The holders of the Preferred Stock are entitled to receive cumulative preferential cash dividends at the rate equal to 10% of the stated value of the Preferred Stock payable monthly in arrears, on the first day of each month. The Company may not pay any dividends on its common stock before all dividends are paid on the Preferred Stock.

EQUITY COMPENSATION PLAN INFORMATION

     The following table reflects information about the securities authorized for issue under our equity compensation plans as of December 31, 2006.

                                                                     NUMBER OF
                                                                    SECURITIES
                                                                     REMAINING
                                                                     AVAILABLE
                                         NUMBER                     FOR FUTURE
                                           OF                        ISSUANCE
                                       SECURITIES                      UNDER
                                         TO BE       WEIGHTED-        EQUITY
                                         ISSUED       AVERAGE      COMPENSATION
                                          UPON        EXERCISE         PLANS
                                      EXERCISE OF     PRICE OF      (EXCLUDING
                                      OUTSTANDING   OUTSTANDING     SECURITIES
                                        OPTIONS       OPTIONS      REFLECTED IN
PLAN CATEGORY:                            (A)           (B)       COLUMN (A) (C)
--------------                        -----------   -----------   --------------
Equity compensation plans approved
   by security holders:
The 2000 Employee Stock Option Plan     232,181        $18.81          67,221
The 2000 Non-employee Director
   Stock Option Plan                     23,667        $14.66          34,250
2005 Employee Restricted Stock Plan         N/A           N/A         119,000
2005 Non-employee Director
   Restricted Stock Plan                    N/A           N/A          24,848
Equity compensation plans not
   approved by security holders:            -0-           -0-             -0-

                            DESCRIPTION OF SECURITIES

COMMON STOCK


     The securities being offered by the Selling Security Holders are shares of our common stock. As of March 31, 2007 there were 2,307,343 shares issued and outstanding of our common stock.


     The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are entitled to receive any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights or other subscription rights. All outstanding shares of common stock are fully paid and non-assessable. Please review our certificate of incorporation, as amended, and bylaws, copies of which have been filed with the SEC, as well as the applicable statutes of the State of Delaware for a more complete description of the rights and liabilities of holders of our shares.

     The holders of common stock do not have a cumulative voting right, which means that the holders of more than fifty percent of the shares of common stock voting for election of directors may elect all the directors if they choose to do so. In this event, the holders of the remaining shares aggregating less than fifty percent will not be able to elect directors. Except as otherwise required by Delaware law, and subject to the rights of the holders of preferred stock then outstanding, all stockholder action is taken by the vote of a majority of the issued and outstanding shares of common stock present at a meeting of stockholders at which a quorum consisting of a majority of the issued and outstanding shares of common stock is present in person or proxy.


SENIOR CONVERTIBLE NOTES



     As of March 31, 2007, there were Senior Convertible Notes (the "Senior Notes") in the aggregate principal amount of $1,800,000 issued and outstanding. The Senior Notes carry interest at the rate of 10% per annum compounded monthly. The Senior Notes are convertible into common stock of the Company at a conversion rate of $3.25 per common share, or a maximum total of 553,846 common shares, subject to anti-dilution provisions. The Senior Notes are secured by a senior security interest in all of our and our subsidiaries' assets. The Company issued and sold the Senior Notes in connection with the 2006 Private Placement.


     Upon a change of control of Catuity involving the acquisition of voting control or direction over 50% or more of our outstanding common stock, the holders of the Senior Notes have the right to cause Catuity to repurchase the Senior Notes in cash for the greater of (A) 130% multiplied by the product of
(x) the principal amount being converted plus accrued but unpaid interest on such principal amount and (y) the closing sales price of the Company's common stock immediately following the public announcement of such change in control; or (B) 150% of the principal amount being converted plus accrued but unpaid interest on such principal amount. In the event of a change of control at a per share price which is equal to or greater than 200% of the Conversion Price, then 130% in (A) above will be reduced to 120%.


     The Company has the right to redeem in cash any or all of the outstanding Senior Notes at any time prior to maturity, upon three (3) business days prior written notice, at the greater of (x) one hundred twenty percent (120%) of the principal amount to be redeemed or (y) the product of (i) the remaining principal balance of the Senior Notes divided by the Conversion Price in effect on the day before such redemption notice is sent and (ii) the closing sale price of the Common Stock on the day before such redemption notice is sent, plus in each case, the amount of any accrued but unpaid interest, subject to the maximum amount of interest allowed to be charged by law, payable in cash. In the event of any redemption of the Senior Notes, the Holders shall retain the Warrants and the "Registration Rights" that attached thereto.


     The principal amount of the Senior Notes is repayable in monthly installments of $75,000 beginning on December 1, 2007. The Senior Notes mature on November 21, 2009. Future principal payments by year are as follows: 2007 -- $75,000; 2008 -- $900,000; and 2009 -- $825,000.

PREFERRED STOCK

     The Company's Board of Directors is authorized to issue up to 666,667 shares of preferred stock, par value $.001 per share, in one or more series and to fix, by resolution, conditional, full, limited or no voting powers, and the designations, preferences, the number of shares, dividend rates, conversion or exchange rights, redemption provisions or other special rights of the shares constituting any class or series as the Board of Directors may deem advisable without any further vote or action by the stockholders. Any shares of preferred stock issued by Catuity could have priority over Catuity common stock with respect to dividends or liquidation rights and could have voting and other rights of stockholders.

SERIES A CONVERTIBLE PREFERRED STOCK

     The Company's Board of Directors has designated 700 shares of preferred stock as "Series A Convertible Preferred Stock" with a stated value of $1,000 per share. There are presently 700 shares of Series A Convertible Preferred Stock outstanding. The holders of Series A Convertible Preferred Stock will have no voting rights other than as may be required by law.

     When and if declared by the Board of Directors, a holder of the Series A Convertible Preferred Stock is entitled to receive monthly cumulative cash dividends in arrears, commencing on December 1, 2006. The dividend rate is 10% of the stated value. During 2006, the Board of Directors declared and the Company paid $7,582 of dividends to holders of the Series A Convertible Preferred Stock.

     A liquidation preference is granted to the holders of the Series A Convertible Preferred Stock and they shall be entitled to receive cash out of the assets of the Company equal to the stated amount before any amount shall be paid to the holders of any of the capital shares of the Company of any class junior in rank to the shares of Series A Preferred Stock.

     Voluntary Conversion-Holders of the Series A Convertible Preferred Stock are entitled, at any time, subject to prior redemption, to convert each share of Series A Convertible Preferred Stock into shares of common stock at the conversion price equal to $3.25 per share.

WARRANTS


     As of March 31, 2007, there were outstanding Warrants to acquire up to 357,143 shares of common stock.


     Each Warrant is exercisable at any time prior to November 21, 2011 at an initial exercise price equal to $3.58 per share of common stock. The Warrants contain a cashless exercise feature and standard anti-dilution protection, including full-ratchet provisions that would require an adjustment to the exercise price of the Warrants in the event that the Company issues common stock (or common stock equivalents, including options and convertible securities) at a price per share that is less than the then-current exercise price in Warrants. The Company has the right to redeem the warrants at $.01 per share on ten (10) days prior written notice provided (i) the shares of common stock underlying the warrants are free trading, (ii) the average daily dollar trading volume of our common stock is at least $400,000, and no single trading day is less than $200,000, based upon a closing bid price of at least $7.87 for each of the twenty (20) trading days immediately preceding the notice of redemption as reported by Bloomberg and (iii) such redemption shall be limited to 100,000 warrants every thirty (30) calendar days.

     Upon a change of control of Catuity that is within Catuity's control, the warrant holders have the right to cause the Company to pay the Black-Scholes value of the warrants subject to a volatility cap of 60. To the extent not redeemed upon a change of control, each warrant holder has the right to cause the ultimate parent company of the acquiring or surviving company in the change of control to issue new warrants in replacement of the warrants with terms (including, without limitation, exercise rights and anti-dilution rights) equivalent to those contained in the warrants.

PARTICULARS OF THE TRANSACTION


     To assist in understanding the terms and dynamics of the transaction between Catuity and the Selling Security Holders, presented below are tables and notes that detail various payment amounts, calculations of the values of the underlying securities, and other related information.



                                    VALUE OF SECURITIES UNDERLYING THE CONVERTIBLE DEBENTURES AND PREFERRED STOCK
                                  --------------------------------------------------------------------------------
                                                                               Market Price Per Share
                                                                  ------------------------------------------------
                                                                  Average Closing
                                                                  Price from Oct.
                                                                   18 - Nov. 21,
                                    Number of                          2006
                                     Shares                       (Negotiation &    Average Price
                                   Underlying                      Due Diligence     On Date of        Closing
                                  Securities to   Multiplied by      Phase of        Transaction       Price on
                                  be Registered    Market Price    Transaction)     Nov. 22, 2006   March 31, 2007
                                  -------------   -------------   ---------------   -------------   --------------
                                                                     $     3.97       $     5.53      $     2.20
Common Stock underlying
   Preferred Shares                  215,385                         $  855,078       $1,191,079      $  473,847
Common Stock underlying
   Convertible Debentures            553,847                         $2,198,773       $3,062,774      $1,218,463
                                     -------                         ----------       ----------      ----------
Total                                769,232                         $3,053,851       $4,253,853      $1,692,310
                                     =======                         ==========       ==========      ==========
Average Daily Trading Volumes                                            78,264        1,330,400          25,800



     The closing price on November 21, 2006 (day before the transaction was announced) was $4.73 per share with a trading volume of 91,600 shares. The closing price on the date of the transaction was $6.18 per share with a trading volume of 1,330,400. At $6.18 per share the total value of the transaction is $4,753,854.



                                                     PAYMENTS TO THE SELLING SECURITY HOLDERS
                                  -----------------------------------------------------------------------------
                                                                                 Other
                                                   Interest                    Potential
                                                   Payments      Dividend     Payments to      Total Payments
                                   Transaction        on        Payments on     Selling        Made or to be
                                  Costs Paid By   Convertible    Preferred     Security       Made to Selling
                                      Issuer       Debentures       Stock        Holders      Security Holders
SELLING SECURITY HOLDERS:              (1)            (2)           (3)           (4)       (1)+(2)+(3)+(4)=(5)
                                  -------------   -----------   -----------   -----------   -------------------
Gottbetter Capital Master, Ltd.      $61,500        $220,371      $129,630        $--             $411,501
BridgePointe Master Fund, Ltd.            --         136,629        80,370         --              216,999
                                     -------        --------      --------        ---             --------
TOTAL                                $61,500        $357,000      $210,000        $--             $628,500
                                     =======        ========      ========        ===             ========



     (1) In connection with the sale of the Convertible Debentures and Preferred Stock, the Company paid legal fees of $40,000 and due diligence fees of $21,500 incurred by the lead investor.


     (2) The Convertible Debentures incur interest at the rate of 10% of the outstanding principal amount per annum, payable monthly in arrears in cash. The amounts disclosed for this item assume the Company makes all regularly scheduled payments of principal and further assumes no conversion of principal or accrued and unpaid interest during the three year term.

     (3) The Convertible Preferred Stock designates a dividend rate of 10% of the stated value of $700,000 per annum, payable monthly in arrears in cash, when, as and if declared by the Board of Directors. For illustration purposes, the amounts disclosed for this item represent the total cash dividends that would be payable over a three year period (the term of the Convertible Debentures) and assumes no conversion during such three year period.

     (4) Under certain circumstances, the Company may be required to make additional payments to the Selling Security Holders as described below:


          (a) From and after the occurrence of an Event of Default (as defined in the Convertible Debentures) interest on the Convertible Debentures would increase from 10% to 15% per annum, until such time as the Event of Default is cured;



          (b) Upon an Event of Default, the holders of the Convertible Debentures may require the Company to redeem all or any portion of the Convertible Debentures in cash at a price equal to the greater of: (i) 125% (120% in certain circumstances) multiplied by the principal amount being redeemed plus accrued but unpaid interest on such principal amount and (ii) the product of (x) the principal amount being redeemed (including accrued but unpaid interest on such principal amount) divided by the then current conversion price with respect to the principal amount being redeemed and (y) the closing sale price of the Company's common stock on the date immediately preceding such Event of Default;



          (c) Upon a Change in Control (as defined in the Convertible Debentures) involving the acquisition of voting control or direction over 50% or more of the Company's outstanding common stock, the holders of the Convertible Debentures have the right to cause the Company to repurchase the Convertible Debentures in cash for the greater of (A) 130% multiplied by the product of (x) the principal amount being converted plus accrued but unpaid interest on such principal amount and (y) the closing sales price of the Company's common stock immediately following the public announcement of such change in control; or (B) 150% multiplied by the principal amount being converted plus accrued but unpaid interest on such principal amount. In the event of a Change in Control at a per share price which is equal to or greater than 200% of the then current conversion price, then 130% in (A) above will be reduced to 120%;


          (d) In the event that the Company fails to timely issue shares of common stock pursuant to the terms of conversion of the Convertible Debentures, and the holder of such Convertible Debentures purchases (in an open market transaction or otherwise) shares of the Company's common stock to deliver in satisfaction of a sale or sales by the holder of the Company's common stock that the holder anticipated receiving from the Company, then the Company may be required to pay cash to the holder in an amount equal to the holder's total purchase price (including brokerage commissions and other out-of-pocket expenses) for the shares of the Company's common stock so purchased;

          (e) The Company has the right to redeem in cash any or all of the outstanding Convertible Debentures at any time prior to maturity, upon three (3) business days prior written notice, at the greater of (x) one hundred twenty percent (120%) multiplied by the principal amount to be redeemed or (y) the product of (i) the remaining principal balance of the Convertible Debentures divided by the conversion price in effect on the day before such redemption notice is sent and (ii) the closing sale price of the Company's common stock on the day before such redemption notice is sent, plus in each case, the amount of any accrued but unpaid interest, subject to the maximum amount of interest allowed to be charged by law;


          (f) In the event the Company does not pay any scheduled amounts under the Convertible Debentures when due, other than interest, the Company will be required to pay a late charge equal to interest at the rate of 15% per annum on the past due amount;



          (g) Under certain conditions, the Company may become obligated to pay costs of collection, enforcement and other costs incurred by the holders of the Convertible Debentures;


          (h) Upon a Change in Control (as defined in the Warrants Agreements) of the Company that is within the Company's control, the holders of the Warrants have the right to cause the Company to pay in cash the Black-Scholes value of the Warrants subject to a volatility cap of sixty (60) and a risk-free interest rate corresponding to the U.S. treasury rate for a period equal to the remaining term of the Warrants. To the extent not redeemed upon a Change in Control, each Warrant holder has the right to cause the ultimate parent company of the acquiring or surviving company in the Change in Control to issue new warrants in replacements of the Warrants with terms (including, without limitation, exercise rights and anti-dilution rights) equivalent to those contained in the Warrants;

          (i) The Company has the right to redeem the Warrants at $.01 per share on ten (10) days prior written notice provided (i) the shares of the Company's common stock underlying the warrants are free trading, (ii) the average daily dollar trading volume of the Company's common stock is at least $400,000, and no single trading day is less than $200,000, based upon a closing bid price of at least $7.87 for each of the twenty (20) trading days immediately preceding the notice of redemption as reported by Bloomberg and (iii) such redemption shall be limited to 100,000 warrants every thirty (30) calendar days;

          (j) The Warrants contain a cashless exercise feature that allows the holders of the Warrants to receive shares of the Company's common stock in the event that shares of the Company's common stock underlying the Warrants are not available for sale pursuant to a registration statement;

          (k) In the event that the Company fails to timely issue shares of common stock pursuant to terms of exercise for the Warrants, the Company shall pay in cash to the holder of the Warrants on each day following the third business day that the shares of the Company's common stock is not timely affected an amount equal to 1.5% multiplied by the product of (x) the sum of the number of shares not timely issued to the holder and (y) the closing sale price of the Company's common stock on the trading day immediately preceding the last possible date the Company could have timely issued the related shares;

          (l) In the event that the Company fails to timely issue shares of common stock pursuant to the terms of exercise of the Warrants, and the holder of such Warrants purchases (in an open market transaction or otherwise) shares of the Company's common stock to deliver in satisfaction of a sale or sales by the holder of the Company's common stock that the holder anticipated receiving from the Company, then the Company may be required to pay cash to the holder in an amount equal to the holder's total purchase price (including brokerage commissions and other out-of-pocket expenses) for the shares of the Company's common stock so purchased;


                                                 PAYMENTS TO THE SELLING SECURITY HOLDERS DURING
                                                           INITIAL TWELVE MONTH PERIOD
                                  -----------------------------------------------------------------------------
                                                                                 Other
                                                   Interest                    Potential
                                                   Payments       Dividend    Payments to      Total Payments
                                   Transaction        on        Payments on     Selling        Made or to be
                                  Costs Paid By   Convertible    Preferred     Security       Made to Selling
                                      Issuer       Debentures       Stock        Holders      Security Holders
SELLING SECURITY HOLDERS:              (1)            (2)           (3)           (4)       (1)+(2)+(3)+(4)=(5)
-------------------------         -------------   -----------   -----------   -----------   -------------------
Gottbetter Capital Master, Ltd.      $ 61,500       $113,889      $ 44,290        $--            $219,679
BridgePointe Master Fund, Ltd.             --         70,611        27,460        --               98,071
                                     --------       --------      --------        ---            --------
TOTAL                                $ 61,500       $184,500      $ 71,750        $--            $317,750
                                     ========       ========      ========        ===            ========



     (1) In connection with the sale of the Convertible Debentures and Preferred Stock, the Company paid legal fees of $40,000 and due diligence fees of $21,500 incurred by the lead investor.


     (2) The Convertible Debentures incur interest at the rate of 10% of the outstanding principal amount per annum, payable monthly in arrears in cash. The amounts disclosed for this item assume the Company makes all regularly scheduled payments of principal and further assumes no conversion of principal or accrued but unpaid interest during the initial twelve month period following issuance.


     (3) The Preferred Stock designates a dividend rate of 10% of the stated value of $700,000 per annum, payable monthly in arrears in cash, when, as and if declared by the Board of Directors. The amounts disclosed for this item represent the total cash dividends that would be payable during the initial twelve month period following issuance and further assume no conversion during such twelve month period.


     (4) Under certain circumstances, the Company may be required to make additional payments to the Selling Security Holders as described below:


          (a) From and after the occurrence of an Event of Default (as defined in the Convertible Debentures) interest on the Convertible Debentures would increase from 10% to 15% per annum, until such time as the Event of Default is cured;



          (b) Upon an Event of Default, the holders of the Convertible Debentures may require the Company to redeem all or any portion of the Convertible Debentures in cash at a price equal to the greater of: (i) 125% (120% in certain circumstances) multiplied by the principal amount being redeemed plus accrued but unpaid interest on such principal amount and (ii) the product of (x) the principal amount being redeemed (including accrued but unpaid interest on such principal amount) divided by the then current conversion price with respect to the principal amount being redeemed and (y) the closing sale price of the Company's common stock on the date immediately preceding such Event of Default;


          (c) Upon a Change in Control (as defined in the Convertible Debentures) involving the acquisition of voting control or direction over 50% or more of the Company's outstanding common stock, the holders of the Convertible Debentures have the right to cause the Company to repurchase the Convertible Debentures in cash for the greater of (A) 130% multiplied by the product of (x) the principal amount being converted plus accrued but unpaid interest on such principal amount and (y) the closing sales price of the Company's common stock immediately following the public announcement of such change in control; or (B) 150% multiplied by the principal amount being converted plus accrued but unpaid interest on such principal amount. In the event of a Change in Control at a per share price which is equal to or greater than 200% of the then current conversion price, then 130% in (A) above will be reduced to 120%;


          (d) In the event that the Company fails to timely issue shares of common stock pursuant to the terms of conversion of the Convertible Debentures, and the holder of such Convertible Debentures purchases (in an open market transaction or otherwise) shares of the Company's common stock to deliver in satisfaction of a sale or sales by the holder of the Company's common stock that the holder anticipated receiving from the Company, then the Company may be required to pay cash to the holder in an amount equal to the holder's total purchase price (including brokerage commissions and other out-of-pocket expenses) for the shares of the Company's common stock so purchased;

          (e) The Company has the right to redeem in cash any or all of the outstanding Convertible Debentures at any time prior to maturity, upon three (3) business days prior written notice, at the greater of (x) one hundred twenty percent (120%) multiplied by the principal amount to be redeemed or (y) the product of (i) the remaining principal balance of the Convertible Debentures divided by the conversion price in effect on the day before such redemption notice is sent and (ii) the closing sale price of the Company's common stock on the day before such redemption notice is sent, plus in each case, the amount of any accrued but unpaid interest, subject to the maximum amount of interest allowed to be charged by law;


          (f) In the event the Company does not pay any scheduled amounts under the Convertible Debentures when due, other than interest, the Company will be required to pay a late charge equal to interest at the rate of 15% per annum on the past due amount;



          (g) Under certain conditions, the Company may become obligated to pay costs of collection, enforcement and other costs incurred by the holders of the Convertible Debentures;


          (h) Upon a Change in Control (as defined in the Warrants Agreements) of the Company that is within the Company's control, the holders of the Warrants have the right to cause the Company to pay in cash the Black-Scholes value of the Warrants subject to a volatility cap of sixty (60) and a risk-free interest rate corresponding to the U.S. treasury rate for a period equal to the remaining term of the Warrants. To the extent not redeemed upon a Change in Control, each Warrant holder has the right to cause the ultimate parent company of the acquiring or surviving company in the Change in Control to issue new warrants in replacements of the Warrants with terms (including, without limitation, exercise rights and anti-dilution rights) equivalent to those contained in the Warrants;

          (i) The Company has the right to redeem the Warrants at $.01 per share on ten (10) days prior written notice provided (i) the shares of the Company's common stock underlying the warrants are free trading, (ii) the average daily dollar trading volume of the Company's common stock is at least $400,000, and no single trading day is less than $200,000, based upon a closing bid price of at least $7.87 for each of the twenty (20) trading days immediately preceding the notice of redemption as reported by Bloomberg and (iii) such redemption shall be limited to 100,000 warrants every thirty (30) calendar days;

          (j) The Warrants contain a cashless exercise feature that allows the holders of the Warrants to receive shares of the Company's common stock in the event that shares of the Company's common stock underlying the Warrants are not available for sale pursuant to a registration statement.

                                         TOTAL PROFIT POTENTIALLY REALIZABLE BY THE SELLING SECURITY HOLDERS FROM
                                                        CONVERTIBLE DEBENTURES AND PREFERRED STOCK
                     ---------------------------------------------------------------------------------------------------------------
                        Market    Conversion
                      Price per   Price per                                 Total
                       Share of    Share of                               Shares of
                        Common      Common                                  Common                       Combined
                        Stock       Stock       Total                       Stock                      Conversion    Combined Market
                      Underlying  Underlying  Shares of  Combined Market Underlying  Combined Market Price of Common   Discount of
                         the         the        Common    Price of Total     the     Price of Common      Stock        Common Stock
                     Convertible Convertible    Stock       Shares of    Convertible      Stock       Underlying the  Underlying the
                      Debentures  Debentures  Underlying   Common Stock   Debentures  Underlying the   Convertible     Convertible
                         and         and         the      Underlying the      and       Convertible     Debentures      Debentures
                      Preferred   Preferred  Convertible   Convertible    Preferred  Debentures and   and Preferred   and Preferred
                        Stock       Stock    Debentures     Debentures      Stock    Preferred Stock      Stock           Stock
                         (1)         (2)         (3)     (1) X (3) = (4)     (5)     (1) X (5) = (6) (2) X (5) = (7) (6) - (7) = (8)
                     ----------- ----------- ----------- --------------- ----------- --------------- --------------- ---------------
SELLING SECURITY
   HOLDERS:
Gottbetter Capital
   Master, Ltd.         $5.53       $3.25      341,881      $1,890,602     474,835      $2,625,838      $1,543,214      $1,082,624
BridgePointe Master
   Fund, Ltd.           $5.53       $3.25      211,966       1,172,172     294,397       1,628,015         956,790         671,225
                                               -------      ----------     -------      ----------      ----------      ----------
TOTAL                                          553,847      $3,062,774     769,232      $4,253,853      $2,500,004      $1,753,849
                                               =======      ==========     =======      ==========      ==========      ==========



(1) The market price per share was determined using the average of the high ($6.36) and low ($4.70) trading prices of the Company's common stock (as reported by Nasdaq) on the date of issuance (November 22, 2006) of the Convertible Debentures and Preferred Stock. The closing price of the Company's common stock on November 22, 2006 was $6.18.



(2) The conversion price of the Convertible Debentures and Preferred Stock is fixed at $3.25 per share, subject to certain anti-dilutive provisions as follows:



     (a) if after November 22, 2006 the Company issues options to purchase its common stock (excluding options issued pursuant to the terms of the Company's Employee Stock Option Plan or Director Stock Option Plan) at an exercise price (the "new issuance price") less than the then current conversion price of the Convertible Debentures and Preferred Stock, the conversion price of the Convertible Debentures and Convertible Preferred Stock shall be reduced to the new issuance price;



     (b) if after November 22, 2006 the Company issues or sells any securities convertible into the Company's common stock at a conversion price (the "new conversion price") less than the then current conversion price of the Convertible Debentures and Preferred Stock, the conversion price of the Convertible Debentures and Preferred Stock shall be reduced to the new conversion price;



     (c) if after November 22, 2006 the Company changes the exercise price of any options that were outstanding as of November 22, 2006, the then current conversion price of the Convertible Debentures and Preferred Stock shall be adjusted to the conversion price which would have been in effect at such time had such options provided for such changed exercise price at the time initially granted; provided, however, that for purposes of this section no adjustment shall be made if such adjustment would result in an increase in the conversion price of the Convertible Debentures and Preferred Stock;



     (d) if after November 22, 2006 the Company subdivides (by stock split, stock dividend, recapitalization or otherwise) one or more classes of its common stock into a greater number of common shares, the then current conversion price of the Convertible Debentures and Preferred Stock will be proportionately reduced;



     (e) if after November 22, 2006 the Company combines (by combination, reverse stock split or otherwise) one or more classes of its common stock into a smaller number of common shares, the then current conversion price of the Convertible Debentures and Preferred Stock will be proportionately increased;



     (f) upon a Change in Control (as defined in the Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock), the then current conversion price of the Preferred Stock shall be reduced by 20%.

(3) The total principal amount of the Convertible Debentures is $1,800,000. Based upon the initial exercise price of $3.25 per share, the total common stock that would be issued upon full conversion would be 553,847.


(5) The total stated value of the Preferred Stock is $700,000. Based upon the initial exercise price of $3.25 per share, the total common stock that would be issued upon full conversion would be 215,385.



                                     TOTAL PROFIT POTENTIALLY REALIZABLE BY THE SELLING SECURITY HOLDERS FROM THE WARRANTS
                                -----------------------------------------------------------------------------------------------
                                                                                Combined Market     Combined
                                  Market Price     Conversion                    Price of Total    Conversion   Combined Market
                                  per Share of  Price per Share Total Shares of    Shares of    Price of Common   Discount of
                                  Common Stock  of Common Stock   Common Stock    Common Stock       Stock        Common Stock
                                 Underlying the  Underlying the  Underlying the  Underlying the  Underlying the  Underlying the
                                  Warrants to     Warrants to     Warrants to     Warrants to     Warrants to     Warrants to
                                Purchase Common Purchase Common Purchase Common Purchase Common     Purchase        Purchase
                                     Stock           Stock           Stock           Stock       Common Stock    Common Stock
                                      (1)             (2)             (3)       (1) X (3) = (4) (2) X (3) = (5) (4) - (5) = (6)
                                --------------- --------------- --------------- --------------- --------------- ---------------
SELLING SECURITY HOLDERS:
Gottbetter Capital Master, Ltd.      $5.53           $3.58          220,459        $1,219,138      $  789,243       $429,895
BridgePointe Master Fund, Ltd.       $5.53           $3.58          136,684           755,863         489,329        266,534
                                                                    -------        ----------      ----------       --------
TOTAL                                                               357,143        $1,975,001      $1,278,572       $696,429
                                                                    =======        ==========      ==========       ========



(1) The market price per share was determined using the average of the high and low trading prices of the Company's common stock (as reported by Nasdaq) on the date of issuance (November 22, 2006) of the Warrants. The closing price of the Company's common stock on November 22, 2006 was $6.18.


(2) The conversion price of the Warrants is fixed at $3.58 per share, subject to certain anti-dilutive provisions as follows:

     (a) if after November 22, 2006 the Company issues options to purchase its common stock (excluding options issued pursuant to the terms of the Company's Employee Stock Option Plan or Director Stock Option Plan) at an exercise price (the "new issuance price") less than the then current exercise price of the Warrants, the exercise price of the Warrants shall be reduced to the new issuance price;

     (b) if after November 22, 2006 the Company issues or sells any securities convertible into the Company's common stock at a conversion price (the "new conversion price") less than the then current exercise price of the Warrants, the exercise price of the Warrants shall be reduced to the new conversion price;

     (c) if after November 22, 2006 the Company changes the exercise price of any options that were outstanding as of November 22, 2006, the then current exercise price of the Warrants shall be adjusted to the exercise price which would have been in effect at such time had such options provided for such changed exercise price at the time initially granted; provided, however, that for purposes of this section no adjustment shall be made if such adjustment would result in an increase in the exercise price of the Warrants;

     (d) if after November 22, 2006 the Company subdivides (by stock split, stock dividend, recapitalization or otherwise) one or more classes of its common stock into a greater number of common shares, the then current exercise price of the Warrants will be proportionately reduced;

     (e) if after November 22, 2006 the Company combines (by combination, reverse stock split or otherwise) one or more classes of its common stock into a smaller number of common shares, the then current exercise price of the Warrants will be proportionately increased.


     Pursuant to the terms of a registration rights agreement entered into by the Company and the Selling Security Holders as of November 21, 2006, the Company is required to file a registration statement covering the sale of the Company's common stock underlying the Convertible Debentures and Preferred Stock. Under the terms of the registration rights agreement, in the event that the registration statement is not declared effective within ninety (90) days (subject to an additional thirty (30) day grace period), then the exercise price of the Warrants shall be reduced by ten percent (10%, or $0.36 based on the initial exercise price of the Warrants) and be reduced by an additional ten percent (10%) for each subsequent thirty (30) day period thereafter up to a maximum aggregated reduction of thirty percent (30%, or $1.07 per share based on the initial exercise price of the Warrants).

                                                                 TOTAL PROFIT POTENTIALLY REALIZABLE
                                    BY THE SELLING SECURITY HOLDERS FROM THE CONVERTIBLE DEBENTURES, PREFERRED STOCK AND WARRANTS
                                 ---------------------------------------------------------------------------------------------------
                                                                                                                     Combined Market
                                                                                                                       Discount of
                                 Gross Proceeds  Gross Proceeds                                                        Common Stock
                                   Received by     Received by                                                       Underlying the
                                   Issuer from     Issuer from                     Total Payments                      Convertible
                                   Issuance of     Issuance of     Total Gross      Made or to be      Total Net       Debentures,
                                   Convertible      Preferred      Proceeds to     Made to Selling    Proceeds to    Preferred Stock
                                   Debentures         Stock          Issuer       Security Holders       Issuer        and Warrants
                                       (1)             (2)       (1) + (2) = (3)         (4)        (3) - (4) = (5)        (6)
                                 --------------  --------------  ---------------  ----------------  ---------------  ---------------
SELLING SECURITY HOLDERS:
Gottbetter Capital Master, Ltd.     1,000,000        388,890        1,388,890         $411,501         $  977,389       $1,512,519
BridgePointe Master Fund, Ltd.        620,000        241,110          861,110          216,999            644,111          937,759
                                    ---------        -------        ---------         --------         ----------       ----------
TOTAL                               1,620,000        630,000        2,250,000         $628,500         $1,621,500       $2,450,278
                                    =========        =======        =========         ========         ==========       ==========



(1) The Convertible Debentures were sold at 90% of the face value of the principal amount of $1,800,000.



(2)  The Preferred Stock was sold at 90% of the stated value of $700,000.



(4) The total payments to be made to the Selling Security Holders includes transaction costs of $61,500, interest payments on the Convertible Debentures during their 3-year term of $357,000, and dividend payments on the Preferred Stock over a 3-year period of $210,000. The amounts disclosed under this item exclude scheduled principal payments on the Convertible Debentures.


(5) The amounts disclosed pursuant to this item do not include the effects of transaction related costs incurred by the Company of approximately $338,000.


(6) Consists of the combined market discounts specified in the previous table identified as "Total Profit Potentially Realizable by the Selling Security Holders from Convertible Debentures and Preferred Stock" and the previous table identified as "Total Profit Potentially Realizable by the Selling Security Holders from the Warrants".



                                    POTENTIAL RETURN ON THE CONVERTIBLE DEBENTURES TO THE SELLING SECURITY HOLDERS
                                 -----------------------------------------------------------------------------------
                                                  Combined Market
                                  Total Payments    Discount of                     Net Proceeds to
                                  Made or to be     Common Stock                      Issuer From
                                 Made to Selling   Underlying the                   Issuance of the
                                     Security       Convertible                       Convertible
                                     Holders         Debentures        Subtotal        Debentures           %
                                       (1)              (2)        (1) + (2) = (3)        (4)        (3) / (4) = (5)
                                 ---------------  ---------------  ---------------  ---------------  ---------------
SELLING SECURITY HOLDERS:
Gottbetter Capital Master, Ltd.      411,501           779,489        1,190,989        $1,000,000         119.1%
BridgePointe Master Fund, Ltd.       216,999           483,282          700,282           620,000         112.9%
                                     -------         ---------        ---------        ----------         -----
TOTAL                                628,500         1,262,771        1,891,271        $1,620,000         116.7%
                                     =======         =========        =========        ==========         =====



(4) The amounts disclosed pursuant to this item do not include transaction related costs incurred by the Company of approximately $338,000.

                                                  SUPPLEMENTAL INFORMATION REGARDING OUTSTANDING COMMON STOCK
                                  ------------------------------------------------------------------------------------------
                                                                          # of Shares
                                                     # of Shares        Registered for
                                                    Registered for     Resale by Selling      # of Shares       # of Shares
                                                      Resale by        Security Holders         Sold in       Registered for
                                                       Selling            (including           Registered        Resale on
                                    # of Shares        Security      affiliates) in Prior        Resale        behalf of the
                                    Outstanding        Holders           Registration       Transactions by       Selling
                                      Prior to        (including       Statements still       the Selling        Security
                                    Issuance of     affiliates) in    Held by the Selling       Security          Holders
                                    Convertible         Prior          Security Holders         Holders         (including
                                   Debentures and    Registration         (including           (including     affiliates) in
                                  Preferred Stock     Statements          affiliates)         affiliates)      this Offering
SELLING SECURITY HOLDERS:               (1)              (2)                  (3)                 (4)               (5)
-------------------------         ---------------   --------------   --------------------   ---------------   --------------
Persons other than the
Selling Security Holders,
affiliates of the Company
and affiliates of the
Selling Security Holders             1,770,184            N/A                 N/A                 N/A                 N/A
Gottbetter Capital Master, Ltd.             --             --                  --                  --             474,835
BridgePointe Master Fund, Ltd.              --             --                  --                  --             294,397
                                     ---------            ---                 ---                 ---             -------
TOTAL                                1,770,184             --                  --                  --             769,232
                                     =========            ===                 ===                 ===             =======



(1) As of November 22, 2006, there were 2,237,318 common shares outstanding, including 215,667 (9.6% of total outstanding) common shares held by directors and officers of the Company and 251,467 (11.2% of total outstanding) held by A&B Venture Fund. The number of shares disclosed for this item does not include any shares underlying the Convertible Debentures, Preferred Stock or Warrants issued on November 22, 2006 to the Selling Stockholders, nor does it include any outstanding options issued by the Company under the terms of its Employee Stock Option Plan or Director Stock Option Plan. As of February 7, 2007, there were 2,292,343 common shares outstanding, including 270,692 (11.8% of total outstanding) common shares held by directors and officers of the Company and 72,044 (3.1% of total outstanding) common shares held by A&B Venture Fund.


                            SELLING SECURITY HOLDERS


     The Selling Security Holders listed in the table below may use this prospectus for the resale of shares of Common Stock being registered hereunder, although no Selling Security Holder is obligated to sell any such shares. None of the shares of Common Stock offered by this prospectus are outstanding as of the date hereof, and all such shares of Common Stock are issuable upon the conversion of certain outstanding convertible securities. The Selling Security Holders who hold the Convertible Notes and Preferred Shares are not required to convert, as applicable, such securities. The table below sets forth information as of February 8, 2007 to reflect the sale of shares being offered by the Selling Security Holders. No Selling Security Holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.


     We are not able to estimate the number of shares that will be held by the Selling Security Holders after the completion of this offering because the Selling Security Holders may offer all or some of the shares and because there are currently no agreements, arrangements or understandings with respect to the sale of any shares offered hereby, except as otherwise noted below. The following table assumes that all of the shares being registered hereby will be sold.

                                                            NUMBER        SHARES OF
                                        SHARES OF         OF SHARES      COMMON STOCK
                                       COMMON STOCK       OF COMMON      BENEFICIALLY
                                    BENEFICIALLY OWNED     STOCK TO      OWNED AFTER
                                    PRIOR TO OFFERING      BE SOLD       THE OFFERING
                                  ---------------------     IN THE    -----------------
SELLING SECURITY HOLDERS:           NUMBER      PERCENT    OFFERING    NUMBER   PERCENT
-------------------------         ---------     -------   ---------   -------   -------
Gottbetter Capital Master, Ltd.     695,294(1)   23.16     474,835    220,459     6.69
BridgePointe Master Fund Ltd.       431,081(2)   15.74     294,397    136,684     4.25
                                  ---------      -----     -------    -------    -----
TOTAL                             1,126,375      32.80     769,232    357,143    10.40


(1) Comprised of 341,881 shares issuable upon conversion of the Senior Notes; 132,954 shares issuable upon conversion of the Preferred Shares; and 220,459 shares issuable upon exercise of the Warrants.

(2) Comprised of 211,966 shares issuable upon conversion of the Senior Notes; 82,431 shares issuable upon conversion of the Preferred Shares; and 136,684 shares issuable upon exercise of the Warrants.

     The name of the person who has voting or investment control over the securities owned by Gottbetter Capital Master, Ltd., is Adam Gottbetter. Gottbetter Capital Master, Ltd. is managed by Gottbetter Capital Management, LP. Mr. Adam Gottbetter also has voting and investment control over that entity and ultimately Gottbetter Capital Master, Ltd.

     The names of the persons who have voting or investment control over the securities owned by BridgePointe Master Fund Ltd. are Michael Kendrick and Eric Swartz.

     Our written agreements with the Selling Security Holders provide that they and their respective affiliates cannot convert their note or their convertible preferred shares, or exercise any warrants, if such action would cause a Selling Security Holders and its affiliates to own in excess of 4.99% of our outstanding common stock.

                              PLAN OF DISTRIBUTION

     Each Selling Security Holders of our Common Stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on our principal markets or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Security Holders may use any one or more of the following methods when selling shares:

     - ordinary brokerage transactions and transactions in which the broker-dealer solicits buyers;

     - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     - an exchange distribution in accordance with the rules of the applicable exchange;

     -    privately negotiated transactions;

     - settlement of short sales entered into after the date of this prospectus;

     - broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share;

     -    a combination of any such methods of sale;

     - through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

     -    any other method permitted pursuant to applicable law.

     The Selling Security Holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     Broker-dealers engaged by the Selling Security Holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Security Holders (or, if any broker-dealer acts as agent for the Buyer of shares, from the Buyer) in amounts to be negotiated. Each Selling Security Holder does not expect these commissions and discounts relating to its sales of shares to exceed what are customary in the types of transactions involved.

     In connection with the sale of our common stock or interests therein, the Selling Security Holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Security Holders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Security Holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The Selling Security Holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and may have civil liability under Sections 11 and 12 of the Securities Act for any omissions or misstatements in this prospectus and the registration statement of which it is a part. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Security Holder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

     We are required to pay certain fees and expenses we incur incident to the registration of the shares. We have agreed to indemnify the Selling Security Holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     Because Selling Security Holders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Security Holder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Security Holders.

     We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Security Holders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the 1934 Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Security Holders will be subject to applicable provisions of the 1934 Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Security Holders or any other person. We will make copies of this prospectus available to the Selling Security Holders and have informed them of the need to deliver a copy of this prospectus to each Buyer at or prior to the time of the sale.

                                     EXPERTS


     The Company's full-year financial statements included in this prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm to the extent and for the periods set forth in its report (the report on the financial statements as of and for the year ending December 31, 2006 contains an explanatory paragraph regarding the Company's ability to continue as a going concern) appearing elsewhere herein and are included in reliance upon such report given upon the authority of this firm as experts in auditing and accounting.

     The full-year pre-acquisition financial statements of Loyalty Magic included in this prospectus have been audited by the independent firm of McInnes, Graham & Gibbs, to the extent and for the periods set forth in its report appearing elsewhere herein and are included in reliance upon such report given upon the authority of this firm as experts in auditing and accounting.


                                  LEGAL MATTERS

     The validity of the issuance of the common shares to be sold by the Selling Security Holders under this prospectus and warrants was passed upon for our company by Jaffe, Raitt, Heuer & Weiss, Professional Corporation.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     We have adopted provisions in our certificate of incorporation that limit the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

-    for any breach of their duty of loyalty to us or our stockholders;

- for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

- for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the Delaware General Corporation Law; or

- for any transaction from which the director derived an improper personal benefit.

     In addition, our bylaws provide for the indemnification of officers, directors and third parties acting on our behalf, to the fullest extent permitted by Delaware General Corporation Law, if our board of directors authorizes the proceeding for which such person is seeking indemnification (other than proceedings that are brought to enforce the indemnification provisions pursuant to the bylaws). We maintain directors' and officers' liability insurance.

     These indemnification provisions may be sufficiently broad to permit indemnification of the registrant's executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information the Company files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and through the web site maintained by the SEC at www.sec.gov.

     This prospectus is part of a registration statement on Form SB-2 that we have filed with the SEC utilizing a "shelf" registration process. Under the shelf registration process, the Selling Security Holders may, from time to time, sell the Common Stock described in this prospectus. We may prepare a prospectus supplement at any time to add, update or change information contained in this prospectus.

     As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits filed with or incorporated by reference into the registration statement. Whenever a reference is made in this prospectus to an agreement or other document of the Company, be aware that such reference is not necessarily complete and that you should refer to the exhibits that are filed with or incorporated by reference into the registration statement for a copy of the agreement or other document. You may review a copy of the registration statement at the SEC's public reference room in Washington, D.C., as well as through the web site maintained by the SEC at www.sec.gov.

     You should read this prospectus and any prospectus supplement together with the registration statement and the exhibits filed with or incorporated by reference into the registration statement. The information contained in this prospectus speaks only as of its date unless the information specifically indicates that another date applies.

     We have not authorized any person to give any information or to make any representations that differ from, or add to, the information discussed in this prospectus. Therefore, if anyone gives you different or additional information, you should not rely on it.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

     There were no changes in or disagreements with our accountants on accounting and financial disclosure during the last two fiscal years.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances and subject to certain limitations.

     The registrant's certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors.

     In addition, the registrant's bylaws provide for the indemnification of officers, directors and third parties acting on our behalf, to the fullest extent permitted by Delaware General Corporation Law, if our board of directors authorizes the proceeding for which such person is seeking indemnification (other than proceedings that are brought to enforce the indemnification provisions pursuant to the bylaws). The registrant maintains director and officer liability insurance.

     These indemnification provisions may be sufficiently broad to permit indemnification of the registrant's executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered.

Registration Fee               $    76.75
Legal Fees and Expenses        $   10,000
Accounting Fees and Expenses   $   10,000
Miscellaneous                  $    5,000
Total                          $25,076.75

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     2006

     On November 22, 2006, Catuity entered into a Securities Purchase Agreement, pursuant to which Catuity sold or issued $1,800,000 in aggregate principal amount of its 10% Senior Convertible Notes (the "Senior Notes"), 700 shares of Series A Convertible Preferred Stock ($700,000 aggregate stated value)(the "Preferred Shares"), and warrants to purchase 357,143 shares of its common stock (the "Warrants") (the "2006 Private Placement"). These Senior Notes and Preferred Shares were issued at a discount to face or stated value, for aggregate gross proceeds to Catuity (before deduction of advisory and other transaction-related fees and expenses) of $2,250,000.

     The Private Placement was made to two accredited investors in a transaction that was exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") pursuant to Regulation D promulgated thereunder. Pursuant to a Registration Rights Agreement entered into pursuant to the Securities Purchase Agreement, Catuity agreed to file a registration statement under the Securities Act registering the resale of the common shares that are issuable on conversion of the Senior Notes and Preferred Shares that were issued in the Private Placement.

     Catuity paid the placement agent for the financing (Broadband Capital Management, LLC) a fee of 7% of the gross cash proceeds received by Catuity in the financing, together with reimbursement of its actual expenses. Catuity paid the lead investor's due diligence and legal fees and expenses and shall bear all of its own legal and professional fees and expenses, including but not limited to those associated with the filing of its Registration Statement as contemplated by this transaction. The total legal and due diligence costs Catuity incurred as a result of the financing were approximately $120,000.

     2005

     On September 19, 2005, Catuity issued 270,000 shares of its common stock in a private placement to five accredited institutional investors. These shares were issued pursuant to an exemption from registration under Regulation D of the Securities Act. The shares were issued under the same pricing, terms and conditions as the shares issued on September 1, 2005 as part of the Company's acquisition of Loyalty Magic Pty. Ltd and its associated capital raise. The shares were issued at $7.50 per share and raised $2,025,000. The Company paid fees of $160,620 in order to raise the $2,025,000.

     On September 1, 2005, the Company issued 335,000 shares of its common stock to the shareholders of Loyalty Magic as part of the consideration for the Company acquiring Loyalty Magic. These shares were issued pursuant to an exemption from registration under Regulation D of the Securities Act of the United States.

     Also on September 1, 2005, the Company issued 700,000 shares of its common stock to existing Australian shareholders who opted to subscribe for shares, accredited Australian institutional buyers, and certain U.S. accredited institutional investors who purchased shares that were not subscribed for by Australian buyers. 256,520 shares of common stock were issued to existing Australian shareholders and accredited Australian institutional buyers pursuant to an exemption from registration under Regulation S of the Securities Act of the United States. 443,480 shares of common stock were issued to accredited U.S. institutional investors and members of Catuity's Board of Directors pursuant to an exemption from registration under Regulation D of the Securities Act of the United States. The shares were sold for A$10.00 per share in Australia and $7.50 per share (A$10.00 per share at a .7500 foreign currency exchange rate). The sale of shares to Australian shareholders and institutional buyers resulted in A$2,565,200 ($1,923,900). The sale of shares to U.S. accredited institutional investors and Directors resulted in A$4,434,800 ($3,326.100) to the Company. The Company paid a total of A$488,300 ($366,200) in brokerage commissions and placement fees in order to raise the A$7,000,000 ($5,250,000). All U.S. dollar amounts shown above were determined using a foreign currency exchange rate between the Australian and U.S. dollar of .7500.

ITEM 27. EXHIBITS

     (a) Exhibits.

     The exhibits filed with this registration statement or incorporated herein by reference are set forth on the Exhibit Index set forth elsewhere herein.


ITEM 28. UNDERTAKINGS


     (a) The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remains unsold at the termination of the offering.

     4. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Charlottesville, Commonwealth of Virginia, on April 11, 2007.


                                        CATUITY INC.


                                        By: /s/ Alfred H. (John) Racine, III
                                            ------------------------------------
                                            Alfred H. (John) Racine, III
                                            Chief Executive Office

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Catuity Inc. hereby constitutes and appoints each of Alfred H.
(John) Racine, III and Debra R. Hoopes, his attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the shares of Common Stock under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent or his substitute may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


                 NAME                                TITLE                     DATE
                 ----                                -----                     ----


/s/ Alexander S. Dawson                 Chairman                          April 11, 2007
-------------------------------------
Alexander S. Dawson


/s/ Alfred H.(John) Racine III          President, Chief                  April 11, 2007
-------------------------------------   Executive Officer and Director
Alfred H.(John) Racine III              (Principal Executive Officer)


/s/ Geoffrey C. Wild                    Director                          April 11, 2007
-------------------------------------
Geoffrey C. Wild


/s/ Donald C. Campion                   Director                          April 11, 2007
-------------------------------------
Donald C. Campion


/s/ Clifford W. Chapman Jr.             Director                          April 11, 2007
-------------------------------------
Clifford W. Chapman Jr.


/s/ Debra R. Hoopes                     Sr. Vice President, Chief         April 11, 2007
-------------------------------------   Financial Officer and Secretary
Debra R. Hoopes                         (Principal Accounting Officer)

                                  EXHIBIT LIST

     The following exhibits are filed herewith or are incorporated by reference to exhibits previously filed with the SEC. Catuity shall furnish copies of exhibits for a reasonable fee (covering the expense of furnishing copies) upon request.

EXHIBIT
 NUMBER                                 DESCRIPTION
-------                                 -----------
3.1       Registrant's Certificate of Incorporation, which appears as Exhibit
          3.3 to Registrant's Form 10-12G filed March 21, 2000, which is incorporated herein by reference.

3.2       Registrant's Certificate of Amendment to the Certificate of
          Incorporation, which appears as Exhibit 3.4 to Registrant's Form
          10-12G filed March 21, 2000, which is incorporated herein by reference.

3.3       Registrant's Certificate of Designations for Series A Convertible
          Preferred Stock, which appears as Exhibit 3.1 to Registrant's Form 8-K filed November 22, 2006, which is incorporated herein by reference.

3.4       Registrant's By-Laws, which appears as Exhibit 3.5 to Registrant's
          Form 10-12G filed March 21, 2000, which is incorporated herein by reference.

3.5 Certificate of Registration of Card Technologies Australia Limited, which appears as Exhibit 3.1 to Registrant's Form 10-12G filed March
          21, 2000, which is incorporated herein by reference.

3.6       Certificate of Registration on change of name from Card Technologies
          Australia Limited to Chip Application Technologies Limited, which appears as Exhibit 3.2 to Registrant's Form 10-12G filed March 21,
          2000, which is incorporated herein by reference.

3.7       Bylaws of Catuity, Inc. (formerly Novatec Inc.) as amended June 25,
          2001, which appears as Exhibit 3(ii) to Registrant's Form 10-Q for the quarter ended June 30, 2001, which is incorporated herein by reference.

3.8       Bylaws of Catuity Inc. (formerly Novatec Inc.) as amended effective
          September 1, 2004, which appears as Exhibit 3(g) to Registrant's Form
          10-Q for the quarter ended June 30, 2004, which is incorporated herein by reference.

3.9       Certificate of Amendment of Amended Certificate of Incorporation of
          Catuity Inc. which appears as Exhibit 3(h) to Registrant's Form 10-K for the year ended December 31, 2004, which is incorporated herein by reference.

5 Opinion of Jaffe, Raitt, Heuer & Weiss, Professional Corporation, as to legality of the securities being offered.

10.1      Registrant's 2000 Director Stock Option Plan, which appears as Exhibit
          4.2 to Registrant's Form S-8 filed December 20, 2000, which is incorporated herein by reference.*

10.2      Employment agreement of John H. Lowry III, which appears as Exhibit
          10.10 to Registrant's Form 10-12G filed March 21, 2000, which is incorporated herein by reference.*

10.3 Amendment to John H. Lowry III Employment Agreement with Catuity Inc., which appears as Exhibit 10(d-1) to Registrant's Form 10-Q for the quarter ended June 30, 2004, which is incorporated herein by reference. *

10.4      Form of Indemnification Agreement, which appears as Exhibit 10.24 to
          Registrant's Form 10-12G filed March 21, 2000, which is incorporated herein by reference.

10.5      Form of Stock option Plan and Form of Stock Option Agreement under
          Plan, which appears as Exhibit 10.25 to Registrant's Form 10-12G filed
          March 21, 2000, which is incorporated herein by reference.*

10.6      Catuity, Inc. 2000 Director Stock Option Plan as approved by the
          Shareholders of Catuity, Inc. on May 23, 2001, which appears as
          Exhibit 10.2(bb) to Registrant's Form 10-Q for the quarter ended June
          30, 2001, which is incorporated herein by reference.*

10.7 Amendment to Stock Option Plan, as approved by the Shareholders of Catuity, Inc. on May 24, 2001, which appears as Exhibit 10(s) to
          Registrant's Form 10-K for the year ended December 31, 2001, which is incorporated herein by reference. *

10.8      Consulting agreement between Visa U.S.A and Catuity, Inc., signed
          November 17, 2000, which appears as Exhibit 10(t) to Registrant's form
          10-K for the year ended December 31, 2001, which is incorporated herein by reference.

10.9      Catuity, Inc. 2002 Executive Stock Purchase Plan, which appears as
          Exhibit 4.1 to Registrant's Form S-8 filed December 6, 2002, which is incorporated here in by reference.*

10.10 Catuity, Inc. 2003 Executive Director Stock Purchase Plan which appears as exhibit 10(v) to Registrant's Form 10-K for the year ended
          December 31, 2003, which is incorporated herein by reference

10.11     Employment Agreement of Alfred H. Racine, with Catuity Inc. dated
          September 23, 2004, which appears as exhibit 10(w) to Registrant's
          Form 8-K filed September 28, 2004, which is incorporated herein by reference *

10.12 Nonqualified Stock Option Agreement with Alfred H. Racine approved by the Shareholders of Catuity Inc. on July 18, 2005, which appears as Appendix A to Registrant's proxy dated June 6, 2005, which is incorporated herein by reference.*

10.13     Catuity Inc. 2005 Employee Restricted Stock Plan approved by the
          Shareholders of Catuity Inc. on July 18, 2005, which appears as
          Appendix B to Registrant's proxy dated June 6, 2005, which is incorporated herein by reference.*

10.14 Catuity Inc. 2005 Nonemployee Director Restricted Stock Plan approved by the Shareholders of Catuity Inc. on July 18, 2005, which appears as Appendix C to Registrant's proxy dated June 6, 2005, which is incorporated herein by reference.*

10.15 Amendment dated September 21, 2005 to Alfred H. Racine employment agreement with Catuity Inc. dated September 23, 2004, which appears as exhibit 10(a) to Registrant's Form 10-Q for the quarter ended
          September 30, 2005, which is incorporated herein by reference.*

10.16 Amendment dated September 21, 2005 to John H. Lowry employment agreement with Catuity Inc. dated April 18, 2000, which appears as exhibit 10(b) to Registrant's Form 10-Q for the quarter ended
          September 30, 2005, which is incorporated herein by reference.*

10.17 Agreement between Catuity Inc. and MIA Pty. Ltd. and Chris Leach, individually for Management services dated August 31, 2005, which appears as exhibit 10(c) to Registrant's Form 10-Q for the quarter ended September 30, 2005, which is incorporated herein by reference.*

10.18     Amendment dated December 21, 2005, to Alfred H. Racine III Employment
          Agreement With Catuity Inc. Dated September 23, 2004 As Amended
          Effective September 7, 2005.*

10.19     Employment Agreement of Debra Hoopes with Catuity Inc. dated December
          6, 2006, which appears as exhibit 10.1 to Registrant's Form 8-K filed
          December 12, 2006, which is incorporated herein by reference *

10.20     Amendment dated January 24, 2007 to Employment Agreement of Debra
          Hoopes with Catuity Inc. dated December 6, 2006*

10.21 Securities Purchase Agreement for the Senior Notes, Preferred Shares and Warrants, dated November 22, 2006, by and among Catuity, Inc. and the investors thereto which appears as Exhibit 10.1 to Registrant's
          Form 8-K filed for November 22, 2006, which is incorporated herein by reference.

10.22 Senior Notes issued pursuant to Securities Purchase Agreement which appears as Exhibit 10.2 to Registrant's Form 8-K filed for November
          22, 2006, which is incorporated herein by reference.

10.23 Warrants issued pursuant to Securities Purchase Agreement which appears as Exhibit 10.3 to Registrant's Form 8-K filed for November
          22, 2006, which is incorporated herein by reference.

10.24     Registration Rights Agreement executed pursuant to the Securities
          Purchase Agreement which appears as Exhibit 10.4 to Registrant's Form
          8-K filed for November 22, 2006, which is incorporated herein by reference.

10.25     Security Agreement executed pursuant to the Securities Purchase
          Agreement which appears as Exhibit 10.5 to Registrant's Form 8-K filed for November 22, 2006, which is incorporated herein by reference.

10.26     Guaranty executed by Catuity subsidiaries pursuant to the Securities
          Purchase Agreement which appears as Exhibit 10.6 to Registrant's Form
          8-K filed for November 22, 2006, which is incorporated herein by reference.

16.1      Letter from Ernst & Young LLP to the Securities and Exchange
          Commission regarding change in certifying accountant, which appears as exhibit 16.1 to Registrant's Form 8-K dated September 24, 2004.

21 Subsidiaries of Registrant, which appears as Exhibit 21 to Registrant's Form 10-KSB dated March 30, 2006

23.1      Consent of Independent Registered Public Accounting Firm -- BDO
          Seidman, LLP

23.2      Consent of Independent Chartered Accounting Firm - McInnes, Graham &
          Gibbs

23.3      Consent of Counsel - Jaffe, Raitt, Heuer & Weiss, Professional
          Corporation (included in Exhibit 5)

24        Powers of Attorney Contained on Signature Page


----------
* Indicates that exhibit is a management contract or compensatory plan or arrangement.

                                    INDEX TO
                              FINANCIAL STATEMENTS


                                                                         F- PAGE
                                                                         -------
CATUITY INC
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM .............       F-2
CONSOLIDATED BALANCE SHEETS - DECEMBER 31, 2006 AND 2005 ............       F-3
CONSOLIDATED STATEMENTS OF OPERATIONS - YEARS ENDED DECEMBER 31, 2006
   AND 2005 .........................................................       F-4
CONSOLIDATED STATEMENTS OF CASH FLOWS - YEARS ENDED DECEMBER 31, 2006
   AND 2005 .........................................................       F-5
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY - YEARS ENDED
   DECEMBER 31, 2006 AND 2005 .......................................       F-6
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ..........................       F-7

LOYALTY MAGIC
2005 AND 2004 INDEPENDENT AUDITOR'S REPORT ..........................      F-22
BALANCE SHEETS - JUNE 30, 2005 AND 2004 .............................      F-24
PROFIT AND LOSS - YEARS ENDED  JUNE 30, 2005 AND 2004 ...............      F-25
NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS ...............      F-26
STATEMENTS OF CASH FLOWS - YEARS ENDED JUNE 30, 2005 AND 2004 .......      F-29
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS - YEAR ENDED DECEMBER
   31, 2005 .........................................................      F-30

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Board of Directors and Stockholders
Catuity, Inc.
Charlottesville, Virginia



We have audited the accompanying consolidated balance sheets of Catuity, Inc. and subsidiaries (the Company) as of December 31, 2006 and 2005 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Catuity, Inc. and subsidiaries at December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.



The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 13 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a substantial accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 13. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



As discussed in Notes 2 and 6 to the consolidated financial statements, the Company changed its method of accounting for share-based compensation on January 1, 2006 by adopting Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment."



BDO SEIDMAN, LLP
Troy, Michigan
March 30, 2007

                                  CATUITY INC.
                           CONSOLIDATED BALANCE SHEETS

                                                                          DECEMBER 31
                                                                  ---------------------------
                                                                      2006           2005
                                                                  ------------   ------------
ASSETS
CURRENT ASSETS:
Cash and cash equivalents                                         $  1,993,910   $    958,746
Short term investments                                                      --      2,245,839
Accounts receivable-trade, less allowance of $250,000 in 2006,
   and $122,000 in 2005                                                390,116        543,200
Restricted cash                                                         85,523         81,443
Non-income taxes receivable                                            290,711             --
Prepaid expenses and other                                             250,899        199,557
                                                                  ------------   ------------
TOTAL CURRENT ASSETS                                                 3,011,159      4,028,785
                                                                  ------------   ------------
LONG TERM ASSETS:
Property and equipment, net                                            294,424        273,941
Notes receivable                                                        35,548             --
Deferred financing costs, net                                          236,876             --
Goodwill                                                             3,142,420      3,004,667
Other intangible assets, net                                         1,532,898      1,811,752
                                                                  ------------   ------------
TOTAL LONG TERM ASSETS                                               5,242,166      5,090,360
                                                                  ------------   ------------
TOTAL ASSETS                                                      $  8,253,325   $  9,119,145
                                                                  ============   ============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable                                                  $    337,887   $    175,643
Deferred revenue                                                        80,957        114,721
Accrued compensation                                                   345,473         98,160
Taxes, other than income                                                86,829         98,330
Other accrued expenses                                                 263,459        150,412
Senior convertible notes, net of discount of $1,794,710 in 2006          5,290             --
Trust liability                                                         85,523         81,443
                                                                  ------------   ------------
TOTAL CURRENT LIABILITIES                                            1,205,418        718,709
                                                                  ------------   ------------
LONG TERM LIABILITIES:
Leasing liability                                                           --          4,861
Accrued compensation                                                    39,036         56,009
                                                                  ------------   ------------
TOTAL LONG TERM LIABILITIES                                             39,036         60,870
                                                                  ------------   ------------
TOTAL LIABILITIES                                                    1,244,454        779,579
                                                                  ------------   ------------
Commitments and Contingencies (note 4)                                      --             --
STOCKHOLDERS' EQUITY:
Common stock -- $.001 par value; Authorized -- 6,666,667
   shares: 2,242,343 shares issued and 2,076,691 shares
   outstanding in 2006, 2,111,807 issued and 2,069,039
   outstanding in 2005                                                   2,242          2,112
Preferred stock -- $0.001 par value; Authorized -- 666,667
   shares; 700 shares Series A issued and outstanding in 2006          450,187             --
Additional paid-in capital                                          48,299,469     45,797,503
Stockholder loans                                                           --        (16,738)
Deferred equity compensation                                                --       (131,566)
Accumulated other comprehensive income                                 193,636        (65,589)
Accumulated deficit                                                (41,936,663)   (37,246,156)
                                                                  ------------   ------------
TOTAL STOCKHOLDERS' EQUITY                                           7,008,871      8,339,566
                                                                  ------------   ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $  8,253,325   $  9,119,145
                                                                  ============   ============

           See accompanying notes to consolidated financial statements

                                  CATUITY INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                                  2006          2005
                                                              -----------   -----------
REVENUES:
Processing                                                    $ 1,409,698   $   510,826
Service                                                           354,815       404,611
License                                                           184,287        65,485
                                                              -----------   -----------
TOTAL REVENUES                                                  1,948,800       980,922
                                                              -----------   -----------
COST OF REVENUE AND OTHER OPERATING EXPENSES:
Cost of processing revenue                                      1,770,500       533,163
Cost of service revenue                                           298,632       233,056
Cost of license revenue                                                --        21,384
Cost of revenue -- amortization of intangibles                    176,407        49,886
Cost of revenue -- stock-based compensation                        54,527        19,770
Research and development                                          465,321       728,108
Research and development -- stock-based compensation               30,585        23,571
Sales and marketing                                               992,806       592,498
Sales and marketing -- amortization of intangibles                137,368        54,813
Sales and marketing -- stock-based compensation                       742        35,305
General and administrative                                      2,136,279     1,685,152
General and administrative -- amortization of intangibles          53,713        16,850
General and administrative -- stock based compensation            409,338        77,048
                                                              -----------   -----------
TOTAL COSTS AND EXPENSES                                        6,526,218     4,070,604
                                                              -----------   -----------
OPERATING LOSS                                                 (4,577,418)   (3,089,682)
Other income                                                      270,469            --
Interest income, net of interest expense of $31,886 in 2006        74,211       108,652
                                                              -----------   -----------
NET LOSS                                                      $(4,232,738)  $(2,981,030)
Preferred stock dividends                                        (457,769)           --
                                                              -----------   -----------
Net loss attributable to common stockholders                  $(4,690,507)  $(2,981,030)
                                                              ===========   ===========
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS PER SHARE --
   BASIC & DILUTED                                            $     (2.26)  $     (2.48)
                                                              -----------   -----------
WEIGHTED AVERAGE SHARES OUTSTANDING--BASIC & DILUTED            2,072,789     1,203,584
                                                              -----------   -----------

           See accompanying notes to consolidated financial statements

                                  CATUITY INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        YEAR ENDED DECEMBER 31,
                                                       -------------------------
                                                           2006          2005
                                                       -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss                                               $(4,232,738)  $(2,981,030)
Adjustments used to reconcile net loss to net cash
   used in operating activities:
   Stock based compensation                                495,192       155,694
   Depreciation and amortization                           508,197       217,751
   In process research and development                          --       205,900
Changes in assets and liabilities:
   Accounts receivable                                     153,084       (54,770)
   Accounts payable                                        162,244      (167,330)
   Deferred revenue                                        (33,764)      (78,618)
   Accrued expenses and other liabilities                  336,392      (344,740)
   Other assets                                           (381,687)      245,453
                                                       -----------   -----------
Net cash used in operating activities                   (2,993,080)   (2,801,690)
                                                       -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment                     (154,424)      (52,691)
   Short Term Investments                                2,245,839    (2,245,839)
   Acquisition net of cash acquired                             --    (2,810,280)
                                                       -----------   -----------
Net cash provided by (used in) investing activities      2,091,415    (5,108,810)
                                                       -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Issue of common stock, net of expenses                       --     6,460,184
   Proceeds from issuance of convertible notes,
      preferred stock and warrants, net of expenses      1,911,605            --
   Repayment of fractional shares related to
      reverse stock split                                      (31)       (1,104)
   Cash Dividends paid on preferred stock                   (7,582)           --
                                                       -----------   -----------
Net cash provided by financing activities                1,903,992     6,459,080
                                                       -----------   -----------
Foreign exchange effect on cash                             32,837      (150,517)
                                                       -----------   -----------
Net increase/(decrease) in cash and cash equivalents     1,035,164    (1,601,937)
Cash and cash equivalents, beginning of period             958,746     2,560,683
                                                       -----------   -----------
Cash and cash equivalents, end of period               $ 1,993,910   $   958,746
                                                       ===========   ===========
Non cash investing & financing activities:
   Shares Issued in Acquisition                                $--   $ 2,512,000
                                                       ===========   ===========

           See accompanying notes to consolidated financial statements

                                  CATUITY, INC.
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                        COMMON STOCK                   ADDITIONAL
                                                                          (AT PAR)                        PAID
                                                                     ------------------   PREFERRED    IN CAPITAL   SHAREHOLDER
                                                                       SHARES    AMOUNT     STOCK        AMOUNT        LOANS
                                                                     ---------   ------   ---------   -----------   -----------
BALANCES AT DECEMBER 31, 2004                                          778,184   $  778    $     --   $36,603,127    $(79,533)
Exercise of options                                                      1,282        1                     6,300
Restricted stock granted                                                42,768       43                   242,200
Capital raise & acquisition shares                                   1,305,000    1,305                 8,964,758
Stock option expense                                                                                       45,017
Deferred stock compensation
Repayment of fractional shares related to stock split                                                      (1,104)
Adjust shareholder loan to fair value                                                                     (62,795)     62,795
Buyback of shares                                                      (15,427)     (15)
Net loss
Foreign currency translation

Comprehensive loss
                                                                     ---------   ------    --------   -----------    --------
BALANCES AT DECEMBER 31, 2005                                        2,111,807    2,112          --    45,797,503     (16,738)
Stock-based compensation                                                                                  495,192
Restricted stock granted, net of forfeitures                           130,536      130
Issuance of preferred stock, senior convertible notes and warrants                          450,187     2,250,000
Costs attributable to issuance of preferred stock                                                         (94,752)
Repayment of fractional shares related to stock split                                                         (31)
Adjust shareholder loan to fair value                                                                     (16,738)     16,738
Preferred stock dividends
Adoption of FAS 123R effective 1/1/2006                                                                  (131,705)
Net loss
Foreign currency translation

Comprehensive loss
                                                                     ---------   ------    --------   -----------    --------
BALANCES AT DECEMBER 31, 2006                                        2,242,343   $2,242    $450,187   $48,299,469    $     --
                                                                     =========   ======    ========   ===========    ========

                                                                                     ACCUMULATED
                                                                       DEFERRED         OTHER                          TOTAL
                                                                        EQUITY      COMPREHENSIVE    ACCUMULATED   STOCKHOLDERS'
                                                                     COMPENSATION       INCOME         DEFICIT         EQUITY
                                                                     ------------   -------------   ------------   -------------
BALANCES AT DECEMBER 31, 2004                                         $      --       $  96,656     $(34,265,126)   $2,355,902
Exercise of options                                                                                                      6,301
Restricted stock granted                                               (242,243)                                            --
Capital raise & acquisition shares                                                                                   8,966,063
Stock option expense                                                                                                    45,017
Deferred stock compensation                                             110,677                                        110,677
Repayment of fractional shares related to stock split                                                                   (1,104)
Adjust shareholder loan to fair value                                                                                       --
Buyback of shares                                                                                                          (15)
Net loss                                                                                              (2,981,030)   (2,981,030)
Foreign currency translation                                                           (162,245)                      (162,245)
                                                                                                                    ----------
Comprehensive loss                                                                                                  (3,143,275)
                                                                      ---------       ---------     ------------    ----------
BALANCES AT DECEMBER 31, 2005                                          (131,566)        (65,589)     (37,246,156)    8,339,566
Stock-based compensation                                                                                               495,192
Restricted stock granted, net of forfeitures                                                                               130
Issuance of preferred stock, senior convertible notes and warrants                                      (450,187)    2,250,000
Costs attributable to issuance of preferred stock                                                                      (94,752)
Repayment of fractional shares related to stock split                                                                      (31)
Adjust shareholder loan to fair value                                                                                       --
Preferred stock dividends                                                                                 (7,582)       (7,582)
Adoption of FAS 123R effective 1/1/2006                                 131,566             139                             --
Net loss                                                                                              (4,232,738)   (4,232,738)
Foreign currency translation                                                            259,086                        259,086
                                                                                                                    ----------
Comprehensive loss                                                                                                  (3,973,652)
                                                                      ---------       ---------     ------------    ----------
BALANCES AT DECEMBER 31, 2006                                         $      --       $ 193,636     $(41,936,663)   $7,008,871
                                                                      =========       =========     ============    ==========

           See accompanying notes to consolidated financial statements

NOTE 1. DESCRIPTION OF BUSINESS

     Catuity provides loyalty and gift card processing and services to retailers which are designed to increase their profitability at the point of sale (POS). The Company hosts, on an application service provider (ASP) basis, its system that provides for the processing of member-based loyalty and gift card programs that can deliver customized discounts, promotions, rewards and points-based programs. These programs are designed to help retailers find, keep and profit from their best customers. Catuity has operations in the US and in Australia including its subsidiary Loyalty Magic, based in Melbourne, which was acquired in September 2005.

NOTE 2. SUMMARY OF ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The accompanying financial statements include the consolidation of the accounts of the Company and its wholly owned subsidiaries. All significant inter-company transactions and balances have been eliminated.

USE OF ESTIMATES

     The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results may differ from those estimates.

REVENUE RECOGNITION

     The three distinct revenue streams that result from the Company's business activities are processing, service and license revenue.

     - Processing revenue includes ASP management fees, installation and training, processing of data, card sales and related hardware and software sales.

     - Service revenue includes customization work for particular client applications, maintenance, customer support, consulting and other client services.

     - Licensing revenue includes non-ASP and ASP software licenses, maintenance and upgrades.

     Processing revenue (ASP) is generally recognized as revenue in the month that the services are performed. Payments for processing revenue are generally not refundable. Accordingly, we recognize revenue for monthly hosting fees in the month the hosting service is provided. Under our hosting arrangements the customer does not have the contractual right to take possession of the software element and the customer does not have the right to run the software on its own hardware or contract with another party to host the software.

     Service revenue for recurring services provided to customers in support of their loyalty and/or gift card programs is recognized in the month the service is rendered. Training, consulting, installation support and post-installation support are generally billed on a time and material basis and revenue is recognized as the service is provided. Maintenance revenues are recognized ratably over the maintenance term.

     Processing and service revenue can also includes client projects such as integration, customization and miscellaneous related fees for work performed for a customer to deploy or modify the Company's loyalty and gift card applications. Project related revenue is billed on a fixed price basis. The Company recognizes revenue on fixed price contracts using the proportional performance method in accordance with SAB 101, Revenue Recognition in Financial Statements, and SAB 104, Revenue Recognition, based on hours incurred as a proportion of estimated total hours of the respective contract. The cumulative impact of any revisions in estimated total revenues and direct contract costs are recognized in the period in which they become known. Revenue in excess of billings is recognized as unbilled receivables and is included in work in process in the consolidated balance sheet. Billings in excess of revenue are recorded as deferred revenue until revenue recognition criteria are met. The Company generally does not provide for a right of return in its project related contracts.

     License revenue is recognized in accordance with Statement of Position
(SOP) 97-2, Software Revenue Recognition of, which provides for recognition of revenue when persuasive evidence of an arrangement exists, delivery of the product has occurred, no significant obligations remain on the Company's part with regard to implementation, the fee is fixed and determinable, and collectibility is probable. SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair value of each element. Revenue recognized from multiple-element arrangements is allocated to undelivered elements of the arrangement, such as maintenance, based on the relative fair value of each element. The Company's determination of fair value of each element in multi-element arrangements is based on vendor-specific objective evidence (VSOE). The Company limits its assessment of VSOE for each element to either the price charged when the same element is sold separately or the price established by management for an element not yet sold separately. The Company has established VSOE for maintenance services. The Company does not generally provide for a right of return in its license contracts.

     Revenue is deferred for any undelivered elements and is recognized upon product delivery or when the service has been performed.

RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform to the current year presentation.

CASH AND CASH EQUIVALENTS

     The Company considers all cash and highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

SHORT TERM INVESTMENTS

     The Company periodically invests in short-term commercial paper with an original maturity greater than three months. At December 31, 2005 there was no difference between cost and fair value.

ACCOUNTS RECEIVABLE

     The Company records an allowance against gross accounts receivable to provide for doubtful accounts. The allowance is estimated based on the age of the receivable, specific circumstances surrounding the collection of an invoice and historical data on allowances as a percentage of aged accounts receivables. Actual collection on accounts may differ from the allowance the Company has estimated.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash equivalents and accounts receivable. The Company places its cash with high credit qualified institutions. At times, the amount of cash on deposit in banks may be in excess of the respective financial institution's FDIC insurance limit. The risk with respect to accounts receivable and major customers is mitigated by our customer evaluations along with the short duration of our collection terms.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation expense is recorded using the straight-line method over the estimated useful lives of the respective assets (which range from three to five years).

FOREIGN CURRENCY TRANSLATION

     All balance sheet accounts for the Company's Australian subsidiaries are translated at the exchange rates in effect at the balance sheet date. Revenues and expenses for the Company's Australian subsidiaries are translated at the average exchange rate during the month in which the transaction occurs. All cumulative translation gains and losses are included in "Accumulated other comprehensive income" as a component of stockholders' equity in the consolidated balance sheets. Currency transaction gains and losses are included in the consolidated statement of operations and are not material for all years presented. The accounts of the Company's Australian subsidiaries are translated in accordance with Statement of Financial Accounting Standards No. 52, Foreign Currency Translation.

     The Company accounts for foreign currency exchange gains or losses on inter-company transactions in accordance with SFAS No. 52. Transactions occurring between the Company's U.S. and Australian offices are considered to be of a long-term investment nature as settlement is not anticipated in the foreseeable future. Inter-company balances are eliminated and do not appear on the consolidated financial statements of the Company. Any gain or loss on the inter-company balance caused by foreign currency translation adjustments is shown in the equity section of the balance sheet and is not included in determining net profit/ (loss).

GOODWILL AND INTANGIBLE ASSETS

     Goodwill represents the excess of the purchase price in a business combination over the fair value of net tangible and intangible assets acquired. Goodwill amounts are not amortized, and are tested for impairment at the reporting unit level at least annually under Statement of Financial Accounting Standards (SFAS) No. 142. Intangible assets that are not considered to have an indefinite useful life are amortized over their useful lives, which range from 5 to 30 years. Under SFAS No. 144, the carrying amount of these assets will be reviewed whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of these assets is measured by comparison of the carrying amount of the asset to the future undiscounted cash flows the asset is expected to generate. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. After review of our goodwill and intangible assets we did not recognize any impairment charges in 2006. The change in goodwill in 2006 was due to foreign currency translation adjustments.

BUSINESS COMBINATIONS

     The acquisition, discussed in Note 8, has been accounted for as a purchase in accordance with SFAS No. 141, Business Combinations.

RESEARCH AND DEVELOPMENT

     All research and development costs are expensed as incurred. The Company did not incur any costs eligible for capitalization under SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of certain financial instruments such as cash and cash equivalents, accounts receivable-trade, and accounts payable approximate their fair values.

INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS No. 109"), which requires the use of the liability method in accounting for income taxes. Under SFAS No. 109, deferred tax assets and liabilities are measured based on differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets to the amount that it expects is more likely than not to be realized.

STOCK-BASED COMPENSATION

     In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004 and 2005), Share-Based Payment ("SFAS 123(R)") which requires the measurement of all employee share-based payments to employees, including grants of employee stock options, using a fair-value-based method and the recording of such expense in the consolidated statement of operations. The accounting provisions of SFAS 123(R) are effective for reporting periods beginning after December 15, 2005. We adopted SFAS 123(R) effective January 1, 2006. The pro forma disclosures previously permitted under SFAS 123 no longer are an alternative to financial statement recognition. As a result SFAS 123(R), the expensing of stock options has an adverse effect on our financial results. The level of impact on the Company's financial statements depends, in part, on grants awarded. See Note 6 for a description of the expense recorded for 2006 under SFAS 123(R).

     Prior to 2006, the Company accounted for stock-based awards issued to employees under the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") and met the disclosure required for Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123").

NET LOSS PER SHARE

     Basic net loss per share is computed using the weighted-average number of common shares outstanding during the period. Diluted net loss per share is computed using the weighted-average number of common and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares consist primarily of stock options, restricted stock awards and shares that can be converted to common stock under our outstanding convertible senior notes and preferred stock.

     Due to our net loss for all periods presented, 1,190,730 and 248,236 potentially dilutive common equivalent shares were excluded from the diluted loss per share calculation in 2006 and 2005, respectively, because their inclusion would have been anti-dilutive.

OTHER INCOME

     Other income for the year ended December 31, 2006 represents tax concessions provided by the Australian Taxation Office for research and development activities for Loyalty Magic and Chip Application Technologies.

RECENT ACCOUNTING PRONOUNCEMENTS

     In July 2006, the FASB issued FASB Interpretation ("FIN") No. 48, Accounting for Uncertainty in Income Taxes -- an interpretation of FASB Statement 109. FIN 48 prescribes a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken on a tax return, including a decision whether to file or not to file in a particular jurisdiction. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently assessing the impact of FIN 48 on its consolidated financial position and results of operations.

     In September 2006, the SEC Staff issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements ("SAB No. 108"). SAB No. 108 requires the use of two approaches to quantitatively evaluate materiality of misstatements. If the misstatement as quantified under either approach is material to the current year financial statements, the misstatement must be corrected. If the effect of correcting the prior year misstatements, if any, in the current year income statement is material, the prior year financial statements should be corrected. SAB No. 108 is effective for fiscal years ending after November 15, 2006. The Company has determined that there is no impact from applying this interpretation.

     In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS No. 157"), which establishes a framework for measuring fair value and requires expanded disclosure about the information used to measure fair value. The statement applies whenever other statements require, or permit, assets or liabilities to be measured at fair value. The statement does not expand the use of fair value in any new circumstances and is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, with early adoption encouraged. The Company is currently assessing any potential impact of adopting this pronouncement.

     In February, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities -- Including an amendment of FASB Statement No. 115, or SFAS 159. SFAS 159 permits an entity, at specified election dates, to choose to measure certain financial instruments and other items at fair value. The objective of SFAS 159 is to provide entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently, without having to apply complex hedge accounting provisions. SFAS 159 is effective for accounting periods beginning after November 15, 2007. The Company is currently assessing the impact of adopting SFAS 159 on its consolidated financial statements.

NOTE 3. PROPERTY AND EQUIPMENT

     Property and equipment consists of:

                                       DECEMBER 31,
                                 -----------------------
                                    2006         2005
                                 ----------   ----------
Computer equipment               $1,035,295   $  858,821
Leasehold improvements               70,736       65,431
Office furniture and equipment      108,682       98,536
Capital Leases                       73,054       67,575
                                 ----------   ----------
Gross property and equipment     $1,287,767   $1,090,363
Less accumulated depreciation      (993,343)    (816,422)
                                 ----------   ----------
Net property and equipment       $  294,424   $  273,941
                                 ----------   ----------

For the years ending December 31, 2006 and 2005, depreciation expense was $133,941 and $96,202, respectively.

NOTE 4. COMMITMENTS AND CONTINGENCIES

     On December 6, 2006 the Company entered into an employment contract with Debra Hoopes, the Company's new CFO and Sr. Vice President, which took effect January 2, 2007 and ends December 31, 2009. Under the terms of the agreement if Ms. Hoopes is terminated without cause she is entitled to 12 months' salary ($185,000), and if so terminated after a "Change in Control" she is entitled to the greater of 12 months' salary or the balance for the term of the agreement. If she is terminated with cause or resigns without good cause compensation is paid up to the termination date.

     In September, 2005 the Company entered into employment agreements with Chris Leach, then CEO of Loyalty Magic, John H. Lowry, then CFO of Catuity Inc and Alfred H. Racine III, the CEO of Catuity Inc. The agreements expire on December 31, 2007, July 1, 2007, and September 30, 2007 respectively. Mr. Leach resigned as CEO of Loyalty Magic on January 30, 2007 and his employment terminates on February 28, 2007. Mr. Lowry resigned as CFO of Catuity on January 2, 2007 and will continue as an employee until his contract expires. As of December 31, 2006, the Company recorded a liability of $109,000 related to the estimated remaining obligations under Mr. Lowry's employment agreement. Under the terms of Mr. Racine's agreement, if Mr. Racine is terminated after a "Change of Control Transaction" he will receive severance in an amount equal to 12 months' salary ($262,500). If Mr. Racine is terminated without cause for any reason, other than a change of control, he will receive 1 month's salary which would represent a payment of $21,875.

     The following table presents our third party contractual obligations and commitments as of January 1, 2007 over the next 5 years.

Contractual Obligations:     Total      2007      2008    2009   2010   2011
------------------------   --------   --------   ------   ----   ----   ----
Operating Leases           $ 95,314   $ 93,040   $2,274     --     --     --
Capital Leases                9,622      9,622       --     --     --     --
                           --------   --------   ------    ---    ---    ---
   Total                   $104,936   $102,662   $2,274     --     --     --
                           ========   ========   ======    ===    ===    ===

     Rent expense for the years ending December 31, 2006 and 2005, was $143,268 and $67,575, respectively. There were no material changes in our lease obligations in 2006.

NOTE 5. STOCKHOLDERS' EQUITY

2006 PRIVATE PLACEMENT

     On November 22, 2006, the Company entered into a Securities Purchase Agreement, pursuant to which the Company sold or issued $1,800,000 in aggregate principal amount of its 10% Senior Convertible Notes (the "Senior Notes"), 700 shares of Series A Convertible Preferred Stock ($700,000 aggregate stated value) (the "Preferred Shares"), and warrants to purchase 357,143 shares of its common stock (the "Warrants") (collectively, the "2006 Private Placement"). The Senior Notes and Preferred Shares were issued at a discount to face or stated value, for aggregate gross proceeds to the Company (before deduction of advisory and other transaction-related fees and expenses) of $2,250,000.

     The Private Placement was made to two accredited investors in a transaction that was exempt from registration under Regulation D of the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to a Registration Rights Agreement entered into pursuant to the Securities Purchase Agreement, the Company agreed to file a registration statement under the Securities Act registering the resale of the common shares that are issuable on conversion of the Senior Notes and Preferred Shares that were issued in the 2006 Private Placement. In February 2007, the Company filed a registration statement on Form SB-2 to register the shares underlying the Senior Notes and Preferred Shares.

     The Senior Notes were issued in the aggregate principal amount of $1,800,000 and carry interest at the rate of 10% per annum, compounded monthly. The Company issued and sold the Senior Notes and the Warrants at a discount off of face amount, for an aggregate sales price of $1,620,000. The Senior Notes are convertible into common stock of the Company at a conversion rate of $3.25 per common share, or a maximum total of 553,846 common shares, subject to anti-dilution provisions.

     The Preferred Shares were issued in the aggregate stated value of $700,000 and carry a dividend rate of 10% per annum. The Company issued and sold the Preferred Shares at a discount off of face amount, for an aggregate sales price of $630,000. The Preferred Shares are convertible into common stock of the Company at the conversion rate of $3.25 per common share or a maximum total of 215,385 common shares, subject to anti-dilution provisions.

     The Company has accounted for the issuance of the Senior Notes, Preferred Shares and Warrants in accordance with Emerging Issues Task Force Issue No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios ("EITF 98-5") and EITF 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments. Additionally, the Company analyzed the guidance contained in EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock and Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS No. 133") in accounting for this transaction. Based on our analysis of EITF 00-19 and SFAS 133, the embedded conversion option contained in the Senior Notes was not required to be bifurcated and accounted for separately and the Preferred Shares and Warrants were deemed to be equity instruments.

     Accordingly, as required by EITF 98-5 and EITF 00-27, the Company allocated the $2,250,000 of net proceeds received to each instrument based on their relative fair values at the date of issuance (the commitment date as defined by EITF 00-27). This resulted in proceeds of $1,157,623 being allocated to the Senior Notes, proceeds of $450,187 being allocated to the Preferred Shares and proceeds of $642,190 being allocated to the Warrants. The next step in the analysis was to review the conversion feature in the Senior Notes and Preferred Shares to determine if it was beneficial to the investors at the issuance date. Because the fair value of our common stock exceeded the conversion price in these instruments, we calculated the beneficial conversion feature associated with the Senior Notes ($1,157,623) and Preferred Shares ($450,187). The beneficial conversion feature related to the Preferred Shares is considered a deemed dividend at the date of issuance and was recorded as a reduction of the accumulated deficit. The beneficial conversion feature related to the Senior Notes, combined with the discount from the face amount and the allocation of proceeds to the Warrants resulted in a discount on the Senior Notes of $1,800,000 which is being recognized as interest expense over their 3-year term using the effective yield method.

2005 PRIVATE PLACEMENTS

     On September 19, 2005, the Company issued 270,000 shares of its common stock in a private placement to five accredited institutional investors. These shares were issued pursuant to an exemption from registration under Regulation D of the Securities Act. The shares were issued under the same pricing, terms and conditions as the shares issued on September 1, 2005 as part of the Company's acquisition of Loyalty Magic Pty. Ltd and its associated capital raise. The shares were issued at $7.50 per share and raised $2,025,000.

     On September 1, 2005, the Company issued 335,000 shares of its common stock to the stockholders of Loyalty Magic as part of the consideration for the Company acquiring Loyalty Magic. These shares were issued pursuant to an exemption from registration under Regulation D of the Securities Act.

     Also on September 1, 2005, the Company issued 700,000 shares of its common stock to existing Australian stockholders who opted to subscribe for shares, accredited Australian institutional buyers, and certain U.S. accredited institutional investors who purchased shares that were not subscribed for by Australian buyers. 256,520 shares of common stock were issued to existing Australian stockholders and accredited Australian institutional buyers pursuant to an exemption from registration under Regulation S of the Securities Act. 443,480 shares of common stock were issued to accredited U.S. institutional investors and members of the Company's Board of Directors pursuant to an exemption from registration under Regulation D of the Securities Act. The shares were sold for A$10.00 per share in Australia and $7.50 per share (A$10.00 per share at a .7500 foreign currency exchange rate) in the United States. The sale of shares to Australian stockholders and institutional buyers resulted in A$2,565,200 ($1,923,900). The sale of shares to U.S. accredited institutional investors and Directors resulted in A$4,434,800 ($3,326,100) to the Company.

PREFERRED STOCK

     The Company's Board of Directors is authorized to issue up to 666,667 shares of preferred stock, par value $.001 per share, in one or more series and to fix, by resolution, conditional, full, limited or no voting powers, and the designations, preferences, the number of shares, dividend rates, conversion or exchange rights, redemption provisions or other special rights of the shares constituting any class or series as the Board of Directors may deem advisable without any further vote or action by the stockholders. Any shares of preferred stock issued by Catuity could have priority over Catuity common stock with respect to dividends or liquidation rights and could have voting and other rights of stockholders.

     The Company's Board of Directors has designated 700 shares of preferred stock as "Series A Convertible Preferred Stock" with a stated value of $1,000 per share. As of December 31, 2006 there were 700 shares of Series A Convertible Preferred Stock outstanding. The holders of Series A Convertible Preferred Stock will have no voting rights other than as may be required by law.

     When and if declared by the Board of Directors, a holder of the Series A Convertible Preferred Stock is entitled to receive monthly cumulative cash dividends in arrears, commencing on December 1, 2006. The dividend rate is 10% of the stated value. During 2006, the Board of Directors declared and the Company paid $7,582 of dividends to holders of the Series A Convertible Preferred Stock.

     A liquidation preference is granted to the holders of the Series A Convertible Preferred Stock and they shall be entitled to receive cash out of the assets of the Company equal to the stated amount before any amount shall be paid to the holders of any of the capital shares of the Company of any class junior in rank to the shares of Series A Preferred Stock.

     Voluntary Conversion-Holders of the Series A Convertible Preferred Stock are entitled, at any time, subject to prior redemption, to convert each share of Series A Convertible Preferred Stock into shares of common stock at the conversion price equal to $3.25 per share.

WARRANTS

     As of December 31, 2006, there were outstanding warrants to acquire up to 357,143 shares of common stock.

     Each Warrant is exercisable at any time prior to November 21, 2011 at an initial exercise price equal to $3.58 per share of common stock. The Warrants contain a cashless exercise feature and standard anti-dilution protection, including full-ratchet provisions that would require an adjustment to the exercise price of the Warrants in the event that the Company issues common stock (or common stock equivalents, including options and convertible securities) at a price per share that is less than the then-current exercise price in

Warrants. The Company has the right to redeem the warrants at $.01 per share on ten (10) days prior written notice provided (i) the shares of common stock underlying the warrants are free trading, (ii) the average daily dollar trading volume of our common stock is at least $400,000, and no single trading day is less than $200,000, based upon a closing bid price of at least $7.87 for each of the twenty (20) trading days immediately preceding the notice of redemption as reported by Bloomberg and (iii) such redemption shall be limited to 100,000 warrants every thirty (30) calendar days.

     Upon a change of control of the Company that is within the Company's control, the warrant holders have the right to cause the Company to pay the Black-Scholes value of the warrants subject to a volatility cap of 60. To the extent not redeemed upon a change of control, each warrant holder has the right to cause the ultimate parent company of the acquiring or surviving company in the change of control to issue new warrants in replacements of the warrants with terms (including, without limitation, exercise rights and anti-dilution rights) equivalent to those contained in the warrants.

NOTE 6. STOCK-BASED COMPENSATION

     Effective January 1, 2006, under the modified prospective method, the Company adopted the provisions of SFAS 123(R), Share-Based Payment, a replacement of SFAS No. 123, Accounting For Stock-Based Compensation, and rescission of APB Opinion No. 25, Accounting for Stock Issued to Employees. This statement applies to all awards granted after the effective date and to modifications, repurchases or cancellations of existing awards. The adoption of SFAS No. 123(R) had a significant impact on the Company's results of operations. The Company's consolidated statements of operations for the twelve months ended December 31, 2006 and December 31, 2005 includes $495,192 and $155,694 of stock-based compensation expense, respectively. Unrecognized stock-based compensation expense expected to be recognized over an estimated weighted-average amortization period of 2.36 years was $688,903 at December 31, 2006.

     Additionally, for awards granted prior to January 1, 2006 and that were not fully vested, the Company recognizes compensation expense for the outstanding portions of the awards using the modified prospective method of adoption. Compensation expense in calendar year 2005 related to stock options continues to be disclosed on a pro forma basis only.

     The fair value of the option grants is estimated as of the date of the grant using the Black-Scholes option pricing model with the following assumptions:

                                         2006         2005
                                    --------------   -----
Risk Free Interest Rate                 4.55--4.98%   3.00%
Expected Dividend Yield                         --      --
Expected Lives (years)                    2.5 -- 5    1.00
Weighted Avg. Expected Volatility            95.31%
Expected Volatility                  90.4 -- 107.6%   96.8%

     SFAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as previously required under EITF Issue No. 00-15, Classification in the Statement of Cash Flows of the Income Tax Benefit Received by a Company upon Exercise of a Nonqualified Employee Stock Option;. This requirement does not affect the Company's net operating cash flows or its net financing cash flows in the 12 month period ended December 31, 2006.

EMPLOYEE AND DIRECTOR STOCK-BASED COMPENSATION PLANS

     The Company issues new common stock from its pool of authorized stock upon exercise of stock options or upon granting of restricted stock. The Company has established four stock-based compensation plans:

                                                                        DATE OF
                                                         SHARES       STOCKHOLDER
PLAN NAME                                              AUTHORIZED      APPROVAL
---------                                              ----------   --------------
The 2000 Employee Stock Option Plan
   (the "ESOP")                                          300,000    March 16, 2000
The 2000 Non-employee Director Stock Option
   Plan (the "DSOP")                                      58,667     May 21, 2001
The 2005 Employee Restricted Stock Plan
   (the "ERSP")                                          267,000     July 18, 2005
The 2005 Non-employee Director Restricted Stock Plan
   (the "DRSP")                                           50,000     July 18, 2005

     The Company's Compensation Committee of the Board administers the above plans and the stock-based awards are granted at terms approved or determined by them. As of December 31, 2006 a total of 322,711 options and 183,152 restricted shares had been awarded, of which 255,848 options and 165,652 non-vested restricted shares remained outstanding. The plans do not provide for unvested options to automatically vest upon a change in control of the Company. The Company recognizes compensation expense associated with share-based awards over the vesting period on a straight-line basis.

     For the year ended December 31, 2006, the effects of applying the provisions of SFAS 123(R) on the Company's operating results were as follows:

                                                     YEAR ENDED DECEMBER 31, 2006
                                               ---------------------------------------
                                                                 SFAS
                                               As if under      123(R)
                                                  APB 25     adjustments   As Reported
                                               -----------   -----------   -----------
Net loss attributable to common stockholders   $(4,381,872)   $(308,635)   $(4,690,507)
Net loss attributable to common stockholders
   per share: basic and diluted                $     (2.11)   $   (0.15)   $     (2.26)

Had compensation costs for stock-based awards issued to employees been determined consistent with SFAS No. 123, the Company's net loss and net loss per share for the year ending December 31, 2005 would have been reported as follows:

                                                                 2005
                                                             -----------
Net Loss as Reported                                         $(2,981,030)
Deduct: Total stock-based employee compensation expense
   determined under fair value based method for all awards      (305,098)
                                                             -----------
Pro forma net loss                                           $(3,286,128)
                                                             ===========
Loss per share:
   basic & diluted -- as reported                            $     (2.48)
                                                             -----------
   basic & diluted -- pro forma                              $     (2.73)
                                                             -----------

STOCK OPTIONS

     The maximum contractual term for awards under the ESOP and DSOP is ten years from the date of grant. The maximum contractual vesting period for awards granted under the ESOP is five years from the date of grant. The DSOP does not have a maximum vesting period specified. Awards granted under the ESOP may be service, market, or performance based. Market based options include shares that vest once the Company's share price reaches a certain target level defined in the award. Performance based awards include those where vesting is tied to the achievement of certain personal or Company targets or goals, such as achieving a targeted number of customer location deployments or achieving a targeted sales goal as measured by revenue over the term of new customer agreements.

     The following table sets forth the summary of option activity under the Company's stock option program:

                                                     WEIGHTED
                                                      AVERAGE
                                                     EXERCISE
                                           SHARES      PRICE
                                           -------   --------
OUTSTANDING OPTIONS AT DECEMBER 31, 2004    53,630    $91.02
   Granted                                 182,802      7.00
   Forfeited                               (29,482)    49.02
   Exercised                                (1,282)     4.80
                                           -------    ------
OUTSTANDING OPTIONS AT DECEMBER 31, 2005   205,668     23.16
   Granted                                  87,500     10.08
   Forfeited                               (37,320)    11.17
                                           -------    ------
OUTSTANDING OPTIONS AT DECEMBER 31, 2006   255,848    $18.62
                                           =======    ======

     The weighted average estimated grant date fair values of options granted under the Company's stock option plans for the 12 month period ended December 31, 2006 and 2005 were $4.05 and $4.58, respectively.

     A summary of the changes in the Company's nonvested shares during the twelve months ended December 31, 2006 is presented below:

                                                    WEIGHTED
                                                     AVERAGE
                                                   GRANT DATE
                                          SHARES   FAIR VALUE
                                         -------   ----------
NONVESTED OPTIONS AT DECEMBER 31, 2005    63,364      $5.21
   Granted                                87,500       4.05
   Vested                                (34,159)      3.81
   Forfeited                             (27,610)      4.77
                                         -------      -----
NONVESTED OPTIONS AT DECEMBER 31, 2006    89,095      $4.55
                                         =======      =====

     All options granted by the Company had a fair market value assigned at grant date based on the use of the Black-Scholes option pricing model. The total intrinsic value of options exercised in 2005 was $6,264.

     Information regarding the stock options outstanding at December 31, 2006 is summarized below:

                           OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                  -------------------------------------   -------------------------------------
                                  Weighted                                Weighted
                     Number        Average     Weighted      Number        Average     Weighted
                  Outstanding     Remaining     Average   Outstanding     Remaining     Average
    Range of      at Dec. 31,    Contractual   Exercise   at Dec. 31,    Contractual   Exercise
 Exercise Price       2006      Life (Years)     Price        2006      Life (Years)     Price
---------------   -----------   ------------   --------   -----------   ------------   --------
$3.11 -- 4.27        99,414         5.01        $  3.97      89,414         4.40        $  4.07
5.31 -- 7.50         38,433         2.64           6.34      20,838         2.85           6.81
10.52 -- 33.60       87,333         6.44          10.24      25,833         6.24          14.91
39.60 -- 178.38      30,668         2.29         106.93      30,668         2.29         106.93
                    -------         ----        -------     -------         ----        -------
                    255,848         3.53        $ 18.62     166,753         3.12        $ 25.01
                    =======         ====        =======     =======         ====        =======

     The aggregate intrinsic value of options outstanding and options exercisable as of December 31, 2006 was $46,000 and $33,000, respectively. The intrinsic value is calculated as the difference between the market value as of December 31, 2006 and the exercise price of the shares.

RESTRICTED STOCK

     The Company awards restricted stock to employees and Directors pursuant to the ERSP and DRSP respectively. There is no contractual maximum term or vesting period for awards under either plan. ERSP awards may be service, market and service, or performance based. Market and service based awards include shares that vest once the Company's share price reaches a certain target level defined in the award, and the individual remains in the employ of the Company. Performance based awards include those where vesting is tied to the achievement of certain personal or Company targets or goals, such as achieving a targeted number of customer location deployments or achieving a targeted sales goal as measured by revenue over the term of new customer agreements. DRSP awards are performance based and are restricted until the Company achieves profitability and is cash flow positive for two consecutive quarters.

     A summary of the unvested restricted stock as of December 31, 2006, and changes years ending December 31, 2006 and 2005 is as follows:

                                                             WEIGHTED
                                                              AVERAGE
                                                               GRANT
                                                               DATE
                                                  SHARES    FAIR VALUE
                                                 --------   ----------
UNVESTED RESTRICTED STOCK AT DECEMBER 31, 2004         --     $   --
   Granted                                         42,768      10.71
                                                 --------     ------
UNVESTED RESTRICTED STOCK AT DECEMBER 31, 2005     42,768      10.71
   Granted                                        140,384       5.69
   Vested                                          (7,500)     11.62
   Forfeited                                      (10,000)     11.62
                                                 --------     ------
UNVESTED RESTRICTED STOCK AT DECEMBER 31, 2006    165,652     $ 6.50
                                                 ========     ======

     For all awards issued to employees, the Company records an expense based on the grant date fair value and amortizes it over the service period.

NOTE 7. SENIOR CONVERTIBLE NOTES

     As of December 31, 2006, there were Senior Convertible Notes ("The Senior Notes") in the aggregate principal amount of $1,800,000 issued and outstanding. The Senior Notes carry interest at the rate of 10% per annum compounded monthly. The Senior Notes are convertible into common stock of the Company at a conversion rate of $3.25 per common share, or a maximum total of 553,846 common shares, subject to anti-dilution provisions. The Senior Notes are secured by a senior security interest in all of our and our subsidiaries' assets. The Company issued and sold the Senior Notes in connection with the 2006 Private Placement.

     Upon a change of control of Catuity involving the acquisition of voting control or direction over 50% or more of our outstanding common stock, the holders of the Senior Notes have the right to cause Catuity to repurchase the Senior Notes in cash for the greater of (A) 130% multiplied by the product of
(x) the principal amount being converted plus accrued but unpaid interest on such principal amount and (y) the closing sales price of the Company's common stock immediately following the public announcement of such change in control; or (B) 150% of the principal amount being converted plus accrued but unpaid interest on such principal amount. In the event of a change of control at a per share price which is equal to or greater than 200% of the Conversion Price, then 130% in (A) above will be reduced to 120%.

     The Company has the right to redeem in cash any or all of the outstanding Senior Notes at any time prior to maturity, upon three (3) business days prior written notice, at the greater of (x) one hundred twenty percent (120%) of the principal amount to be redeemed or (y) the product of (i) the remaining principal balance of the Convertible Note divided by the Conversion Price in effect on the day before such redemption notice is sent and (ii) the closing sale price of the Common Stock on the day before such redemption notice is sent, plus in each case, the amount of any accrued but unpaid interest, subject to the maximum amount of interest allowed to be charged by law, payable in cash. In the event of any redemption of the Senior Notes, the Investors shall retain the Warrants and the "Registration Rights" that attached thereto.

     The principal amount of the Senior Notes is repayable in monthly installments of $75,000 beginning on December 1, 2007. The Senior Notes mature on November 21, 2009. Future principal payments by year are as follows: 2007 -- $75,000; 2008 -- $900,000; and 2009 -- $825,000.

NOTE 8. ACQUISITION

     On September 1, 2005 Catuity Inc. completed the acquisition of all of the outstanding shares of Loyalty Magic Pty. Ltd. (Loyalty Magic), headquartered in Melbourne, Australia. The Stockholders of Loyalty Magic received $2,700,000 (A$3,600,000) in cash and 335,000 shares of Catuity common stock in consideration for Loyalty Magic. The shares were issued pursuant to an exemption from registration under Regulation D of the Securities Act of the United States. Loyalty Magic is now a wholly-owned subsidiary of Catuity. The acquisition of Loyalty Magic was reflected in the consolidated financial statements of the Company beginning September 1, 2005 and has been accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No 141, Business Combinations. Catuity's 2005 financial statements reflect twelve months of Catuity's operations and four months of Loyalty Magic's operations.

     The Company, as part of its turnaround strategy, determined that the acquisition of Loyalty Magic and its combination would create a stronger, more competitive industry participant, based on potential benefits that include: (1) the complementary nature of the companies' markets, products, technologies and customers; (2) the more diversified portfolio of products that will result from the combination of the companies; (3) the opportunity to accelerate revenue growth as a result of being able to offer Loyalty Magic's products to Catuity's customers and prospective customers and to offer Catuity's products to Loyalty Magic's customers and prospective customers; (4) the potential ability of the combined company to effectively develop new products and improve existing products by sharing technologies and intellectual property; (5) the expansion of presence in new and current markets; (6) the development of an international platform for future acquisitions as and when attractive opportunities arise; and
(7) the management team in place at Loyalty Magic.

     Although the transaction generated a significant amount of goodwill, the Company believes that the combination of the two entities will generate sufficient positive results to justify these amounts. This is based on evaluation of the experience and skill of the Loyalty Magic personnel, the potential of the existing customer base and the future potential of the Loyalty Magic sales pipeline.

     The purchase price (In US Dollars) has been allocated as follows:

Condensed Balance Sheet
Current Assets                             $  840,865
Long Term Assets                              164,330
Other Intangible Assets & In-process R&D    2,139,200
Goodwill Including Acquisition Cost         3,004,667
                                           ----------
Total Assets                                6,149,062
Liabilities                                  (680,835)
                                           ----------
Purchase Price                             $5,468,227
Transaction Cash & Equity
Cash Paid to Loyalty Magic Stockholders    $2,700,000
Shares of Catuity Stock @ $7.50*            2,512,000
Acquisition and Other Costs                   256,227
                                           ----------
Purchase Price                             $5,468,227

* The shares were valued at the price used for the public offering, or $7.50 per share, that was completed on the same day as the acquisition. Management determined that this represented the fair value of the shares at the time the transaction was finalized, due to the size of the capital raise, the number of shares issued and the high volatility of our stock price.

     A portion of the purchase price represents amortizable intangibles (primarily trademarks -- 30 year life, customer contracts -- 5 year life, customer relationships -- 10 year life, proprietary software -- 5 year life and non-compete agreements -- 5 year life. The weighted average amortization period is 13 years for amortizable intangibles). Trademarks and the Non Compete Agreement are amortized on a straight line (SL) basis over the estimated useful life in years. Software, Customer Contracts and Customer relationships are amortized over the estimated useful life in years and the amortization expense amount is based on the expected annual cash flows (CF) of the respective category. In Process Research and Development (IPR&D) of $205,900 was expensed on the acquisition date and charged to Research & Development.

     The following table details the amortization of the intangibles as adjusted for changes in the exchange rate during 2006:

                                    December 31, 2006                        December 31, 2005
                         --------------------------------------   --------------------------------------
                                       Accumulated    Net Book                  Accumulated    Net Book
Category                    Cost      Amortization      Value        Cost      Amortization      Value
--------                 ----------   ------------   ----------   ----------   ------------   ----------
Trademarks               $  592,681    $ (26,368)    $  566,313   $  566,700    $  (6,296)    $  560,404
Software                    674,363     (226,294)       448,069      644,800      (49,887)       594,913
Customer Contracts          298,171     (116,814)       181,357      285,100      (30,991)       254,109
Customer Relationships      291,163      (75,368)       215,795      278,400      (23,823)       254,577
Non-compete agreements      165,557      (44,193)       121,364      158,300      (10,552)       147,748
                         ----------    ---------     ----------   ----------    ---------     ----------
Totals                   $2,021,935    $(489,037)    $1,532,898   $1,933,300    $(121,549)    $1,811,751
                         ==========    =========     ==========   ==========    =========     ==========

     Amortization expense for the years ended December 31, 2006 and 2005 was $367,488 and $121,549, respectively. The estimated amortization expense for intangible assets for each of the years ending December 31 is as follows: 2007 - $331,579, 2008 - $282,343, 2009 - $214,951, 2010 - $149,408, 2011 - $48,916;
thereafter - $505,701. The amortization of intangible assets associated with the acquisition is currently not deductible for tax purposes.

     Pro forma information for the Company and Loyalty Magic as if the acquisition had been completed on January 1, 2005 is as follows:

                       YTD 12/31/2005
                       --------------
                         (unaudited)
Revenue                 $ 2,377,192
Net loss                 (3,702,618)
Net loss per share -
   basic and diluted    $     (1.79)

NOTE 9. INCOME TAXES

     The components of profit/(loss) before income taxes and extraordinary items consisted of the following:

                       YEAR ENDED DECEMBER 31
                     -------------------------
                         2006          2005
                     -----------   -----------
Domestic             $(4,297,855)  $(3,350,057)
Foreign                   65,117       369,027
                     -----------   -----------
Loss before income
   taxes             $(4,232,738)  $(2,981,030)
                     ===========   ===========

     There has been no provision for income taxes for any period as the Company has incurred operating losses and provided a full valuation allowance against the tax benefit of those operating losses in the United States. The Company has utilized net operating loss carry forwards to offset operating earnings in Australia. The provision for income taxes at statutory rates is reconciled to the reported provision for income taxes as follows:

                                                YEAR ENDED DECEMBER 31
                                              -------------------------
                                                  2006          2005
                                              -----------   -----------
Income taxes at statutory tax rate            $(1,439,131)  $(1,013,550)
Utilization of operating loss carry forward       (19,453)     (110,708)
Valuation allowance                             1,462,233     1,139,019
Other                                              (3,649)      (14,761)
                                              -----------   -----------
Provision for income taxes                    $        --   $        --
                                              ===========   ===========

     The statutory tax rate was 34% in the United States and 30% in Australia for the years ended December 31, 2006 and 2005. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                       DECEMBER 31
                                              ---------------------------
                                                  2006           2005
                                              ------------   ------------
Deferred tax assets:
Net operating loss carry-forwards             $ 13,564,462   $ 12,059,673
Other                                              364,152        108,188
                                              ------------   ------------
Total deferred tax assets                       13,928,614     12,167,861
Deferred tax liabilities:
Intangibles                                       (521,220)      (616,080)
Beneficial conversion feature attributable
   to convertible notes                           (393,380)            --
                                              ------------   ------------
Total deferred tax liabilities                    (914,600)      (616,080)
Valuation allowance                            (13,014,014)   (11,551,781)
                                              ------------   ------------
Total net deferred tax assets                 $         --   $         --
                                              ============   ============

     Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully reserved by a valuation allowance.

     As of December 31, 2006, the Company had net operating loss carry-forwards of $24,503,000 expiring in various amounts in 2020 and 2021 in the United States and $16,320,000 in Australia. Utilization of the net operating loss carry-forwards in Australia are subject to either the continuity of ownership test or the continuation of same business test at the time the losses are utilized in accordance with Subdivision 165 and Subdivision 166 of the Australian Income Tax Assessment Act of 1997. Utilization of the net operating loss carry-forwards in the United States is subject to limits due to continuity of ownership tests under Section 382 of the Internal Revenue Service Code.

NOTE 10. DEFINED CONTRIBUTION PLAN

     On behalf of its Australian employees, the Company contributes a government mandated percentage of each employee's gross salary to a defined contribution plan. The prescribed charge percentage was 9% for the two years ended December 31, 2006 and 2005. The Company's contributions were $100,846 and $58,339 for the years ended December 31, 2006 and 2005 respectively.

     There is a 401-K plan available for employees in the U.S. In 2006 the Company has accrued $41,986 for 2006 matching contributions to the 401-K plan.

NOTE 11. RESTRICTED CASH

     The Company was and continues to be the trustee of a bank account related to the use of its Transcard software product that was discontinued in August 2001. When consumers transferred funds to their cards, the funds were deposited into this trust account. The funds were debited from the account electronically and paid to merchants when transaction information relating to cardholder usage was downloaded from merchants through a central host processing system. The Company is not entitled to the funds other than in specified circumstances such as when cards are inactive or expired. Consequently, an amount corresponding to the trust account balance is recorded as a current liability. The trust account had an ending balance of $85,523 and $81,443 at December 31, 2006 and 2005, respectively. On August 31, 2001, in accordance with an agreement between the Company and Westbus Pty. Ltd., the Transcard system was discontinued. As of that date, no additional cards were issued and consumers could no longer use their cards to purchase goods or services. The Company is serving as the administrator to refund all requested prepaid balances remaining on consumers' cards as of the date the system was discontinued.

NOTE 12. OPERATIONS BY INDUSTRY SEGMENT AND GEOGRAPHIC AREA

     As of December 31, 2006, the Company is organized and operates in one business segment, providing loyalty and gift card processing and services for retailers. The following table shows net revenues and long-lived assets by geographic area.

                      2006                      2005
            -----------------------   ----------------------
            LONG-LIVED       NET      LONG-LIVED      NET
              ASSETS      REVENUES      ASSETS      REVENUES
            ----------   ----------   ----------   ---------
U.S.         $145,513    $  235,563    $ 84,906     $ 77,618
Australia     148,911     1,713,237     189,035      903,304
             --------    ----------    --------     --------
Total        $294,424    $1,948,800    $273,941     $980,922
             ========    ==========    ========     ========

     Revenue from two of Loyalty Magic's customers each exceeded 10% of Catuity's revenue (AMCAL at 24% and API at 20%) and, in total, represented approximately 44% of revenue in 2006. In 2005, revenue from two of Loyalty Magic's customers each exceeded 10% of Catuity's revenue (AMCAL at 15% and API at 13%) and, in total, represented approximately 28% of revenue.

NOTE 13. MANAGEMENT'S PLANS

     The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business and continuation of the Company as a going concern. Liquidation values may be substantially different from carrying values as shown and these consolidated financial statements do not give effect to adjustments, if any, that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.

     For the years ended December 31, 2006 and 2005, the Company incurred net losses of $4,232,738 and $2,981,030, respectively. As of December 31, 2006, the Company had an accumulated deficit of $41,936,663 and insufficient cash on hand to meet its expected liquidity requirements for 2007. These factors raise substantial doubt as to the Company's ability to continue as a going concern.

     Management's strategy in 2007 consists of the following components: 1) to remain focused on offering our core customer base -- retailers and their partners -- a broad range of products, services and programs to help them reach, reward and retain their customers; 2) to raise additional debt and/or equity financing to allow the Company to continue in operation and satisfy its financial obligations; and 3) to complete one or more strategic acquisitions.

     Management currently estimates that additional debt and/or equity financing will be required during the second quarter of 2007 in order to meet expected liquidity requirements for the balance of 2007. The Company was successful in raising capital during the years ended December 31, 2006 and 2005. However, there can be no assurance that the Company will continue to be able to raise additional funds as necessary, nor can there be any assurance that additional funds, if available, will be on terms satisfactory to the Company or that they will not have a significant dilutive effect on existing stockholders.

     Management's focus in evaluating potential acquisition candidates is to identify companies that are in a similar line of business that fit with our strategy, have achieved and sustained profitability, and generate positive cash flow from operations. Management currently estimates that the Company will not achieve profitability by the end of 2008 unless it is successful in completing one or more acquisitions. However, there can be no assurance that management will be able to complete such an acquisition, nor can there be any assurance that an acquisition, if completed, will not have a significant dilutive effect on existing stockholders.

     Although management believes that its efforts in obtaining additional financing and completing one or more strategic acquisitions will be successful, there can be no assurance that its efforts will ultimately be successful. In the event that management is unable to raise additional capital from external sources, or is unable to successfully complete an acquisition of a profitable company, the Company may be forced to curtail or cease operations.

NOTE 14. RELATED PARTY TRANSACTIONS

In connection with the 2006 Private Placement discussed in Note 5, the Company paid the placement agent for the financing (Broadband Capital Management, LLC) a fee of $157,500, representing 7% of the gross cash proceeds received by Company, together with reimbursement of its actual expenses. One of the Company's independent directors is employed as the head of investment banking by Broadband Capital Management LLC.

INDEPENDENT AUDITOR'S REPORT



The Directors
Loyalty Magic Pty Ltd
5th Floor, 140 Bourke Street
MELBOURNE VIC 3000



We have audited the accompanying balance sheet of Loyalty Magic Pty Ltd as of 30th June, 2005 and 30 June, 2004, and the related statements of profit and loss and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



We conducted our audits in accordance with the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Loyalty Magic Pty Ltd at 30th June, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America, except for the following matter which is referred to at Note 1 to the Financial Statements -



CONFORMITY WITH UNITED STATES OF AMERICA (US) GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)-



In order to comply with the provisions of US GAAP, capitalised Web Development Costs, $70,017 (2004 - $54,391) and Development Costs of New Platform, $209,173 (2004 - $Nil), (refer to Notes 1 and 7), should be written off as expenses in the year in which they are incurred. This adjustment would reduce the company's net profit for the year by $224,799 (2004 - $54,391) and reduce net assets at 30th June, 2005 by $279,190 (2004 - $54,391).



MCINNES GRAHAM & GIBBS





                                        /s/ Jeffrey E Graham
                                        ----------------------------------------
                                        Jeffrey E Graham
                                        Partner
                                        16th December 2005

                            LOYALTY MAGIC PTY LIMITED
                               A.C.N. 075 350 239



                            DECLARATION BY DIRECTORS



The directors have determined that the company is not a reporting entity, but that this special purpose financial report should be prepared in accordance with the accounting policies described in Note 1 to the financial statements.



The directors of the company declare that the financial statements and notes as set out in the attached accounts:



(a) comply with Accounting Standards as described in Note 1 to the financial statements and the Corporations Regulations 2001; and



(b) give a true and fair view of the company's financial position as at 30 June 2005 and of its performance for the year ended on that date in accordance with the accounting policies described in Note 1 to the financial statements.



In the directors' opinion:



(a) the financial statements and notes, as set out in the attached accounts are in accordance with the Corporations Act 2001; and



(b) there are reasonable grounds to believe that the company will be able to pay its debts as and when they become due and payable.



Made in accordance with a resolution of the directors.



DIRECTOR _______________________________



DIRECTOR _______________________________



Date this ____ day of _____________ 2005

                            LOYALTY MAGIC PTY LIMITED



                                  BALANCE SHEET
                              AS AT 30TH JUNE 2005



                                                      2005         2004
                                            NOTE        $            $
                                            ----   ----------   ----------
CURRENT ASSETS
Cash                                          2        43,446      659,991
Receivables                                   3       855,159      450,248
Investments                                   4             4            4
Other                                         5         7,611       30,795
                                                   ----------   ----------
TOTAL CURRENT ASSETS                                  906,220    1,141,038
                                                   ----------   ----------
NON-CURRENT ASSETS
Property, plant and equipment                 6       220,886      157,816
Intangibles                                   7       280,963       54,391
                                                   ----------   ----------
TOTAL NON-CURRENT ASSETS                              501,849      212,207
                                                   ----------   ----------
TOTAL ASSETS                                        1,408,069    1,353,245
                                                   ==========   ==========
CURRENT LIABILITIES
Accounts Payable                              8       168,638      149,461
Borrowings                                    9        34,672       34,242
Provisions                                   10       137,684      243,301
Other                                        11       117,909      133,470
                                                   ----------   ----------
TOTAL CURRENT LIABILITIES                             458,903      560,474
                                                   ==========   ==========
NON-CURRENT LIABILITIES
Borrowings                                    9        67,817           --
Provisions                                   10        10,617           --
                                                   ----------   ----------
TOTAL NON-CURRENT LIABILITIES                          78,434           --
                                                   ----------   ----------
TOTAL LIABILITIES                                     537,337      560,474
                                                   ==========   ==========
NET ASSETS (LIABILITIES)                              870,732      792,771
                                                   ==========   ==========
EQUITY
Issued capital                               12     2,699,429    2,699,029
Accumulated losses                                 (1,828,697)  (1,906,258)
                                                   ----------   ----------
TOTAL EQUITY                                          870,732      792,771
                                                   ==========   ==========

                            LOYALTY MAGIC PTY LIMITED



                                  PROFIT & LOSS
                        FOR THE YEAR ENDED 30TH JUNE 2005



                                                      2005         2004
                                            NOTE        $            $
                                            ----   ----------   ----------

NET PROFIT(LOSS) BEFORE INCOME TAX                   (163,999)     236,693
Income Tax Expense                                    241,560       57,728
                                                   ----------   ----------
NET PROFIT(LOSS) AFTER INCOME TAX                      77,561      294,421
Retained Profits (Accumulated Losses) at
   the beginning of the Financial Year             (1,906,258)  (2,200,679)
                                                   ----------   ----------
TOTAL AVAILABLE FOR APPROPRIATION                  (1,828,697)  (1,906,258)
                                                   ----------   ----------
RETAINED PROFITS (ACCUMULATED LOSSES)
   AT END OF FINANCIAL YEAR                        (1,828,697)  (1,906,258)
                                                   ==========   ==========



LOYALTY MAGIC PTY LIMITED



                             PROFIT AND LOSS ACCOUNT
                        FOR THE YEAR ENDED 30TH JUNE 2005



                                                      2005         2004
                                                        $            $
                                                   ----------   ----------
SALES
ASP Sales                                           2,131,431    1,899,456
Subscription Services                                 113,031       11,475
License Income                                        252,137      617,259
Support Services                                      259,173      180,319
International Sales                                    90,000       73,600
                                                    ---------    ---------
                                                    2,845,772    2,782,109
LESS: DIRECT COSTS
Purchases                                             117,292      149,061
Contract Data Entry                                   217,387      243,106
Terminal Costs                                         25,500       40,616
                                                    ---------    ---------
                                                      360,179      432,783
                                                    ---------    ---------
GROSS PROFIT FROM TRADING                           2,485,593    2,349,326
EXPENDITURE                                         2,667,750    2,131,849
                                                    ---------    ---------
                                                     (182,157)     217,477
OTHER INCOME
Interest Received                                       9,908       14,266
Government Subsidies                                    8,250        4,950
                                                    ---------    ---------
                                                       18,158       19,216
                                                    ---------    ---------
NET (PROFIT)LOSS                                      163,999     (236,693)
                                                    =========    =========

                            LOYALTY MAGIC PTY LIMITED



              NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED 30TH JUNE 2005



1 STATEMENT OF SIGNIFICANT ACCOUNTING POLICIES



This financial report is a special purpose financial report prepared for the use by the members and directors of the company. Although the directors have determined that the company is not a reporting entity, the report has been prepared in accordance with Accounting Standards, Urgent Issues Group Consensus Views, other authoritative pronouncements of the Australian Accounting Standards Board and the Corporations Act 2001.



The report is also prepared on an accruals basis and is based on historic cost and does not take into account changing money values or, except where specifically stated, current valuations of non-current assets. The following material accounting policies, which are consistent with the previous period unless otherwise stated, have been adopted in the preparation of this report:-



(a) INCOME TAX



The company adopts the liability method of tax effect accounting whereby the income tax expense is based on the operating profit adjusted for any permanent differences.



Future income tax benefits are not brought to account unless realisation of the asset is assured beyond any reasonable doubt. Future income tax benefits in relation to tax losses are not brought to account unless there is virtual certainty of realisation of the benefit.



(b) PROPERTY, PLANT AND EQUIPMENT



Each class of property, plant and equipment is accounted for at cost less accumulated depreciation, and is depreciated on a diminishing value basis over the expected useful lives to the company.



(c) INTANGIBLES



Web Site development costs are capitalised until completion of the relevant platform, then amortised on a straight line basis over the period during which the site is expected to benefit the company.



(d) EMPLOYEE ENTITLEMENTS



Provision is made for employee entitlements arising from services rendered by employees to balance date.



(e) GOODS AND SERVICES TAX



Revenues, expenses and assets are recognised net of the amount of goods and services tax (GST), except where the amount of GST incurred is not recoverable from the Australian Tax Office (ATO). In these circumstances the GST is recognised as part of the cost of acquisition of the asset or as part of the cost of the expense.



The net amount of GST recoverable, or payable to, the ATO is included as a current asset or liability in the balance sheet.



1 STATEMENT OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D)



(f) REVENUE RECOGNITION



                              MAIN AREAS OF INCOME



(i) Application Service Provision Income



Fixed Charge Management fees - Invoiced monthly and brought to account monthly Variable Fees - Invoiced monthly based on volume of transactions processed



(ii) Licensed Income

Customisation of Software - Taken up as unearned income and brought to account as revenue, on completion of agreed milestones.



Support Fees - Invoiced in advance, taken up as unearned income and transferred to revenue depending on the contract terms.



Upgrade rights - Invoiced annually in advance, taken up as unearned income and transferred to revenue monthly on a straight line basis.



(g) LEASES



Leases of fixed assets, where substantially all the risks and benefits incidental to the ownership of the asset, but not legal ownership, are transferred to the company are classified as finance leases.



Finance leases are capitalised recording an asset and a liability equal to the present value of the minimum lease payments, including any guaranteed residual value.



Leased assets are depreciated on a straight line basis over their estimated useful lives where it is likely that the economic entity will obtain ownership of the asset or over the term of the lease.



Lease payments are allocated between the reduction of the lease liability and the lease interest expense for the period.



        CONFORMITY WITH UNITED STATES OF AMERICA (US) GENERALLY ACCEPTED
                          ACCOUNTING PRINCIPLES (GAAP)



In order to comply with the provisions of US GAAP, capitalised Web Development Costs, $70,017 (2004 - $54,391) and Development Costs of New Platform, $209,173 (2004 - $Nil) (refer to Note 7), should be written off as expenses in the year in which they are incurred. This adjustment would reduce the company's net profit for the year by $224,799 (2004 - $54,391) and reduce net assets at 30th June, 2005 by $279,190 (2004 - $54,391).



                                                            2005         2004
                                                              $            $
                                                         ----------   ----------
2  CASH
   Petty Cash                                                   200          200
   Cash at Bank                                              43,246      659,791
                                                         ----------   ----------
                                                             43,446      659,991
                                                         ==========   ==========

3  RECEIVABLES
   CURRENT
   Trade Debtors                                            633,599      407,520
   Less: Provision for Doubtful Debts                       (80,000)     (30,000)
                                                         ----------   ----------
                                                            553,599      377,520
                                                         ----------   ----------
   Sundry Debtors                                           286,560       57,728
   Rental Bond                                               15,000       15,000
                                                         ----------   ----------
                                                            855,159      450,248
                                                         ==========   ==========

4  INVESTMENTS
   CURRENT
   Shares in Associated Companies                                 4            4
                                                         ==========   ==========

5  OTHER ASSETS
   CURRENT
   Prepayments                                                7,611       30,795
                                                         ==========   ==========

6  PROPERTY, PLANT & EQUIPMENT
   Office Furniture & Equipment at Cost                     366,722      416,163
   Less: Accumulated Depreciation                          (220,393)    (258,347)
                                                         ----------   ----------
                                                            146,329      157,816
                                                         ----------   ----------
   Leased Assets at Cost                                     92,556           --
   Less: Accumulated Amortisation                           (17,999)          --
                                                         ----------   ----------
                                                             74,557           --
                                                         ----------   ----------
   TOTAL PROPERTY, PLANT & EQUIPMENT                        220,886      157,816
                                                         ==========   ==========

7  INTANGIBLES
   Development of New Platform - at cost                    209,173           --

   Patents & Trademarks                                       1,773           --
   Web Development - at cost                                 84,020       54,391
   Less: Accumulated Amortisation                           (14,003)          --
                                                         ----------   ----------
                                                             70,017       54,391
                                                         ----------   ----------
                                                            280,963       54,391
                                                         ==========   ==========

8  ACCOUNTS PAYABLE
   CURRENT
   Sundry Creditors                                          44,903       27,198
   Trade Creditors                                          123,735      122,263
                                                         ----------   ----------
                                                            168,638      149,461
                                                         ==========   ==========

9  BORROWINGS
   CURRENT
   GST Payable                                               34,672       34,242
                                                         ==========   ==========
   NON-CURRENT
   Lease Liability                                           67,817           --
                                                         ==========   ==========

10 PROVISIONS
   CURRENT
   Provision for Annual Leave                               104,635       81,654
   Provision for Bonuses                                     33,049      161,647
   NON CURRENT
   Provision for Long Service Leave                          10,617           --
                                                         ----------   ----------
   Aggregate employee entitlement liability                 148,301      243,301
                                                         ==========   ==========

11 OTHER LIABILITIES
   CURRENT
   Income in Advance                                        117,909      133,470
                                                         ==========   ==========

12 ISSUED CAPITAL
   PAID UP CAPITAL:
   Issued Capital                                          2699,429     2699,029
                                                         ==========   ==========

13 EXPENDITURE
   Salaries                                                1460,293    1,156,712
   General and Administrative                             1,207,457      975,137
                                                         ----------   ----------
   Total Expenditure                                      2,667,750    2,131,849
                                                         ==========   ==========



14 INCOME TAX EXPENSE



   No income tax is payable on the net profit for the year as the company has accumulated losses available as an income tax deduction from prior years.



   Future income tax benefits not brought to account, the benefits of which will only be realised if the relevant conditions for deductibility occur:



- timing differences                                         34,576       24,496
- tax losses                                                 66,643      243,053
                                                         ----------   ----------
Total                                                       101,219      267,549
                                                         ==========   ==========



Further, the company is entitled to receive a grant of $241,560 (2004 - $57,728) from the Australian Taxation Office in respect of research and development expenditure for the year ended 30 June 2005.

                                                             2005         2004
                                                   NOTE        $            $
                                                   ----   ----------   ----------
15 STATEMENT OF CASH FLOWS
RECONCILIATION OF OPERATING PROFIT TO NET CASH
INFLOW FROM OPERATING ACTIVITIES
Operating profit/(loss) after income tax                      77,561      294,421
Depreciation expense                                          51,875       41,044
CHANGE IN OPERATING ASSETS AND LIABILITIES
(Increase)/Decrease in trade and other
   receivables                                              (221,079)     109,438
(Increase)/Decrease in prepayments                            23,184      (21,985)
Increase/(Decrease) in trade and other creditors              19,607       42,224
Increase/(Decrease) in borrowings                                 --      (44,948)
Increase/(Decrease) in provisions                            (95,000)     (75,871)
Increase/(Decrease) in unearned income                       (15,561)       2,887
Increase/(Decrease) in provision for income tax             (183,832)     326,402
                                                          ----------   ----------
Net cash flow from operating activities                     (343,245)     673,612
                                                         ==========   ==========



During the financial year the company acquired property, plant and equipment with a cost of $92,556, by means of finance leases, these acquisitions are not reflected in the Statement of Cash Flows.



16 CAPITAL AND LEASING COMMITMENTS
   Finance Lease Commitments Payable
   - not later than 1 year                                    33,588           --
   - later than 1 year but not later than 5 yrs               35,241           --
   - later than 5 years                                           --           --
                                                          ----------   ----------

   Minimum lease payments                                     68,829
   Less future finance charges                                (1,011)
                                                          ----------   ----------
   Total Lease Liability                              9       67,818           --
                                                          ==========   ==========
   Operating Leases Commitments Payable
   - no later than 1 year                                     66,938       63,548
   - later than 1 year but not later than 5 years             76,428      143,365
   - later than 5 years                                           --           --
                                                          ----------   ----------
   Total Lease Liability                                     143,365      206,914
                                                          ==========   ==========



                                                             2005         2004
                                                               $            $
                                                          ----------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES
Receipts from customers                                    2,617,382    2,899,384
Payments to suppliers and employees                       (3,024,948)  (2,621,208)
Interest Received                                              9,907       14,266
Interest Paid                                                 (3,314)      (2,960)
Income Tax Refund                                             57,728      384,130
                                                          ----------   ----------
NET CASH INFLOW FROM OPERATING ACTIVITIES            15     (343,245)     673,612
CASH FLOWS FROM INVESTING ACTIVITIES
Payments for property, plant and equipment                   (21,700)     (61,833)
Proceeds from sale of property, plant and
   equipment                                                      --           --
Payments for Web Development                                (226,572)     (54,391)
                                                          ----------   ----------
NET CASH OUTFLOW FROM INVESTING ACTIVITIES                  (248,272)    (116,224)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issue of Ordinary Shares                           400          538
Repayment of lease liabilities                               (25,428)          --
                                                          ----------   ----------
Net cash inflow/(outflow) from financing
   activities                                                (25,028)         538
Net increase/(decrease) in cash held                        (616,545)     557,926
Cash at the beginning of the financial year           2      659,991      102,065
                                                          ----------   ----------
CASH AT THE END OF THE FINANCIAL YEAR                 2       43,446       43,446
                                                          ==========   ==========

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2005



The following unaudited pro forma Statement of Operations has been derived from historical financial statements of Catuity, Inc, ("Catuity") and Loyalty Magic Pty. Ltd. ("Loyalty Magic"), adjusted to give pro forma effect to the acquisition of Loyalty Magic by Catuity (the "Transaction") as if the companies had been combined for the full year ended December 31, 2005. Catuity completed its acquisition of Loyalty Magic on September 1, 2005, has previously filed a Current Report on Form 8-K concerning such transaction on September 7, 2005, and filed an amended Current Report on Form 8-K/A on November 14, 2005.



The unaudited pro forma Statement of Operations for the year ended December 31, 2005 is presented for informational purposes only and does not purport to represent what our results would actually have been had the Transaction occurred at the beginning of 2005 or to project our results of operations for any future period or date.



The pro forma adjustments are based upon available information and various assumptions that we believe are reasonable. The pro forma adjustments are described in the accompanying notes. The acquisition of Loyalty Magic has been accounted for using the purchase method of accounting.



           CATUITY AND LOYALTY MAGIC              LOYALTY MAGIC
                   PRO FORMA                          IN USD        CATUITY                      COMBINED
            STATEMENT OF OPERATIONS               JAN.1 -- AUG.     IN USD        PRO-FORMA       IN USD
          YEAR ENDED DECEMBER 31, 2005               31, 2005        2005      ADJUSTMENT (1)      2005
          ----------------------------            -------------   ----------   --------------   ----------
Revenue:
Processing                                            112,076        510,826                       622,902
Service revenue                                     1,263,995        404,611                     1,668,606
License revenue                                        20,199         65,485                        85,684
                                                    ---------     ----------                    ----------
Total Revenue                                       1,396,270        980,922                     2,377,192
                                                    ---------     ----------                    ----------
Cost of Revenue and Other Operating Expenses:
Cost of Processing Revenue                            400,094        533,163                       933,257
Cost of Service revenue                               457,221        233,056                       690,277
Cost of License revenue                                     0         21,384                        21,384
Cost of Revenue Amortization of Intangibles                 0         49,886       144,429         194,315
Cost of Revenue Stock Based Comp                            0         19,770                        19,770
Research and Development                              218,751        728,108                       946,859
Research and Development Stock Based Comp                   0         23,571                        23,571
Sales and Marketing                                   134,827        592,498                       727,325
Sales and Marketing Stock Based Comp                        0         35,305                        35,305
Sales and Marketing Amortization of Intangibles             0         54,813       158,694         213,507
General & Administration                              612,066      1,685,152                     2,297,218
General & Administration Stock Based Comp                   0         77,050                        77,050
General & Administration Amortization of
   Intangibles                                              0         16,848        48,777          65,625
                                                    ---------     ----------      --------      ----------
Total Costs and Expenses                            1,822,959      4,070,604       351,900       6,245,463
Operating income/(loss)                              (426,689)    (3,089,682)     (351,900)     (3,868,271)
Interest Income                                         4,910        108,652             0         113,562
Income tax (expense)/benefit                           52,091              0             0          52,091
                                                    ---------     ----------      --------      ----------
Net Income/(Loss)                                    (369,688)    (2,981,030)     (351,900)     (3,702,618)
                                                    ---------     ----------      --------      ----------
Net loss per share-basic & diluted                        N/A         ($2.48)                       ($1.79)
Weighted average shares outstanding-basic &
   diluted                                                 NA      1,203,584                     2,069,039
                                                    ---------     ----------      --------      ----------



----------
1) Pro-forma adjustments represent amortization of intangibles in conjunction with the acquisition of Loyalty Magic.